ADECCO INTERNATIONAL FINANCIAL SERVICES B.V.

(incorporated with limited liability in The Netherlands)

€200,000,000 Floating Rate Guaranteed Notes due 2008

Issue price: 100 per cent.

and

€500,000,000 4.50 per cent. Guaranteed Notes due 2013

Issue price: 99.325 per cent.

unconditionally and irrevocably guaranteed by

ADECCO S.A.

(incorporated with limited liability in Switzerland)

The €200,000,000 Floating Rate Guaranteed Notes due 2008 (the Floating Rate Notes) and the €500,000,000 4.50 per cent. Guaranteed Notes due 2013 (the Fixed Rate Notes and, together with the Floating Rate Notes, the Notes) are eurobonds issued by Adecco International Financial Services B.V. (the Issuer).

The Issuer may, at its option, redeem all, but not some only, of the Notes at any time (in the case of the Fixed Rate Notes) or on any Interest Payment Date (in the case of the Floating Rate Notes) at par plus accrued interest in the event of certain tax changes as described under the Conditions of each of the Fixed Rate Notes and the Floating Rate Notes, as appropriate. The Noteholders shall have the option, in the event of a Change of Control (as defined in the Conditions of each of the Fixed Rate Notes and the Floating Rate Notes), to require the Issuer to redeem or purchase the relevant Note at its principal amount together with interest accrued, as described in the Conditions of each of the Fixed Rate Notes and the Floating Rate Notes. The Floating Rate Notes mature on the Interest Payment Date falling in April 2008 and the Fixed Rate Notes mature on 25 April 2013.

Interest on the Fixed Rate Notes will be payable annually in arrear on 25 April in each year, commencing on 25 April 2007.

Interest on the Floating Rate Notes will be payable in arrear on 25 July, 25 October, 25 January and 25 April of each year (each an Interest Payment Date). Interest on the Floating Rate Notes will accrue from and including 25 April 2006 to but excluding 25 April 2008 and will be at a rate of 0.23 per cent. per annum above the Euro-zone interbank offered rate for euro deposits for each Interest Period as further described, and except as mentioned, under the Conditions of the Floating Rate Notes.

An investment in the Notes involves certain risks. See Risk Factors on pages 5 to 11 of this Offering Circular for a discussion of these risks.

Application has been made to the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 (the UK Listing Authority) for the Notes to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc (the London Stock Exchange) for the Notes to be admitted to trading on the London Stock Exchange’s Gilt Edged and Fixed Interest Market. The London Stock Exchange’s Gilt Edged and Fixed Interest Market is a regulated market for the purposes of Directive 93/22/EEC (The Investment Services Directive).

The Guarantor’s most current credit rating from Moody’s Investors Service Limited (Moody’s) is Baa3 with positive outlook and from Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies Inc. (S&P) is BBB- with positive outlook. Both ratings are investment grade. The Notes are expected to be rated in line with the Guarantor’s senior unsecured long-term debt. A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating organisation.

The Floating Rate Notes and the Fixed Rate Notes will each initially be represented by a temporary global note (each a Temporary Global Note and, together, the Temporary Global Notes), without interest coupons, which will be deposited on or about 25 April 2006 (the Closing Date) with a common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System, (Euroclear) and Clearstream Banking, société anonyme (Clearstream, Luxembourg). Interests in each Temporary Global Note will be exchangeable for interests in a permanent global note representing the Floating Rate Notes or a permanent global note representing the Fixed Rate Notes, as applicable (each a Permanent Global Note and together, the Permanent Global Notes and, together with the Temporary Global Notes, the Global Notes), without interest coupons, on or after 5 June 2006 (the Exchange Date), upon certification as to non-U.S. beneficial ownership. Interests in each Permanent Global Note will be exchangeable for definitive Fixed Rate Notes or Floating Rate Notes in the denomination of €50,000, as the case may be, only in certain limited circumstances—see Summary of Provisions relating to the Notes while represented by the Global Notes.

Joint Lead Managers

Goldman Sachs International	Société Générale Corporate and Investment
Banking

UBS Investment Bank

Co-Lead Managers

BNP PARIBAS	CALYON Corporate and Investment Bank
Credit Suisse	Natexis Banques Populaires

The Royal Bank of Scotland

The date of this Offering Circular is 20 April 2006

This document, together with the documents incorporated by reference herein, comprises a prospectus for the purposes of Article 5 of Directive 2003/71/EC (the Prospectus Directive) and has been approved as such by the UK Listing Authority.

Each of the Issuer and Adecco S.A. (the Guarantor) accepts responsibility for the information contained in this Offering Circular. To the best of the knowledge of each of the Issuer and the Guarantor (each having taken all reasonable care to ensure that such is the case) the information contained in this Offering Circular is in accordance with the facts and does not omit anything likely to affect the import of such information.

No person has been authorised to give any information or to make any representation other than those contained in this document in connection with the offering of the Notes and, if given or made, such information or representations must not be relied upon as having been authorised by the Issuer, the Guarantor or the Managers (as defined under Subscription and Sale below). Neither the delivery of this document nor any sale made hereunder shall, under any circumstances, constitute a representation or create any implication that there has been no change in the affairs of the Issuer, the Guarantor or the Guarantor and its subsidiaries (the Group or the Company) since the date hereof. This document does not constitute an offer of, or an invitation by, or on behalf of, the Issuer, the Guarantor or the Managers to subscribe for, or purchase, any of the Notes. This document does not constitute an offer, and may not be used for the purpose of an offer to, or a solicitation by, anyone in any jurisdiction or in any circumstances in which such an offer or solicitation is not authorised or is unlawful.

The Managers and the Trustee have not separately verified the information contained herein. Accordingly, no representation, warranty or undertaking, express or implied, is made and no responsibility or liability is accepted by the Managers, the Trustee or any of them as to the accuracy or completeness of the information contained in this Offering Circular or any other information provided by the Issuer or the Guarantor in connection with the Notes or their distribution.

The Offering Circular is not intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by the Issuer, the Guarantor or the Managers that any recipient of this Offering Circular should purchase any of the Notes. Each investor contemplating purchasing Notes should make its own independent investigation of the financial condition and affairs, and its own appraisal of the creditworthiness, of the Issuer and/or the Guarantor.

The Notes have not been and will not be registered under the United States Securities Act of 1933, as amended, (the Securities Act) and are subject to U.S. tax law requirements. Subject to certain exceptions, the Notes may not be offered, sold or delivered within the United States or to U.S. persons. For a further description of certain restrictions on the offering and sale of the Notes and on distribution of this document, see Subscription and Sale below.

IN CONNECTION WITH EACH ISSUE OF NOTES, UBS LIMITED (THE STABILISING MANAGER) (OR PERSONS ACTING ON BEHALF OF THE STABILISING MANAGER) MAY OVER-ALLOT NOTES (PROVIDED THAT THE AGGREGATE PRINCIPAL AMOUNT OF RELEVANT NOTES ALLOTTED DOES NOT EXCEED 105 PER CENT. OF THE AGGREGATE PRINCIPAL AMOUNT OF SUCH NOTES) OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF SUCH NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILISING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILISING MANAGER) WILL UNDERTAKE STABILISATION ACTION. ANY STABILISATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE RELEVANT NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE CLOSING DATE AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE RELEVANT NOTES.

All references in this document to U.S. dollars, U.S.$ and $ refer to the currency of the United States of America, to CHF refer to Swiss Francs, to Euro and € refer to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community (signed in Rome on 25 March 1957), as amended.

RISK FACTORS

In making an investment decision, potential investors should carefully consider the merits and risks of an investment in the Notes. Each of the Issuer and the Guarantor believes that the following factors may affect its ability to fulfil its obligations under the Notes. Most of these factors are contingencies which may or may not occur and neither the Issuer nor the Guarantor is in a position to express a view on the likelihood of any such contingency occurring.

In addition, factors which are material for the purpose of assessing the market risks associated with the Notes are also described below.

Each of the Issuer and the Guarantor believes that the factors described below represent the principal risks inherent in investing in the Notes, but the inability of the Issuer or the Guarantor to pay interest, principal or other amounts on or in connection with the Notes may occur for other reasons and neither the Issuer nor the Guarantor represents that the statements below regarding the risks of holding the Notes are exhaustive. Prospective investors should also read the detailed information set out elsewhere in this Offering Circular and reach their own views prior to making any investment decision.

Factors that may affect the Issuer’s ability to fulfil its obligations under the Notes

The Issuer’s principal purpose is to provide funding, through the international capital markets, to the subsidiaries of the Guarantor outside of Switzerland. Therefore, the Issuer’s ability to fulfil its obligations under the Notes is entirely dependent on the performance of the Guarantor and its subsidiaries, as a result of which the risk factor analysis set out below is mostly meaningful for and focused on the Guarantor and its subsidiaries.

Factors that may affect the Guarantor’s ability to fulfil its obligations under the Guarantee

In an economic downturn, companies may use fewer temporary employees, which could materially adversely affect the Company.

Demand for personnel services is sensitive to changes in the level of economic activity. For example, when economic activity begins to increase, temporary employees are often added before full-time employees are hired. During expansions, there is also increased competition among temporary services firms for qualified temporary personnel. As economic activity slows, companies tend to reduce their use of temporary employees before undertaking layoffs of their regular employees, resulting in decreased demand for temporary personnel. A significant economic downturn, particularly in France or North America where the Company collectively derived 54% of its 2005 revenues, could have a material adverse effect on the Company’s results of operations, financial condition or liquidity.

The worldwide staffing services market is highly competitive with few barriers to entry, potentially limiting the Company’s ability to maintain or increase its market share or margins.

The worldwide staffing services market is highly fragmented and competitive with few barriers to entry. The Company competes on a local and national basis in markets throughout North America, Europe, Australia, Asia and Latin America with full-service and specialised temporary service agencies. Moreover, there is also some competition from internet-based sources. While the majority of the Company’s competitors are significantly smaller than the Company, several competitors have substantial marketing and financial resources. Price competition in the staffing industry is significant, for the provision of office clerical and light industrial personnel in particular, and pricing pressure from competitors and customers is increasing. The Company expects that the level of competition will remain high in the future, which could limit the Company’s ability to maintain or increase its market share or margins.

The Company’s success depends upon its ability to attract and retain qualified temporary personnel.

The Company depends upon its ability to attract and retain temporary personnel who possess the skills and experience necessary to meet the staffing requirements of its clients. The Company must continually evaluate and upgrade its base of available qualified personnel to keep pace with changing client needs and emerging technologies. Competition for individuals with proven professional skills or special industry know-how may be expected in periods of high demands for these individuals. There can be no assurance that qualified personnel will continue to be available to the Company in sufficient numbers and on terms of employment acceptable to the Company and its clients. The Company’s success will depend on its ability to recruit qualified temporary personnel and retain them.

If the Company loses its key personnel, its business may suffer.

The Company’s operations are dependent on the continued efforts of its executive officers and senior management. In addition, the Company is dependent on the performance and productivity of its local managers and field personnel. The Company’s ability to attract and retain business is significantly affected by local relationships and the quality of service rendered. The loss of those key executive officers and senior management who have acquired experience in operating a staffing service company on an international level may cause a significant disruption to the Company’s business. Moreover, the loss of the Company’s key local managers and field personnel may jeopardise existing customer relationships with businesses that continue to use the Company’s staffing services based upon past direct relationships with these local managers and field personnel. Either of these types of losses could adversely affect the Company’s operations, including its ability to establish and maintain customer relationships.

The Company may be exposed to employment-related claims and costs that could materially adversely affect its business.

The Company is in the business of employing people and placing them in the workplace of other businesses. Attendant risks of these activities include possible claims by customers or third parties of employee misconduct or negligence, claims by employees of discrimination or harassment (including claims relating to actions of the Company’s customers), claims related to the inadvertent employment of illegal aliens or unlicensed personnel, payment of workers’ compensation claims and other similar claims. These risks are especially prevalent in the United States where the legal systems favour class actions and claims for substantial damages. However, there can be no assurance that the Company will not experience these problems in the future, that the insurance will cover all claims that may be asserted against the Company or that the Company may not incur fines or other losses or negative publicity with respect to these problems that could have a material adverse effect on the Company’s business.

Litigation and regulatory investigations and audits to which the Company is currently, or may become, subject could materially adversely affect its business, financial condition, results of operations or cash flows.

In the ordinary course of business, the Company is involved in various legal actions and claims, including those related to social security charges, unemployment taxes, other payroll related charges and various employment related matters. In the U.S., the Company, like other companies, incurs costs for unemployment taxes based on taxable wages (which include the wages of its temporary staff) and tax rates notified by each state. Certain states have advised the Company that they are reviewing the unemployment tax rates applied by the Company as a result of certain past changes in structure in the U.S. As of the date of this document, the Company has not received any assessments from these states, but it anticipates that it will receive such assessments in due course. It is possible that other states will initiate similar reviews. As of 31 December 2005, the Company has reserved €9 million for potential assessments. Liability, if any, will depend on resolution of future assessments. The Company intends to evaluate and, as appropriate, contest any such assessment.

Also in the ordinary course of a global business, there are many transactions for which the ultimate tax outcome is uncertain. Many of these uncertainties arise as a consequence of intercompany transactions and arrangements as well as operation within multiple tax jurisdictions. At any given time, the Company is undergoing tax audits in several tax jurisdictions covering multiple years.

In November 2004, the French competition authority, Direction Générale de la Consommation de la Concurrence et de la Répression des Fraudes (DGCCRF), commenced an investigation concerning alleged anti-competitive practices in France by Adecco Travail Temporaire SASU, a French subsidiary of the Company.

Class action lawsuits in the U.S. against Adecco S.A. and certain of its current and former directors and officers were commenced following the Company’s January 2004 announcement that the release of its 2003 consolidated financial statements would be delayed. The lawsuits, which were consolidated, alleged violations of Sections 10(b) and 20(a) of the U.S. Securities Exchange Act of 1934 in connection with public disclosures made by the Company between March 2000 and January 2004 regarding its earnings and operating results. The U.S. District Court for the Southern District of California dismissed the plaintiffs’ amended consolidated complaint with prejudice on 29 March 2006. An appeal can be brought forward within 30 days of the entry of judgement.

There can be no assurance that the resolution of any of these matters or other litigation or investigations will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Government regulations may result in the prohibition or restriction of certain types of employment services or the imposition of additional licensing or tax requirements that may adversely affect the Company’s business and results of operations.

In many jurisdictions in which the Company operates, the temporary employment industry is heavily regulated. There can be no assurance that the countries in which the Company operates will not:

•	create additional regulations that prohibit or restrict types of employment services the Company currently provides;

•	require the Company to obtain additional licensing to provide staffing services; or

•	increase taxes payable by the providers of staffing services.

Future changes in regulations may make it more difficult or expensive for the Company to continue to provide its staffing services and may have an adverse effect on the Company’s financial condition, results of operations and liquidity.

The Company’s failure to comply with restrictive covenants under its credit facilities or debt could trigger default.

The Company’s failure to comply with restrictive covenants under its credit facilities or debt could result in a situation of default, that, if not cured, could lead the Company to be required to repay such borrowings before their due date. The need to refinance these borrowings on less favourable terms could adversely affect the Company’s results of operations and financial condition. The same applies for financing agreements that require the Company to maintain a certain credit rating.

Risks associated with the Company’s international operations, including currency fluctuations, may adversely affect the Company’s business or operating results.

The Company’s operations are conducted around the world. Operations in the Company’s markets are subject to risks inherent in international business activities, including, but not limited to:

•	foreign currency fluctuation;

•	varying economic and political conditions;

•	cultures and business practices in different regions;

•	overlapping of different tax structures;

•	accounting and reporting requirement compliance;

•	changing and, in some cases, complex or ambiguous laws and regulations; and

•	litigation claims and judgments.

The Company’s local operations are reported in the applicable foreign currencies and then translated into Euro at the applicable foreign currency exchange rates for inclusion in the Company’s consolidated financial statements. Exchange rates for currencies of these countries may fluctuate in relation to the Euro and these fluctuations may have an adverse effect on the Company’s operating results when foreign currencies are translated into Euro.

The Company’s acquisition strategy may have an adverse effect on the Company’s business.

The Company has a strategy of growing in part by acquisition and may make material acquisitions in the future. Acquisitions may involve significant risks, including but not limited to:

•	difficulties in the assimilation or integration of the operations, services and corporate culture of the acquired companies;

•	failure to achieve expected synergies and other benefits;

•	insufficient indemnification from the selling parties for legal liabilities incurred by the acquired companies prior to the acquisitions; and

•	diversion of management’s attention from other business concerns.

In addition, further acquisitions would likely result in the incurrence of debt, and contingent liabilities and an increase in interest expense and amortisation expense related to intangible assets, which could have a material adverse effect on the Company’s results of operations, financial condition or liquidity.

The Company’s major shareholders, which include the Company’s Chairman and CEO, could have a significant impact on decisions taken by a meeting of shareholders.

As of 31 December 2005, 42,804,180 shares representing 22.8% of the total Adecco S.A. registered share capital were held by a group consisting of Jacobs Holding AG (formerly KJ Jacobs AG), Zurich, Switzerland—which represents the Jacobs Group and whose own shares and participation certificates are held by Jacobs Foundation and by the association Jacobs Familienrat (both Zurich, Switzerland)—Jacobs Venture AG, Baar, Switzerland, Triventura AG, Baar, Switzerland, Klaus J. Jacobs, Renata I.

Jacobs, Lavinia Jacobs, Nicolas Jacobs, Philippe Jacobs, and Nathalie Jacobs (the Jacobs Group). The members of the Jacobs Group have entered into a voting trust agreement. In addition, the above mentioned Jacobs Group represented by Jacobs Holding AG is entitled and obliged, subject to certain conditions precedent, to acquire additional 12,000,000 shares representing 6.4% of the total Adecco S.A. shares issued at the date hereof by 30 June 2007. The direct and indirect ownership of a substantial percentage of the outstanding Adecco S.A. common shares by these shareholders provides them with significant voting power at a meeting of shareholders.

Factors which are material for the purpose of assessing the market risks associated with the Notes

The Notes may not be a suitable investment for all investors

Each potential investor in the Notes must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

(a)	have sufficient knowledge and experience to make a meaningful evaluation of the Notes, the merits and risks of investing in the Notes and the information contained in this Offering Circular;

(b)

have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the Notes and the impact the Notes will have on its overall investment portfolio;

(c)

have sufficient financial resources and liquidity to bear all of the risks of an investment in the Notes, including where the currency for principal or interest payments is different from the potential investor’s currency;

(d)	understand thoroughly the terms of the Notes and be familiar with the behaviour of EURIBOR and the financial markets; and

(e)

be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

Risks related to the Notes generally

Set out below is a brief description of certain risks relating to the Notes generally:

Modification, Waivers and Substitution

The conditions of the Notes contain provisions for calling meetings of the Holders to consider matters affecting their interests generally. These provisions permit defined majorities to bind all Holders including Holders who did not attend and vote at the relevant meeting and Holders who voted in a manner contrary to the majority.

The conditions of the Fixed Rate Notes and the Floating Rate Notes also provide that the Trustee may, without the consent of Noteholders, agree to (i) any modification of, or to the waiver of any breach of, the Conditions or the Trust Deeds, or determine, without any such consent from the Noteholders, that any Event of Default or Potential Event of Default shall not be treated as such, which is not, in the opinion of the Trustee, materially prejudicial to the interests of the Noteholders or (ii) any modification of the Conditions or the Trust Deeds which, in the opinion of the Trustee, is of a formal, minor or technical nature or to correct a manifest or proven error or to comply with mandatory provisions of law or (iii) the substitution at any time of any other non-Swiss Subsidiary of the Guarantor in the place of the Issuer as the principal debtor under the Trust Deed and the Notes and Coupons.

Investment Considerations Relating to Denominations

The Notes are issued in the denomination of €50,000. However, for so long as the relevant Notes are represented by a Global Note, and Euroclear and Clearstream, Luxembourg so permit, such Notes shall be tradeable in minimum nominal amounts of €50,000 and integral multiples of €1,000 thereafter. However, if definitive Notes are required to be issued they will only be printed and issued in denominations of €50,000. Accordingly, if definitive Notes are required to be issued, a Holder holding Notes having a nominal amount which cannot be represented by a definitive Note in the denomination of €50,000 will not be able to receive a definitive Note in respect of such Notes and will not be able to receive interest or principal in respect of such Note unless and until such time as his holding becomes an integral multiple of €50,000.

EU Savings Directive

Under EC Council Directive 2003/48/EC on the taxation of savings income, Member States are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories including Switzerland have agreed to adopt similar measures (a withholding system in the case of Switzerland) with effect from the same date.

If a payment were to be made or collected through a Member State which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither the Issuer, the Guarantor nor any Paying Agent nor any other person would be obliged to pay additional amounts with respect to any Note as a result of the imposition of such withholding tax. If a withholding tax is imposed on payment made by a Paying Agent, the Issuer will be required to maintain a Paying Agent in a Member State that will not be obliged to withhold or deduct tax pursuant to the Directive.

Change of law

The conditions of the Notes are based on English law in effect as at the date of this Offering Circular. No assurance can be given as to the impact of any possible judicial decision or change to English law or administrative practice after the date of this Offering Circular.

Risks related to the market generally

Set out below is a brief description of the principal market risks, including liquidity risk, exchange rate risk, interest rate risk and credit risk:

The secondary market generally

The Notes will not have an established trading market when issued, and one may never develop. If a market does develop, it may not be very liquid. Therefore, investors may not be able to sell their Notes easily or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Illiquidity may have a severely adverse effect on the market value of Notes.

Exchange rate risks and exchange controls

The Issuer will pay principal and interest on the Notes in euro. This presents certain risks relating to currency conversions if an investor’s financial activities are denominated principally in a currency or currency unit (the Investor’s Currency) other than euro. These include the risk that exchange rates may significantly change (including changes due to devaluation of euro or revaluation of the Investor’s Currency) and the risk that authorities with jurisdiction over the Investor’s Currency may impose or modify exchange controls. An appreciation in the value of the Investor’s Currency relative to euro would decrease (i) the Investor’s Currency-equivalent yield on the Notes, (ii) the Investor’s Currency-equivalent value of the principal payable on the Notes and (iii) the Investor’s Currency-equivalent market value of the Notes.

Government and monetary authorities may impose (as some have done in the past) exchange controls that could adversely affect an applicable exchange rate. As a result, investors may receive less interest or principal than expected, or no interest or principal.

Interest rate risks

Investment in the Fixed Rate Notes involves the risk that subsequent changes in market interest rates may adversely affect the value of the Notes.

Credit ratings may not reflect all risks

The Guarantor’s most current credit rating from Moody’s is Baa3 with positive outlook and from S&P is BBB- with positive outlook. Both ratings are investment grade. The Notes are expected to be rated in line with the Guarantor’s senior unsecured long-term debt. The ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed above, and other factors that may affect the value of the Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

Legal investment considerations may restrict certain investments

The investment activities of certain investors are subject to legal investment and regulations, or review or regulation by certain authorities. Each potential investor should consult its legal advisers to determine whether and to what extent (i) the Notes are legal investments for it, (ii) the Notes can be used as collateral for various types of borrowing and (iii) other restrictions apply to its purchase or pledge of the Notes. Financial institutions should consult their legal advisers or the appropriate regulators to determine the appropriate treatment of the Notes under any applicable risk-based capital or similar rules.

DOCUMENTS INCORPORATED BY REFERENCE

The annual reports of the Guarantor for the financial years ended 2 January 2005 and 31 December 2005 shall be incorporated in, and form part of, this Offering Circular.

All documents incorporated by reference shall be available without charge during usual business hours from the registered office of the Issuer and from the specified offices of the Paying Agent for the time being in London. This Offering Circular and the documents incorporated by reference shall also be published on the website of the London Stock Exchange.

TERMS AND CONDITIONS OF THE FLOATING RATE NOTES

The following Terms and Conditions (subject to completion and amendment and save for this paragraph) will be endorsed on the Floating Rate Notes in definitive form, if issued:

The issue of the €200,000,000 Floating Rate Notes due 2008 (the Notes, which expression shall, unless the context otherwise requires, include any further notes issued pursuant to Condition 15 and forming a single series with the Notes) of Adecco International Financial Services B.V. (the Issuer) was authorised by a resolution of the managing board of the Issuer passed on 28 March 2006. The giving of the guarantee in respect of the Notes (the Guarantee) and other covenants by Adecco S.A. (the Guarantor) was authorised by a resolution of the Board of Directors of the Guarantor passed on 22 March 2006. The Notes are constituted by a trust deed (the Trust Deed) dated 25 April 2006 and made between the Issuer, the Guarantor and J.P. Morgan Corporate Trustee Services Limited (the Trustee, which expression shall, unless the context otherwise requires, include all other persons or companies acting as trustee or trustees thereof) as trustee for the holders of the Notes (the Noteholders) and the holders of the interest coupons appertaining to the Notes (the Couponholders and the Coupons respectively). The Issuer has entered into a paying agency agreement (the Agency Agreement) also dated 25 April 2006 with the Trustee, the Guarantor, the Agent Bank (as defined below), JPMorgan Chase Bank, N.A. as principal paying agent and the other paying agent named therein. The principal paying agent and the paying agents for the time being are referred to below as the Principal Paying Agent and the Paying Agents (which expression shall, unless the context otherwise requires, include the Principal Paying Agent), respectively. The statements in these Terms and Conditions of the Notes (the Conditions) include summaries of, and are subject to, the detailed provisions of the Trust Deed. Copies of the Trust Deed and the Agency Agreement are available for inspection by any interested person during usual business hours at the principal London office of the Trustee, being at the date hereof at J.P. Morgan Corporate Trustee Services Limited, Trinity Tower, 9 Thomas More Street, London E1W 1YT, and at the specified offices of the Paying Agents. The Noteholders and Couponholders are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Trust Deed and are deemed to have notice of those provisions applicable to them of the Agency Agreement.

1.	Status of the Notes

The Notes and the Coupons constitute direct, unconditional, unsubordinated and (subject to the provisions of Condition 3) unsecured obligations of the Issuer and (subject as aforesaid) rank and will rank pari passu, without any preference among themselves, with all other outstanding unsubordinated and unsecured obligations of the Issuer, present and future, save for such obligations as may be preferred by mandatory provisions of applicable law.

2.	Form, Denomination and Title

(a)	Form and Denomination

The Notes are in bearer form, serially numbered, in the denomination of €50,000 each with Coupons attached on issue.

(b)	Title

Title to the Notes and to the Coupons passes by delivery. The holder of any Note and the holder of any Coupon will (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest in, or any writing on, or the theft or loss of, the Note or Coupon) and no person will be liable for so treating the holder.

3.	Negative Pledge

So long as any Note remains outstanding (as defined in the Trust Deed), neither the Issuer nor the Guarantor will, and the Guarantor will procure that no other Subsidiary (as defined in the Trust Deed) of the Guarantor will, create or have outstanding any mortgage, charge, pledge, lien or other form of encumbrance or security interest upon the whole or any part of its undertaking, property, assets or revenues, present or future (including any uncalled capital), to secure any Relevant Debt of itself or another (or to secure any guarantee or indemnity in respect of any Relevant Debt of itself or another) unless, at the same time or prior thereto, the Issuer’s or, as the case may be, the Guarantor’s obligations under the Notes (in the case of the Issuer), the Guarantee (in the case of the Guarantor) and the Trust Deed (in both cases) (a) are secured equally and rateably therewith by such encumbrance or security interest to the satisfaction of the Trustee, or (b) have the benefit of such other security, guarantee, indemnity or other arrangement as the Trustee in its absolute discretion shall deem to be not materially less beneficial to the Noteholders or as shall be approved by an Extraordinary Resolution (as defined in the Trust Deed) of the Noteholders.

For the purposes of this Condition, Relevant Debt means any present or future indebtedness in the form of, or represented or evidenced by, notes, bonds, debentures or other securities which in connection with their initial distribution are or are intended to be quoted, listed or traded on any stock exchange, over-the-counter or other securities market.

4.	Interest

(a)	Interest Payment Dates

The Notes bear interest from and including 25 April 2006 (the Interest Commencement Date), and interest will be payable on 25 July, 25 October, 25 January and 25 April in each year (each an Interest Payment Date). The first Interest Payment Date will be 25 July 2006. If any Interest Payment Date would otherwise fall on a day which is not a Business Day (as defined below) it shall be postponed to the next day which is a Business Day unless it would then fall into the next calendar month in which event the Interest Payment Date shall be brought forward to the immediately preceding Business Day. The period from and including the Interest Commencement Date to but excluding the first Interest Payment Date and each successive period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date is called an Interest Period.

(b)	Interest Accrual

Each Note will cease to bear interest from and including the due date for its redemption unless, upon due presentation, payment of the principal is improperly withheld or refused or unless default is otherwise made in respect of the payment in which event interest will continue to accrue as provided in the Trust Deed.

(c)	Rate of Interest

The rate of interest payable from time to time in respect of the Notes (the Rate of Interest) will be determined on the basis of the following provisions:

(i)

On each Interest Determination Date (as defined below) JPMorgan Chase Bank, N.A. or its duly appointed successor (in such capacity, the Agent Bank) will determine the Screen Rate (as defined below) at approximately 11.00 a.m. (Brussels time) on that Interest Determination Date. If the Screen Rate is unavailable, the Agent Bank will request the principal Euro-zone (as defined below) office of each of the Reference Banks (as defined below) to provide the

Agent Bank with the rate at which deposits in euro are offered by it to prime banks in the Euro-zone interbank market for three months at approximately 11.00 a.m. (Brussels time) on the Interest Determination Date in question and for a Representative Amount (as defined below).

(ii)

The Rate of Interest for the Interest Period shall, subject as provided below, be the Screen Rate plus the Margin (as defined below) or, if the Screen Rate is unavailable, and at least two of the Reference Banks provide such rates, the arithmetic mean (rounded if necessary to the fifth decimal place, with 0.000005 being rounded upwards) as established by the Agent Bank of such rates, plus the Margin.

(iii)

If fewer than two rates are provided as requested, the Rate of Interest for that Interest Period will be the arithmetic mean of the rates quoted by at least two major banks in the Euro-zone, selected by the Agent Bank, at approximately 11.00 a.m. (Brussels time) on the Interest Determination Date in question for loans in euro to leading European banks for a period of three months commencing on the first day of such Interest Period and for a Representative Amount, plus the Margin. If the Rate of Interest cannot be determined in accordance with the above provisions, the Rate of Interest shall be determined as at the last preceding Interest Determination Date.

(iv)	The Margin (the Margin) in relation to the Notes is 0.23 per cent. per annum.

(v)	In these Conditions (except where otherwise defined), the expression:

(A)

Business Day means a day which is both a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in London and a TARGET Settlement Day;

(B)

Euro-zone means the region comprised of the member states of the European Union that have adopted the single currency in accordance with the Treaty establishing the European Community (signed in Rome on 25 March 1957);

(C)	Interest Determination Date means the second TARGET Settlement Day before the commencement of the Interest Period for which the rate will apply;

(D)

Reference Banks means the principal Euro-zone office of each of five major banks engaged in the Euro-zone interbank market selected by the Agent Bank provided that, once a Reference Bank has been selected by the Agent Bank, that Reference Bank shall not be changed unless and until it ceases to be capable of acting as such;

(E)

Representative Amount means an amount, in relation to any quotation of a rate for which a Representative Amount is relevant, that is representative for a single transaction in the relevant market at the relevant time;

(F)	Screen Rate means the rate for three month deposits in euro which appears on the Moneyline Telerate, page 248 (or such replacement page on that service which displays the information); and

(G)	TARGET Settlement Day means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

(d)	Determination of Rate of Interest and Interest Amount

The Agent Bank shall, as soon as practicable after 11.00 a.m. (Brussels time) on each Interest Determination Date, but in no event later than the third Business Day thereafter, determine the euro amount payable in respect of interest on the principal amount of each Note (the Interest Amount) for the relevant Interest Period. The Interest Amount shall be determined by applying the Rate of Interest to the principal amount of a Note, multiplying the product by the actual number of days in the Interest Period concerned divided by 360 and rounding the resultant figure to the nearest cent (half a cent being rounded upwards). The determination of the Rate of Interest and Interest Amount by the Agent Bank shall (in the absence of manifest error) be final and binding upon all parties.

(e)	Publication of Rate of Interest and Interest Amount

The Agent Bank shall cause the Rate of Interest and the Interest Amount for each Interest Period and the relative Interest Payment Date to be notified to the Issuer, the Guarantor, the Trustee and to any stock exchange or other relevant authority on which the Notes are at the relevant time listed (by no later than the first day of each Interest Period) and to be published in accordance with Condition 14 as soon as possible after their determination, and in no event later than the second Business Day thereafter. The Interest Amount and Interest Payment Date may subsequently be amended (or appropriate alternative arrangements made by way of adjustment) without notice in the event of an extension or shortening of the Interest Period. If the Notes become due and payable under Condition 9 the accrued interest and the Rate of Interest payable in respect of the Notes shall nevertheless continue to be calculated as previously by the Agent Bank in accordance with this Condition but no publication of the Rate of Interest or the Interest Amount so calculated need be made.

(f)	Determination by the Trustee

The Trustee shall, if the Agent Bank defaults at any time in its obligation to determine the Rate of Interest and Interest Amount in accordance with the above provisions, determine the Rate of Interest and Interest Amount, the former at such rate as, in its absolute discretion (having such regard as it shall think fit to the procedure described above), it shall deem fair and reasonable in all the circumstances and the latter in the manner provided in paragraph (d) and the determinations shall be deemed to be determinations by the Agent Bank.

(g)	Notifications, etc. to be Final

All notifications, opinions, determinations, certificates, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions of this Condition, whether by the Reference Banks (or any of them), the Agent Bank or the Trustee, will (in the absence of wilful default, bad faith or manifest error) be binding on the Issuer, the Guarantor, the Trustee, the Agents and all Noteholders and (in the absence as referred to above) no liability to the Issuer, the Guarantor or the Noteholders shall attach to the Reference Banks (or any of them), the Agent Bank, or, if applicable, the Trustee in connection with the exercise or non-exercise by it of its powers, duties and discretions under this Condition.

(h)	Agent Bank

The Issuer shall procure that, so long as any of the Notes remains outstanding, there is at all times an Agent Bank for the purposes of the Notes and the Issuer may, subject to the prior written approval of the Trustee, terminate the appointment of the Agent Bank. In the event of the appointed office of any bank being unable or unwilling to continue to act as the Agent Bank or failing duly to determine the Rate of Interest and the Interest Amount for any Interest Period, the Issuer shall, subject to the prior written approval of the Trustee, appoint the Euro-zone office of another major bank engaged in the Euro-zone interbank market to act in its place. The Agent Bank may not resign its duties or be removed without a successor having been appointed.

5.	Guarantee and Status of the Guarantee

The Guarantor has unconditionally and irrevocably guaranteed by means of the Guarantee contained in the Trust Deed the payment of principal and interest in respect of the Notes (together with any additional amounts payable under Condition 6 and all other monies payable under the Trust Deed). The obligations of the Guarantor under the Guarantee constitute direct, unconditional, unsubordinated and (subject to the provisions of Condition 3) unsecured obligations of the Guarantor and (subject as aforesaid) rank and will rank pari passu with all other outstanding unsubordinated and unsecured obligations of the Guarantor, present and future, save for such obligations as may be preferred by mandatory provisions of applicable law. The obligations of the Guarantor under the Guarantee shall be unconditional, irrespective of the validity, regularity or enforceability of any Note or any Coupon, the absence of any action to enforce the same, the recovery of any judgment against the Issuer or any action to enforce the same or any other circumstance which might otherwise constitute a discharge or defence of a guarantor, including any limitation on the right of any Noteholder to receive payment in respect of the Note or Coupon from the Issuer. No Noteholder or Couponholder will be entitled to proceed directly against the Guarantor unless the Trustee, having become bound to do so, fails to do so within a reasonable period and such failure shall be continuing.

6.	Taxation

(a)	Payment without Withholding

All payments in respect of the Notes and the Coupons by or on behalf of the Issuer or the Guarantor shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (Taxes) imposed or levied by or on behalf of any of the Relevant Jurisdictions (as defined below), unless the withholding or deduction of the Taxes is required by law. In that event, the Issuer or, as the case may be, the Guarantor will pay such additional amounts as may be necessary in order that the net amounts received by the Noteholders and Couponholders after the withholding or deduction shall equal the respective amounts which would have been receivable in respect of the Notes or, as the case may be, Coupons in the absence of the withholding or deduction; except that no additional amounts shall be payable in relation to any payment in respect of any Note or Coupon:

(i)

to, or to a third party on behalf of, a holder who is liable to the Taxes in respect of the Note or Coupon by reason of his having some connection with The Netherlands (in the case of payments by the Issuer) or Switzerland (in the case of payments by the Guarantor) other than the mere holding of the Note or Coupon; or

(ii)

presented for payment more than 30 days after the Relevant Date except to the extent that a holder would have been entitled to additional amounts on presenting the same for payment on the last day of the period of 30 days assuming, whether or not such is in fact the case, that day to have been a Presentation Date (as defined in Condition 7(e)); or

(iii)

where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(iv)

presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note or Coupon to another Paying Agent in a Member State of the European Union.

(b)	Interpretation

In these Conditions:

(i)

Relevant Date means the date on which the payment first becomes due but, if the full amount of the money payable has not been received by the Principal Paying Agent or the Trustee on or before the due date, it means the date on which, the full amount of the money having been so received, notice to that effect shall have been duly given to the Noteholders by the Issuer in accordance with Condition 14; and

(ii)

Relevant Jurisdiction means The Netherlands or any political subdivision or any authority thereof or therein having power to tax (in the case of payments by the Issuer) or Switzerland or any political subdivision or any authority thereof or therein having power to tax (in the case of payments by the Guarantor) or in either case any other jurisdiction or any political subdivision or any authority thereof or therein having power to tax to which the Issuer or the Guarantor, as the case may be, becomes subject in respect of payments made by it of principal and interest on the Notes and Coupons.

(c)	Additional Amounts

Any reference in these Conditions to any amounts in respect of the Notes or the Coupons shall be deemed also to refer to any additional amounts which may be payable under this Condition or under any undertakings given in addition to, or in substitution for, this Condition pursuant to the Trust Deed and any references in these Conditions to principal in respect of the Notes shall be deemed to include any purchase price payable pursuant to Condition 8(c).

7.	Payments

(a)	Principal and Interest

Payment of principal and interest in respect of each Note will be made against presentation and surrender (or, in the case of part payment only, endorsement) of the Note, except that payments of interest due on an Interest Payment Date will be made against presentation and surrender (or, in the case of part payment only, endorsement) of the relevant Coupons, in each case at the specified office outside the United States of any of the Paying Agents.

(b)	Payments

Payments will be made at the specified office outside the United States of any Paying Agent, at the option of the holder, by credit or transfer to a euro account (or any other account to which euro may be credited or transferred) specified by the payee or by a euro cheque.

(c)	Payments subject to Fiscal Laws

All payments are subject in all cases to any applicable fiscal or other laws and regulations, but without prejudice to the provisions of Condition 6. No commissions or expenses shall be charged to the Noteholders or the Couponholders in respect of such payments.

(d)	Missing Unmatured Coupons

Each Note should be presented for redemption together with all relative unmatured Coupons. Upon the date on which any Note becomes due and repayable, all unmatured Coupons appertaining to the Note (whether or not attached) shall become void and no payment shall be made in respect of such Coupons.

(e)	Payment on a Presentation Date

A holder shall be entitled to present a Note or Coupon for payment only on a Presentation Date and shall not, except as provided in Condition 4, be entitled to any further interest or other payment if a Presentation Date is after the due date.

Presentation Date means a day which (subject to Condition 10):

(a)	is or falls after the relevant due date;

(b)	is a Business Day in the place of the specified office of the Paying Agent at which the Note or Coupon is presented for payment; and

(c)	is a TARGET Settlement Day.

For the purposes of this Condition 7(e):

Business Day means, in relation to any place, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in that place.

8.	Redemption, Purchase and Cancellation

(a)	Maturity

Unless previously redeemed or purchased and in each case cancelled as provided below, each Note will be redeemed at its principal amount on the interest payment date falling in April 2008 (the Maturity Date).

(b)	Redemption for Taxation Reasons

If the Issuer satisfies the Trustee immediately before the giving of the notice referred to below that (a) as a result of any change in, or amendment to, the laws or regulations of a Relevant Jurisdiction, or any change in the application or official interpretation of the laws or regulations of a Relevant Jurisdiction, which change or amendment becomes effective after 20 April 2006, either (i) the Issuer has or will become required to pay additional amounts as provided or referred to in Condition 6 or (ii) the Guarantor has or will become unable for reasons outside its control to procure payment by the Issuer and in making payment itself has or will become required to pay such additional amounts, and (b) the requirement cannot be avoided by the Issuer or, as the case may be, the Guarantor taking reasonable measures available to it, the Issuer may at its option, having given not less than 30 nor more than 60 days’ notice to the Noteholders in accordance with Condition 14 (which notice shall be irrevocable), redeem all the Notes, but not some only, on the next Interest Payment Date at their principal amount. Prior to the publication of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Trustee a certificate signed by one managing director of the Issuer or, as the case may be, the Guarantor stating that the requirement referred to in (a) above cannot be avoided by the Issuer or, as the case may be, the Guarantor taking reasonable measures available to it and the Trustee shall be entitled to accept the certificate as sufficient evidence of the satisfaction of the conditions precedent set out above, in which event it shall be conclusive and binding on the Noteholders and the Couponholders.

(c)	Noteholder Put

If a Put Event (as defined below) occurs, each Noteholder shall have the option (unless, prior to the giving of the Put Event Notice (as defined below), the Issuer shall have given notice under Condition 8(b)) to require the Issuer to redeem or, at the Issuer’s option, purchase (or procure the purchase of) any of its Notes at their principal amount together with interest accrued to but excluding the Put Date (as defined below). Such option (the Put Option) shall operate as set out below.

If a Put Event occurs then, within 21 days of the end of the Change of Control Period referred to in paragraphs (ii)(A), (ii)(B) or (ii)(C) of the definition of “Put Event” below, the Issuer shall, and upon the Trustee becoming so aware (the Issuer having failed to do so) the Trustee may, and, if so requested by the holders of at least one-quarter in principal amount of the Notes then outstanding, shall, give notice (a Put Event Notice) to the Noteholders in accordance with Condition 14 specifying the nature of the Put Event and the procedure for exercising the Put Option.

To exercise the Put Option, if the relevant Notes are held outside Euroclear and Clearstream, Luxembourg, the Noteholder must deliver such Notes, at the specified office of any Paying Agent at any time during normal business hours of such Paying Agent falling within the period (the Put Period) of 30 days after a Put Event Notice is given, accompanied by a duly signed and completed notice of exercise in the form (for the time being current) obtainable from the specified office of any Paying Agent (a Put Notice) and in which the holder must specify a bank account (or, if payment is required to be made by cheque, an address) to which payment is to be made under this Condition 8(c). The Paying Agent to which the relevant Notes and Put Notice are delivered shall issue to the Noteholder concerned a non-transferable receipt in respect of the relevant Notes so delivered. The Issuer shall at its option redeem or purchase (or procure the purchase of) the relevant Notes on the date (the Put Date) seven days after the expiration of the Put Period unless previously redeemed or purchased and cancelled. Payment in respect of any Note so delivered will be made on the Put Date if the holder duly specifies a bank account in the Put Notice to which payment is to be made, by transfer for value on the Put Date to that bank account (or if an address is specified for payment by cheque, by cheque sent by first class post to such specified address) and, in every other case, on or after the Put Date against presentation and surrender of the receipt referred to above at the specified office of any Paying Agent. A Put Notice, once given, shall be irrevocable.

If the relevant Notes are held through Euroclear or Clearstream, Luxembourg, to exercise the Put Option the Noteholder must, within the Put Period, give notice to the Principal Paying Agent of such exercise in accordance with the standard procedures of Euroclear and Clearstream, Luxembourg (which may include notice being given on such Noteholder’s instruction by Euroclear and Clearstream, Luxembourg or any common depositary for them to the Principal Paying Agent by electronic means) in a form acceptable to Euroclear and Clearstream, Luxembourg from time to time.

A Put Event will be deemed to occur if:

(i)

an offer to acquire share capital of the Guarantor (Shares), whether expressed as a legal offer, an invitation to treat, a scheme with regard to such acquisition or in any other way, is made in circumstances where such offer is available to all holders of Shares or all holders of Shares other than any holder of Shares who is the person making such offer (or any associate of such person) or who is excluded from the offer by reason of being connected with one or more specific jurisdictions and, such offer having become or been declared unconditional in all respects, the Guarantor becomes aware that the right to cast more than 50 per cent. of the votes which may ordinarily be cast on a poll at a general meeting of holders of Shares has or will become unconditionally vested in the offeror and/or its associate(s) (the Relevant Person) or an event occurs which has a like or similar effect (such event being a Change of Control) provided that a Change of Control shall be deemed not to have occurred if all or substantially all of the shareholders of the Relevant Person are, or immediately prior to the event which would otherwise have constituted a Change of Control were, the shareholders of the Guarantor with the same pro rata interests in the share capital of the Relevant Person as such shareholders have, or as the case may be, had, in the share capital of the Guarantor. For the purposes of this Clause 8(c)(i) only, “shareholders” will be deemed to mean any shareholders along with any Connected Person, where “Connected Person” has the meaning given in s346 Companies Act 1985; and

(ii)

on the date (the Relevant Announcement Date) that is the earlier of (x) the date of the first public announcement of the relevant Change of Control; and (y) the date of the earliest Relevant Potential Change of Control Announcement (if any), the Notes carry from any of Fitch Ratings Ltd (Fitch), Moody’s Investors Service Limited (Moody’s) or Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (S&P) or any of their respective successors or any other rating agency (each a Substitute Rating Agency) of international standing, specified by the Issuer and agreed in writing by the Trustee (each, a rating agency):

(A)

an investment grade credit rating (Baa3/BBB-, or equivalent, or better), and such rating from any rating agency is within the Change of Control Period either downgraded to a non-investment grade credit rating (Ba1/BB+, or equivalent, or worse) or withdrawn and is not within the Change of Control Period subsequently (in the case of a downgrade) upgraded or (in the case of a withdrawal) reinstated to an investment grade credit rating by such rating agency; or

(B)

a non-investment grade credit rating (Ba1/BB+, or equivalent, or worse), and such rating from any rating agency is within the Change of Control Period downgraded by one or more notches (for illustration, Ba1/BB+ to Ba2/BB being one notch) or withdrawn and is not within the Change of Control Period subsequently (in the case of a downgrade) upgraded or (in the case of a withdrawal) reinstated to its earlier credit rating or better by such rating agency; or

(C)	no credit rating, and no rating agency assigns within the Change of Control Period an investment grade credit rating to the Notes,

provided that if on the Relevant Announcement Date the Notes carry a credit rating from more than one rating agency, at least one of which is investment grade, then sub-paragraph (A) will apply; and

(iii)

in making the relevant decision(s) referred to above, the relevant rating agency announces publicly or confirms (having been requested in writing by the Issuer or the Guarantor or the Trustee) in writing to the Issuer, the Guarantor or the Trustee that such decision(s) resulted, in whole or in part, from the occurrence of the Change of Control.

If the rating designations employed by any of Fitch, Moody’s or S&P are changed from those which are described in paragraph (ii) of the definition of “Put Event” above, or if a rating is procured from a Substitute Rating Agency, the Issuer shall determine, with the agreement of the Trustee (not to be unreasonably withheld or delayed), the rating designations of Fitch, Moody’s or S&P or such Substitute Rating Agency (as appropriate) as are most equivalent to the prior rating designations of Fitch, Moody’s or S&P and this Condition 8(c) shall be read accordingly.

For the purposes of this Condition 8(c):

Change of Control Period means the period commencing on the Relevant Announcement Date and ending 90 days after the Change of Control (or such longer period for which the Notes are under consideration (such consideration having been announced publicly within the period ending 90 days after the Change of Control) for rating review or, as the case may be, rating by a rating agency, such period not to exceed 60 days after the public announcement of such consideration); and

Relevant Potential Change of Control Announcement means any public announcement or statement by the Guarantor, any actual or potential bidder or any advisor thereto relating to any potential Change of Control where within 180 days following the date of such announcement or statement, a Change of Control occurs.

(d)	Purchases

The Issuer, the Guarantor or any of the Guarantor’s other Subsidiaries may at any time and from time to time purchase Notes (provided that, if they are to be cancelled, all unmatured Coupons appertaining to the Notes are purchased with the Notes) at any price in the open market or otherwise. Any Notes so purchased may be held, reissued, sold or cancelled.

(e)	Cancellation

All Notes which are redeemed or purchased for cancellation by the Issuer, the Guarantor or any of the Guarantor’s other Subsidiaries, will forthwith be cancelled, together with all relative unmatured Coupons attached to the Notes or surrendered with the Notes. All Notes and Coupons cancelled will be forwarded to or to the order of the Principal Paying Agent and such Notes and Coupons may not be reissued or resold.

(f)	Notices final

Upon the expiry of any notice as is referred to in paragraph (b) above, the Issuer shall be bound to redeem the Notes in accordance with the terms of such paragraph.

9.	Events of Default

The Trustee at its discretion may, and if so requested in writing by the holders of not less than 25 per cent. in principal amount of the Notes then outstanding or if so directed by an Extraordinary Resolution of the Noteholders shall, (subject to its rights under the Trust Deed to be indemnified and/or secured to its satisfaction) give notice (the default notice) in writing to the Issuer and the Guarantor that the Notes are immediately due and repayable if any of the following events shall have occurred and be continuing:

(a)	there is a failure by the Issuer and the Guarantor to pay the principal of or any interest on any of the Notes when due and such failure continues for a period of 10 days; or

(b)

a default is made by the Issuer or the Guarantor in the performance or observance of any covenant, condition or provision contained in the Trust Deed or in the Notes and on its part to be performed or observed (other than the covenant to pay principal or interest in respect of any of the Notes) and (except where the Trustee certifies in writing that, in its opinion, such default is not capable of remedy, when no such notice or continuation as is mentioned below shall be required) such default continues for the period of 30 days next following the service by the Trustee on the Issuer or the Guarantor, as the case may be, of notice requiring such default to be remedied; or

(c)

any other present or future indebtedness of the Issuer or the Guarantor or of any other Subsidiary of the Guarantor for or in respect of moneys borrowed or raised is not paid when due or, as the case may be, within any applicable grace period, or becomes due and payable prior to its stated maturity as a result of an event of default (howsoever described), or any security in respect of any such indebtedness becomes enforceable or any guarantee of, or indemnity in respect of, any such indebtedness given by the Issuer or the Guarantor or any other Subsidiary of the Guarantor is not honoured when due and called upon, provided that no such event shall be taken into account for the purposes of this paragraph (c) unless the relative indebtedness, either alone or when aggregated with other indebtedness relative to all, if any, other such events which shall have occurred and are continuing shall at any time have an outstanding nominal value of at least €20,000,000 or its equivalent in any other currency or currencies or, if greater, an amount equal to two per cent. of the consolidated shareholders’ equity of the Guarantor as set out in the most recently published audited consolidated annual accounts of the Guarantor; or

(d)

an encumbrancer or a receiver or a person with similar functions takes possession of the whole or any substantial part of the assets or undertaking of the Issuer or the Guarantor or any Subsidiary of the Guarantor; or

(e)

a distress, execution or other process is levied or enforced upon or sued out against a substantial part of the property, assets or revenues of the Issuer or the Guarantor or any Subsidiary of the Guarantor and is not paid, discharged, removed or stayed within 30 days; or

(f)

the Guarantor transfers or disposes of all or substantially all of its business or assets except for the purposes of or pursuant to and followed by a consolidation, amalgamation, merger or reconstruction the terms of which shall have previously been approved in writing by the Trustee or by an Extraordinary Resolution of the Noteholders; or

(g)

the Issuer or the Guarantor or any Subsidiary of the Guarantor is insolvent or bankrupt or unable to pay its debts as and when they fall due or the Issuer or the Guarantor or any Subsidiary of the Guarantor initiates or consents to proceedings relating to itself under any applicable bankruptcy, composition, postponement of bankruptcy, administration or insolvency law or makes a general assignment for the benefit of, or enters into any composition with, its creditors; or

(h)

an order is made or an effective resolution is passed for the winding-up or dissolution of the Issuer or the Guarantor or any Subsidiary of the Guarantor or the Issuer or the Guarantor or any Subsidiary of the Guarantor ceases or threatens to cease to carry on all or substantially all of its business or operations except (A) in the case of a winding-up or dissolution where the terms of such winding-up or dissolution have previously been approved in writing by the Trustee or by an Extraordinary Resolution of the Noteholders or (B) in the case of a winding-up or dissolution (if any) pursuant to a substitution under Condition 12 or (C) for the purposes of or pursuant to and followed by a consolidation, amalgamation, merger or reconstruction the terms of which shall have previously been approved by the Trustee in writing or by an Extraordinary Resolution of the Noteholders or (D) in the case of a Subsidiary of the Guarantor (other than the Issuer) where the entire undertaking and assets of such Subsidiary are transferred to or otherwise vested in the Issuer and/or the Guarantor (as the case may be) and/or one or more other Subsidiary/Subsidiaries of the Guarantor that is/are in each case wholly owned directly or indirectly by the Guarantor; or

(i)

proceedings are initiated against the Issuer or the Guarantor or any Subsidiary of the Guarantor under any applicable bankruptcy, composition, postponement of bankruptcy, administration or insolvency law and such proceedings are not discharged or stayed within a period of 60 days; or

(j)	the Guarantee ceases to be, or is claimed by the Guarantor not to be, in full force and effect; or

(k)	any event occurs which under applicable laws has an analogous effect to any of the events referred to in paragraphs (f) to (i) above,

provided that:

(i)

for the purposes of paragraphs (d), (e), (g), (h), (i) and (k), where a relevant event occurs in relation to a Subsidiary of the Guarantor, no default notice may be given unless and until such event either alone or when coupled with one or more other such events which have occurred in relation to one or more Subsidiaries of the Guarantor has/have occurred in relation to a Subsidiary or Subsidiaries of the Guarantor whose revenues, where applicable, in aggregate, (determined as described in (A) and, where applicable, (B) below) constitute at least 10 per cent. of the Guarantor’s consolidated revenues attributable to the Shareholders (determined as described in (C) below); and

(ii)

in the case of any event described in (or any event which, as referred to in paragraph (k), has an analogous effect to) paragraphs (b), (c), (d), (e) and (i), the Trustee shall have certified that such event is in its opinion materially prejudicial to the interests of the Noteholders.

In order to determine whether the test set out in (i) has been met:

(A)

on each occasion on which an event described in (or an event which, as referred to in paragraph (i), has an analogous effect to) paragraph (d), (e), (g), (h) or (i) occurs in relation to a Subsidiary of the Guarantor (each a Relevant Occasion), the revenues of the relevant Subsidiary attributable to the Guarantor (consolidated in the case of a Subsidiary which itself has Subsidiaries) shall be such revenues as are disclosed in the most recently published audited annual accounts (consolidated or, as the case may be, unconsolidated) of the relevant Subsidiary;

(B)

on each Relevant Occasion (other than the first Relevant Occasion), the revenues of each Subsidiary in respect of which a Relevant Occasion has previously occurred and the relative event is continuing shall be aggregated with the revenues of the relevant Subsidiary determined in accordance with (A) in respect of the then current Relevant Occasion;

(C)

on each Relevant Occasion, the Guarantor’s consolidated revenues attributable to the Shareholders shall be such consolidated revenues as disclosed in the most recently published audited consolidated annual accounts of the Guarantor and its Subsidiaries as being so attributable; and

(D)

on each Relevant Occasion, the revenues, where applicable, in aggregate, (determined as described in (A) and, where applicable, (B)) shall be divided by the consolidated revenues determined as described in (C) and the result expressed as a percentage.

Subject as provided in the preceding paragraph, upon any default notice being given to the Issuer and the Guarantor, the Notes will forthwith become immediately due and repayable at their principal amount plus accrued interest to but excluding the date of repayment.

A report by the auditors of the Guarantor that in their opinion a relevant event shall have occurred in relation to a Subsidiary of the Guarantor entitling the Trustee, subject, where applicable, to certification as referred to in (ii), to give a default notice under this Condition may be relied upon by the Trustee without further enquiry or evidence and, if relied upon by the Trustee, shall, in the absence of manifest or proven error, be conclusive and binding on all parties.

10.	Prescription

Notes and Coupons will become void unless presented for payment within periods of 10 years (in the case of principal) and five years (in the case of interest) from the Relevant Date in respect of the Notes or, as the case may be, the Coupons, subject to the provisions of Condition 7.

11.	Enforcement

The Trustee may, at its discretion and without notice, take such proceedings against the Issuer or the Guarantor as it may think fit to enforce repayment of the Notes or payment of the Coupons, in each case in accordance with the respective terms thereof, and to enforce the provisions of the Trust Deed, but it will not be bound to take any such proceedings unless (a) it shall have been so requested in writing by the holders of not less than 25 per cent. in principal amount of the Notes then outstanding or shall have been so directed by an Extraordinary Resolution of the Noteholders and (b) it shall have been indemnified and/or secured to its satisfaction. No Noteholder or Couponholder will be entitled to proceed directly against the Issuer or the Guarantor unless the Trustee, having become bound to do so, fails to do so within a reasonable period and such failure shall be continuing.

12.	Meetings of Noteholders, Modification, Waiver and Substitution

(a)	Meetings of Noteholders

The Trust Deed contains provisions for convening meetings of Noteholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution of a modification of any of these Conditions or any of the provisions of the Trust Deed. The quorum at any such meeting for passing an Extraordinary Resolution will be one or more persons holding or representing over 50 per cent. in aggregate principal amount of the Notes for the time being outstanding or, at any adjourned such meeting, one or more persons being or representing Noteholders whatever the principal amount of the Notes so held or represented unless the business of such meeting includes consideration of proposals, inter alia, (i) to modify the Maturity Date of the Notes or any Interest Payment Date in respect of the Notes, (ii) to reduce or cancel the amount of principal or rate of interest payable in respect of the Notes, (iii) to change the currency of payment of the Notes or the Coupons, (iv) to modify or cancel the Guarantee (except, in each case, for a modification which the Trustee certifies to be in its opinion not materially prejudicial to the interests of the Noteholders) or (v) to modify the provisions concerning the quorum required at any meeting of Noteholders or the majority required to pass an Extraordinary Resolution or to sign a resolution in writing, in which case the necessary quorum for passing an Extraordinary Resolution will be one or more persons holding or representing over 75 per cent., or at any adjourned such meeting over 25 per cent., in aggregate principal amount of the Notes for the time being outstanding. An Extraordinary Resolution passed at any meeting of Noteholders will be binding on all Noteholders, whether or not they are present at the meeting, and on all Couponholders. The Trust Deed provides that a written resolution signed by or on behalf of the holders of not less than 90 per cent. of the aggregate principal amount of Notes outstanding shall be as valid and effective as a duly passed Extraordinary Resolution.

(b)	Modifications

The Trustee may agree, without the consent of the Noteholders or the Couponholders, to (i) any modifications of, or the waiver or authorisation of any breach or proposed breach of, any of these Conditions or any of the provisions of the Trust Deed, or determine, without any such consent as aforesaid, that any Event of Default or Potential Event of Default (as defined in the Trust Deed) shall not be treated as such, which is not, in the opinion of the Trustee, materially prejudicial to the interests of the Noteholders or (ii) any modification of these Conditions or the Trust Deed which, in the opinion of the Trustee, is of a formal, minor or technical nature or to correct a manifest or proven error or to comply with mandatory provisions of law. Any such modification, waiver or authorisation will be binding on the Noteholders and the Couponholders and, unless the Trustee agrees otherwise, any such modification will be notified by the Issuer to the Noteholders as soon as practicable thereafter.

(c)	Substitution

The Trust Deed contains provisions permitting the Trustee to agree, without the consent of the Noteholders or the Couponholders, to the substitution at any time of any other non-Swiss Subsidiary of the Guarantor in the place of the Issuer as the principal debtor under the Trust Deed and the Notes and Coupons. Such agreement shall be subject to the relevant provisions of the Trust Deed, including, where appropriate, the irrevocable and unconditional guarantee in respect of the Notes by the Guarantor.

(d)	Interests of Noteholders as a Class

In connection with the exercise by it of any of its trusts, powers, authorities and discretions (including, without limitation, any modification, waiver, authorisation, determination or substitution), the Trustee shall have regard to the general interests of the Noteholders as a class but shall not have regard to any interests arising from circumstances particular to individual Noteholders or Couponholders (whatever their number) and, in particular but without limitation, shall not have regard to the consequences of any such exercise for individual Noteholders or Couponholders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any particular territory or any political sub-division thereof and the Trustee shall not be entitled to require, nor shall any Noteholder or Couponholder be entitled to claim, from the Issuer, the Guarantor, the Trustee or any other person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Noteholders or Couponholders except to the extent provided in Condition 6 and/or any undertaking given in addition to, or in substitution for, Condition 6 pursuant to the Trust Deed.

13.	Replacement of Notes and Coupons

If any Note or Coupon is mutilated, defaced, destroyed, stolen or lost, it may be replaced at the specified office of the Principal Paying Agent upon payment by the claimant of such costs as may be incurred in connection therewith and on such terms as to evidence and indemnity as the Issuer and the Guarantor may reasonably require. Mutilated or defaced Notes or Coupons must be surrendered before replacements will be issued.

14.	Notices

All notices to Noteholders shall be validly given if published in a leading English language daily newspaper having general circulation in London (which is expected to be the Financial Times) or such other English language daily newspaper with general circulation in Europe as the Trustee may approve. The Issuer shall also ensure that notices are duly published in a manner which complies with the rules and regulations of any stock exchange or the relevant authority on which the Notes are for the time being listed. Any such notice shall be deemed to have been given on the date of such publication or, if so published more than once or on different dates, on the date of first publication in both newspapers. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve. Couponholders shall be deemed for all purposes to have notice of the contents of any notice given to the Noteholders in accordance with this Condition.

15.	Further issues

The Issuer may from time to time, without the consent of the Noteholders or Couponholders, create and issue further notes, bonds, debentures or other securities either having the same terms and conditions in all respects as the outstanding notes, bonds, debentures or other securities of any series (including the Notes) (or in all respects except for the first payment of interest on them) and so that such further notes, bonds, debentures or other securities shall be consolidated and form a single series with the outstanding notes, bonds, debentures or other securities of any series (including the Notes) or upon such terms as to interest, subordination (if any), premium, redemption and otherwise as the Issuer may determine at the time of their issue. Any further notes, bonds, debentures or other securities forming a single series with the outstanding notes, bonds, debentures or other securities of any series (including the Notes) constituted by the Trust Deed or any deed supplemental to it shall, and any other notes, bonds, debentures or other securities may, with the consent of the Trustee, be constituted by a deed supplemental to the Trust Deed. The Trust Deed contains provision for convening a single meeting of the Noteholders and the holders of notes, bonds, debentures or other securities of other series in certain circumstances where the Trustee so decides.

16.	Agents

The names of the initial Paying Agents and their specified offices are set out at the end of these Conditions. The Issuer reserves the right, subject to the prior written approval of the Trustee, at any time to vary or terminate the appointment of any Paying Agent and to appoint additional or other Paying Agents, provided that the Issuer will at all times maintain (i) a Paying Agent having its specified office, so long as the Notes are listed on the London Stock Exchange plc and the rules of that Exchange so require, in London, (ii) a Principal Paying Agent and (iii) a Paying Agent in a Member State of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive. Notice of any such termination or appointment and of any changes in the specified offices of the Paying Agents will be given promptly by the Issuer to the Noteholders in accordance with Condition 14.

17.	Indemnification

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility, including provisions relieving it from taking proceedings to enforce repayment unless indemnified and/or secured to its satisfaction. The Trustee is entitled to enter into business transactions with the Issuer, the Guarantor and any entity related to either of them without accounting for any profit.

18.	Contracts (Rights of Third Parties) Act 1999

No rights are conferred on any person under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Note, but this does not affect any right or remedy of any person which exists or is available apart from that Act.

19.	Governing Law and Jurisdiction

The Notes, the Coupons, the Trust Deed and the Agency Agreement are governed by, and shall be construed in accordance with, the laws of England. In relation to any legal action or proceedings arising out of or in connection with the Trust Deed, the Notes and the Coupons, each of the Issuer and the Guarantor has in the Trust Deed irrevocably submitted to the jurisdiction of the courts of England and in relation thereto has appointed Adecco UK Ltd. at its registered office for the time being, currently at Adecco House, Elstree Way, Borehamwood, Hertfordshire WD6 1HY, as its agent for service of process in England.

TERMS AND CONDITIONS OF THE FIXED RATE NOTES

The following Terms and Conditions (subject to completion and amendment and save for this paragraph) will be endorsed on the Fixed Rate Notes in definitive form, if issued:

The issue of the €500,000,000 4.50 per cent. Guaranteed Notes due 2013 (the Notes, which expression shall, unless the context otherwise requires, include any further notes issued pursuant to Condition 15 and forming a single series with the Notes) of Adecco International Financial Services B.V. (the Issuer) was authorised by a resolution of the managing board of the Issuer passed on 28 March 2006. The giving of the guarantee in respect of the Notes (the Guarantee) and other covenants by Adecco S.A. (the Guarantor) was authorised by a resolution of the Board of Directors of the Guarantor passed on 22 March 2006. The Notes are constituted by a trust deed (the Trust Deed) dated 25 April 2006 and made between the Issuer, the Guarantor and J.P. Morgan Corporate Trustee Services Limited (the Trustee, which expression shall, unless the context otherwise requires, include all other persons or companies acting as trustee or trustees thereof) as trustee for the holders of the Notes (the Noteholders) and the holders of the interest coupons appertaining to the Notes (the Couponholders and the Coupons, respectively). The Issuer has entered into a paying agency agreement (the Agency Agreement) also dated 25 April 2006 with the Trustee, the Guarantor, JPMorgan Chase Bank, N.A. as principal paying agent and the other paying agent named therein. The principal paying agent and the paying agents for the time being are referred to below as the Principal Paying Agent and the Paying Agents (which expression shall, unless the context otherwise requires, include the Principal Paying Agent), respectively. The statements in these Terms and Conditions of the Notes (the Conditions) include summaries of, and are subject to, the detailed provisions of the Trust Deed. Copies of the Trust Deed and the Agency Agreement are available for inspection by any interested person during usual business hours at the principal London office of the Trustee, being at the date hereof at J.P. Morgan Corporate Trustee Services Limited, Trinity Tower, 9 Thomas More Street, London E1W 1YT, and at the specified offices of the Paying Agents. The Noteholders and Couponholders are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Trust Deed and are deemed to have notice of those provisions applicable to them of the Agency Agreement.

1.	Status of the Notes

The Notes and the Coupons constitute direct, unconditional, unsubordinated and (subject to the provisions of Condition 3) unsecured obligations of the Issuer and (subject as aforesaid) rank and will rank pari passu, without any preference among themselves, with all other outstanding unsubordinated and unsecured obligations of the Issuer, present and future, save for such obligations as may be preferred by mandatory provisions of applicable law.

2.	Form, Denomination and Title

(a)	Form and Denomination

The Notes are in bearer form, serially numbered, in the denomination of €50,000 each with Coupons attached on issue.

(b)	Title

Title to the Notes and to the Coupons passes by delivery. The holder of any Note and the holder of any Coupon will (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest in, or any writing on, or the theft or loss of, the Note or Coupon) and no person will be liable for so treating the holder.

3.	Negative Pledge

So long as any Note remains outstanding (as defined in the Trust Deed), neither the Issuer nor the Guarantor will, and the Guarantor will procure that no other Subsidiary (as defined in the Trust Deed) of the Guarantor will, create or have outstanding any mortgage, charge, pledge, lien or other form of encumbrance or security interest upon the whole or any part of its undertaking, property, assets or revenues, present or future (including any uncalled capital), to secure any Relevant Debt of itself or another (or to secure any guarantee or indemnity in respect of any Relevant Debt of itself or another) unless, at the same time or prior thereto, the Issuer’s or, as the case may be, the Guarantor’s obligations under the Notes (in the case of the Issuer), the Guarantee (in the case of the Guarantor) and the Trust Deed (in both cases) (a) are secured equally and rateably therewith by such encumbrance or security interest to the satisfaction of the Trustee, or (b) have the benefit of such other security, guarantee, indemnity or other arrangement as the Trustee in its absolute discretion shall deem to be not materially less beneficial to the Noteholders or as shall be approved by an Extraordinary Resolution (as defined in the Trust Deed) of the Noteholders.

For the purposes of this Condition, Relevant Debt means any present or future indebtedness in the form of, or represented or evidenced by, notes, bonds, debentures or other securities which in connection with their initial distribution are or are intended to be quoted, listed or traded on any stock exchange, over-the-counter or other securities market.

4.	Interest

The Notes bear interest from and including 25 April 2006 (the Closing Date) at the rate of 4.50 per cent. per annum (the Rate of Interest), payable annually in arrear on 25 April in each year (each an Interest Payment Date), commencing 25 April 2007.

Each Note will cease to bear interest from and including the due date for its redemption unless, upon due presentation, payment of principal is improperly withheld or refused or unless default is otherwise made in respect of payment in which event interest shall continue to accrue at the Rate of Interest as provided in the Trust Deed.

When interest is required to be calculated in respect of a period of less than a full year, it shall be calculated on the basis of (a) the actual number of days in the period from and including the date from which interest begins to accrue (the Accrual Date) to but excluding the date on which it falls due divided by (b) the actual number of days from and including the Accrual Date to but excluding the next following Interest Payment Date.

5.	Guarantee and Status of the Guarantee

The Guarantor has unconditionally and irrevocably guaranteed by means of the Guarantee contained in the Trust Deed the payment of principal and interest in respect of the Notes (together with any additional amounts payable under Condition 6 and all other monies payable under the Trust Deed). The obligations of the Guarantor under the Guarantee constitute direct, unconditional, unsubordinated and (subject to the provisions of Condition 3) unsecured obligations of the Guarantor and (subject as aforesaid) rank and will rank pari passu with all other outstanding unsubordinated and unsecured obligations of the Guarantor, present and future, save for such obligations as may be preferred by mandatory provisions of applicable law. The obligations of the Guarantor under the Guarantee shall be unconditional, irrespective of the validity, regularity or enforceability of any Note or any Coupon, the absence of any action to enforce the same, the recovery of any judgment against the Issuer or any action to enforce the same or any other circumstance which might otherwise constitute a discharge or defence of a guarantor, including any limitation on the right of any Noteholder to receive payment in respect of the Note or Coupon from the Issuer. No Noteholder or Couponholder will be entitled to proceed directly against the Guarantor unless the Trustee, having become bound to do so, fails to do so within a reasonable period and such failure shall be continuing.

6.	Taxation

(a)	Payment without Withholding

All payments in respect of the Notes and the Coupons by or on behalf of the Issuer or the Guarantor shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (Taxes) imposed or levied by or on behalf of any of the Relevant Jurisdictions (as defined below), unless the withholding or deduction of the Taxes is required by law. In that event, the Issuer or, as the case may be, the Guarantor will pay such additional amounts as may be necessary in order that the net amounts received by the Noteholders and Couponholders after the withholding or deduction shall equal the respective amounts which would have been receivable in respect of the Notes or, as the case may be, Coupons in the absence of the withholding or deduction; except that no additional amounts shall be payable in relation to any payment in respect of any Note or Coupon:

(i)

to, or to a third party on behalf of, a holder who is liable to the Taxes in respect of the Note or Coupon by reason of his having some connection with The Netherlands (in the case of payments by the Issuer) or Switzerland (in the case of payments by the Guarantor) other than the mere holding of the Note or Coupon; or

(ii)

presented for payment more than 30 days after the Relevant Date except to the extent that a holder would have been entitled to additional amounts on presenting the same for payment on the last day of the period of 30 days assuming, whether or not such is in fact the case, that day to have been a Presentation Date (as defined in Condition 7(e)); or

(iii)

where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(iv)

presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note or Coupon to another Paying Agent in a Member State of the European Union.

(b)	Interpretation

In these Conditions:

(i)

Relevant Date means the date on which the payment first becomes due but, if the full amount of the money payable has not been received by the Principal Paying Agent or the Trustee on or before the due date, it means the date on which, the full amount of the money having been so received, notice to that effect shall have been duly given to the Noteholders by the Issuer in accordance with Condition 14; and

(ii)

Relevant Jurisdiction means The Netherlands or any political subdivision or any authority thereof or therein having power to tax (in the case of payments by the Issuer) or Switzerland or any political subdivision or any authority thereof or therein having power to tax (in the case of payments by the Guarantor) or in either case any other jurisdiction or any political subdivision or any authority thereof or therein having power to tax to which the Issuer or the

Guarantor, as the case may be, becomes subject in respect of payments made by it of principal and interest on the Notes and Coupons.

(c)	Additional Amounts

Any reference in these Conditions to any amounts in respect of the Notes or the Coupons shall be deemed also to refer to any additional amounts which may be payable under this Condition or under any undertakings given in addition to, or in substitution for, this Condition pursuant to the Trust Deed and any references in these Conditions to principal in respect of the Notes shall be deemed to include any purchase price pursuant payable to Condition 8(c).

7.	Payments

(a)	Principal and Interest

Payment of principal and interest in respect of each Note will be made against presentation and surrender (or, in the case of part payment only, endorsement) of the Note, except that payments of interest due on an Interest Payment Date will be made against presentation and surrender (or, in the case of part payment only, endorsement) of the relevant Coupons, in each case at the specified office outside the United States of any of the Paying Agents.

(b)	Payments

Payments will be made at the specified office outside the United States of any Paying Agent, at the option of the holder, by credit or transfer to a euro account (or any other account to which euro may be credited or transferred) specified by the payee or by a euro cheque.

(c)	Payments subject to Fiscal Laws

All payments are subject in all cases to any applicable fiscal or other laws and regulations, but without prejudice to the provisions of Condition 6. No commissions or expenses shall be charged to the Noteholders or the Couponholders in respect of such payments.

(d)	Missing Unmatured Coupons

Each Note should be presented for redemption together with all relative unmatured Coupons, failing which the full amount of any relative missing unmatured Coupon (or, in the case of payment not being made in full, that proportion of the full amount of the missing unmatured Coupon which the amount so paid bears to the total amount due) will be deducted from the amount due for payment. Each amount so deducted will be paid in the manner mentioned above against presentation and surrender (or, in the case of part payment only, endorsement) of the relative missing Coupon at any time before the expiry of ten years after the Relevant Date (as defined in Condition 6) in respect of the relevant Note but not thereafter.

(e)	Payment on a Presentation Date

A holder shall be entitled to present a Note or Coupon for payment only on a Presentation Date and shall not, except as provided in Condition 4, be entitled to any further interest or other payment if a Presentation Date is after the due date.

Presentation Date means a day which (subject to Condition 10):

(i)	is or falls after the relevant due date;

(ii)	is a Business Day in the place of the specified office of the Paying Agent at which the Note or Coupon is presented for payment; and

(iii)	is a TARGET Settlement Day.

For the purposes of this Condition 7(e):

Business Day means, in relation to any place, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in that place.

8.	Redemption, Purchase and Cancellation

(a)	Maturity

Unless previously redeemed or purchased and in each case cancelled as provided below, each Note will be redeemed at its principal amount on 25 April 2013 (the Maturity Date).

(b)	Redemption for Taxation Reasons

If the Issuer satisfies the Trustee immediately before the giving of the notice referred to below that (a) as a result of any change in, or amendment to, the laws or regulations of a Relevant Jurisdiction, or any change in the application or official interpretation of the laws or regulations of a Relevant Jurisdiction, which change or amendment becomes effective after 20 April 2006, either (i) the Issuer has or will become required to pay additional amounts as provided or referred to in Condition 6 or (ii) the Guarantor has or will become unable for reasons outside its control to procure payment by the Issuer and in making payment itself has or will become required to pay such additional amounts, and (b) the requirement cannot be avoided by the Issuer or, as the case may be, the Guarantor taking reasonable measures available to it, the Issuer may at its option, having given not less than 30 nor more than 60 days’ notice to the Noteholders in accordance with Condition 14 (which notice shall be irrevocable), redeem all the Notes, but not some only, at any time at their principal amount together with interest accrued to but excluding the date of redemption, provided that no notice of redemption shall be given earlier than 90 days before the earliest date on which the Issuer or, as the case may be, the Guarantor would be required to pay the additional amounts were a payment in respect of the Notes or the Guarantee, as the case may be, then due. Prior to the publication of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Trustee a certificate signed by one managing director of the Issuer or, as the case may be, the Guarantor stating that the requirement referred to in (a) above cannot be avoided by the Issuer or, as the case may be, the Guarantor taking reasonable measures available to it and the Trustee shall be entitled to accept the certificate as sufficient evidence of the satisfaction of the conditions precedent set out above, in which event it shall be conclusive and binding on the Noteholders and the Couponholders.

(c)	Noteholder Put

If a Put Event (as defined below) occurs, each Noteholder shall have the option (unless, prior to the giving of the Put Event Notice (as defined below), the Issuer shall have given notice under Condition 8(b)) to require the Issuer to redeem or, at the Issuer’s option, purchase (or procure the purchase of) any of its Notes at their principal amount together with interest accrued to but excluding the Put Date (as defined below). Such option (the Put Option) shall operate as set out below.

If a Put Event occurs then, within 21 days of the end of the Change of Control Period referred to in paragraphs (ii)(A), (ii)(B) or (ii)(C) of the definition of “Put Event” below, the Issuer shall, and upon the Trustee becoming so aware (the Issuer having failed to do so) the Trustee may, and, if so requested by the holders of at least one-quarter in principal amount of the Notes then outstanding, shall, give notice (a Put Event Notice) to the Noteholders in accordance with Condition 14 specifying the nature of the Put Event and the procedure for exercising the Put Option.

To exercise the Put Option, if the relevant Notes are held outside Euroclear and Clearstream, Luxembourg, the Noteholder must deliver such Notes, at the specified office of any Paying Agent at any time during normal business hours of such Paying Agent falling within the period (the Put Period) of 30 days after a Put Event Notice is given, accompanied by a duly signed and completed notice of exercise in the form (for the time being current) obtainable from the specified office of any Paying Agent (a Put Notice) and in which the holder must specify a bank account (or, if payment is required to be made by cheque, an address) to which payment is to be made under this Condition 8(c). All unmatured Coupons shall be dealt with as per the provisions of Condition 7(d). The Paying Agent to which the relevant Notes and Put Notice are delivered shall issue to the Noteholder concerned a non-transferable receipt in respect of the relevant Notes so delivered. The Issuer shall at its option redeem or purchase (or procure the purchase of) the relevant Notes on the date (the Put Date) seven days after the expiration of the Put Period unless previously redeemed or purchased and cancelled. Payment in respect of any Note so delivered will be made on the Put Date if the holder duly specifies a bank account in the Put Notice to which payment is to be made, by transfer for value on the Put Date to that bank account (or if an address is specified for payment by cheque, by cheque sent by first class post to such specified address) and, in every other case, on or after the Put Date against presentation and surrender of the receipt referred to above at the specified office of any Paying Agent. A Put Notice, once given, shall be irrevocable.

If the relevant Notes are held through Euroclear or Clearstream, Luxembourg, to exercise the Put Option the Noteholder must, within the Put Period, give notice to the Principal Paying Agent of such exercise in accordance with the standard procedures of Euroclear and Clearstream, Luxembourg (which may include notice being given on such Noteholder’s instruction by Euroclear and Clearstream, Luxembourg or any common depositary for them to the Principal Paying Agent by electronic means) in a form acceptable to Euroclear and Clearstream, Luxembourg from time to time.

A Put Event will be deemed to occur if:

(i)

an offer to acquire share capital of the Guarantor (Shares), whether expressed as a legal offer, an invitation to treat, a scheme with regard to such acquisition or in any other way, is made in circumstances where such offer is available to all holders of Shares or all holders of Shares other than any holder of Shares who is the person making such offer (or any associate of such person) or who is excluded from the offer by reason of being connected with one or more specific jurisdictions and, such offer having become or been declared unconditional in all respects, the Guarantor becomes aware that the right to cast more than 50 per cent. of the votes which may ordinarily be cast on a poll at a general meeting of holders of Shares has or will become unconditionally vested in the offeror and/or its associate(s) (the Relevant Person) or an event occurs which has a like or similar effect (such event being a Change of Control) provided that a Change of Control shall be deemed not to have occurred if all or substantially all of the shareholders of the Relevant Person are, or immediately prior to the event which would otherwise have constituted a Change of Control were, the shareholders of the Guarantor with the same pro rata interests in the share capital of the Relevant Person as such shareholders have, or as the case may be, had, in the share capital of the Guarantor. For the purposes of this Clause 8(c)(i) only, “shareholders” will be deemed to mean any shareholders along with any Connected Person, where “Connected Person” has the meaning given in s346 Companies Act 1985; and

(ii)

on the date (the Relevant Announcement Date) that is the earlier of (x) the date of the first public announcement of the relevant Change of Control; and (y) the date of the earliest Relevant Potential Change of Control Announcement (if any), the Notes carry from any of Fitch Ratings Ltd (Fitch), Moody’s Investors Service Limited (Moody’s) or Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (S&P) or any of their respective successors or any other rating agency (each a Substitute Rating Agency) of international standing, specified by the Issuer and agreed in writing by the Trustee (each, a rating agency):

(A)

an investment grade credit rating (Baa3/BBB-, or equivalent, or better), and such rating from any rating agency is within the Change of Control Period either downgraded to a non-investment grade credit rating (Ba1/BB+, or equivalent, or worse) or withdrawn and is not within the Change of Control Period subsequently (in the case of a downgrade) upgraded or (in the case of a withdrawal) reinstated to an investment grade credit rating by such rating agency; or

(B)

a non-investment grade credit rating (Ba1/BB+, or equivalent, or worse), and such rating from any rating agency is within the Change of Control Period downgraded by one or more notches (for illustration, Ba1/BB+ to Ba2/BB being one notch) or withdrawn and is not within the Change of Control Period subsequently (in the case of a downgrade) upgraded or (in the case of a withdrawal) reinstated to its earlier credit rating or better by such rating agency; or

(C)	no credit rating, and no rating agency assigns within the Change of Control Period an investment grade credit rating to the Notes,

provided that if on the Relevant Announcement Date the Notes carry a credit rating from more than one rating agency, at least one of which is investment grade, then sub-paragraph (A) will apply; and

(iii)

in making the relevant decision(s) referred to above, the relevant rating agency announces publicly or confirms (having been requested in writing by the Issuer or the Guarantor or the Trustee) in writing to the Issuer, the Guarantor or the Trustee that such decision(s) resulted, in whole or in part, from the occurrence of the Change of Control.

If the rating designations employed by any of Fitch, Moody’s or S&P are changed from those which are described in paragraph (ii) of the definition of “Put Event” above, or if a rating is procured from a Substitute Rating Agency, the Issuer shall determine, with the agreement of the Trustee (not to be unreasonably withheld or delayed), the rating designations of Fitch, Moody’s or S&P or such Substitute Rating Agency (as appropriate) as are most equivalent to the prior rating designations of Fitch, Moody’s or S&P and this Condition 8(c) shall be read accordingly.

For the purposes of this Condition 8(c):

Change of Control Period means the period commencing on the Relevant Announcement Date and ending 90 days after the Change of Control (or such longer period for which the Notes are under consideration (such consideration having been announced publicly within the period ending 90 days after the Change of Control) for rating review or, as the case may be, rating by a rating agency, such period not to exceed 60 days after the public announcement of such consideration); and

Relevant Potential Change of Control Announcement means any public announcement or statement by the Guarantor, any actual or potential bidder or any advisor thereto relating to any potential Change of Control where within 180 days following the date of such announcement or statement, a Change of Control occurs.

(d)	Purchases

The Issuer, the Guarantor or any of the Guarantor’s other Subsidiaries may at any time and from time to time purchase Notes (provided that, if they are to be cancelled, all unmatured Coupons appertaining to the Notes are purchased with the Notes) at any price in the open market or otherwise. Any Notes so purchased may be held, reissued, sold or cancelled.

(e)	Cancellation

All Notes which are redeemed or purchased for cancellation by the Issuer, the Guarantor or any of the Guarantor’s other Subsidiaries, will forthwith be cancelled, together with all relative unmatured Coupons attached to the Notes or surrendered with the Notes. All Notes and Coupons cancelled will be forwarded to or to the order of the Principal Paying Agent and such Notes and Coupons may not be reissued or resold.

(f)	Notices final

Upon the expiry of any notice as is referred to in paragraph (b) above, the Issuer shall be bound to redeem the Notes in accordance with the terms of such paragraph.

9.	Events of Default

The Trustee at its discretion may, and if so requested in writing by the holders of not less than 25 per cent. in principal amount of the Notes then outstanding or if so directed by an Extraordinary Resolution of the Noteholders shall, (subject to its rights under the Trust Deed to be indemnified and/or secured to its satisfaction) give notice (the default notice) in writing to the Issuer and the Guarantor that the Notes are immediately due and repayable if any of the following events shall have occurred and be continuing:

(a)	there is a failure by the Issuer and the Guarantor to pay the principal of or any interest on any of the Notes when due and such failure continues for a period of 10 days; or

(b)

a default is made by the Issuer or the Guarantor in the performance or observance of any covenant, condition or provision contained in the Trust Deed or in the Notes and on its part to be performed or observed (other than the covenant to pay principal or interest in respect of any of the Notes) and (except where the Trustee certifies in writing that, in its opinion, such default is not capable of remedy, when no such notice or continuation as is mentioned below shall be required) such default continues for the period of 30 days next following the service by the Trustee on the Issuer or the Guarantor, as the case may be, of notice requiring such default to be remedied; or

(c)

any other present or future indebtedness of the Issuer or the Guarantor or of any other Subsidiary of the Guarantor for or in respect of moneys borrowed or raised is not paid when due or, as the case may be, within any applicable grace period, or becomes due and payable prior to its stated maturity as a result of an event of default (howsoever described), or any security in respect of any such indebtedness becomes enforceable or any guarantee of, or indemnity in respect of, any such indebtedness given by the Issuer or the Guarantor or any other Subsidiary of the Guarantor is not honoured when due and called upon, provided that no such event shall be taken into account for the purposes of this paragraph (c) unless the relative indebtedness, either alone or when aggregated with other indebtedness relative to all, if any, other such events which shall have occurred and are continuing shall at any time have an outstanding nominal value of at least €20,000,000 or its equivalent in any other currency or currencies or, if greater, an amount equal to two per cent. of the consolidated shareholders’ equity of the Guarantor as set out in the most recently published audited consolidated annual accounts of the Guarantor; or

(d)

an encumbrancer or a receiver or a person with similar functions takes possession of the whole or any substantial part of the assets or undertaking of the Issuer or the Guarantor or any Subsidiary of the Guarantor; or

(e)

a distress, execution or other process is levied or enforced upon or sued out against a substantial part of the property, assets or revenues of the Issuer or the Guarantor or any Subsidiary of the Guarantor and is not paid, discharged, removed or stayed within 30 days; or

(f)

the Guarantor transfers or disposes of all or substantially all of its business or assets except for the purposes of or pursuant to and followed by a consolidation, amalgamation, merger or reconstruction the terms of which shall have previously been approved in writing by the Trustee or by an Extraordinary Resolution of the Noteholders; or

(g)

the Issuer or the Guarantor or any Subsidiary of the Guarantor is insolvent or bankrupt or unable to pay its debts as and when they fall due or the Issuer or the Guarantor or any Subsidiary of the Guarantor initiates or consents to proceedings relating to itself under any applicable bankruptcy, composition, postponement of bankruptcy, administration or insolvency law or makes a general assignment for the benefit of, or enters into any composition with, its creditors; or

(h)

an order is made or an effective resolution is passed for the winding-up or dissolution of the Issuer or the Guarantor or any Subsidiary of the Guarantor or the Issuer or the Guarantor or any Subsidiary of the Guarantor ceases or threatens to cease to carry on all or substantially all of its business or operations except (A) in the case of a winding-up or dissolution where the terms of such winding-up or dissolution have previously been approved in writing by the Trustee or by an Extraordinary Resolution of the Noteholders or (B) in the case of a winding-up or dissolution (if any) pursuant to a substitution under Condition 12 or (C) for the purposes of or pursuant to and followed by a consolidation, amalgamation, merger or reconstruction the terms of which shall have previously been approved by the Trustee in writing or by an Extraordinary Resolution of the Noteholders or (D) in the case of a Subsidiary of the Guarantor (other than the Issuer) where the entire undertaking and assets of such Subsidiary are transferred to or otherwise vested in the Issuer and/or the Guarantor (as the case may be) and/or one or more other Subsidiary/Subsidiaries of the Guarantor that is/are in each case wholly owned directly or indirectly by the Guarantor; or

(i)

proceedings are initiated against the Issuer or the Guarantor or any Subsidiary of the Guarantor under any applicable bankruptcy, composition, postponement of bankruptcy, administration or insolvency law and such proceedings are not discharged or stayed within a period of 60 days; or

(j)	the Guarantee ceases to be, or is claimed by the Guarantor not to be, in full force and effect; or

(k)	any event occurs which under applicable laws has an analogous effect to any of the events referred to in paragraphs (f) to (i) above,

provided that:

(i)

for the purposes of paragraphs (d), (e), (g), (h), (i) and (k), where a relevant event occurs in relation to a Subsidiary of the Guarantor, no default notice may be given unless and until such event either alone or when coupled with one or more other such events which have occurred in relation to one or more Subsidiaries of the Guarantor has/have occurred in relation to a Subsidiary or Subsidiaries of the Guarantor whose revenues, where applicable, in aggregate, (determined as described in (A) and, where applicable, (B) below) constitute at least 10 per cent. of the Guarantor’s consolidated revenues attributable to the Shareholders (determined as described in (C) below); and

(ii)

in the case of any event described in (or any event which, as referred to in paragraph (k), has an analogous effect to) paragraphs (b), (c), (d), (e) and (i), the Trustee shall have certified that such event is in its opinion materially prejudicial to the interests of the Noteholders.

In order to determine whether the test set out in (i) has been met:

(A)

on each occasion on which an event described in (or an event which, as referred to in paragraph (k), has an analogous effect to) paragraph (d), (e), (g), (h) or (i) occurs in relation to a Subsidiary of the Guarantor (each a Relevant Occasion), the revenues of the relevant Subsidiary attributable to the Guarantor (consolidated in the case of a Subsidiary which itself has Subsidiaries) shall be such revenues as are disclosed in the most recently published audited annual accounts (consolidated or, as the case may be, unconsolidated) of the relevant Subsidiary;

(B)

on each Relevant Occasion (other than the first Relevant Occasion), the revenues of each Subsidiary in respect of which a Relevant Occasion has previously occurred and the relative event is continuing shall be aggregated with the revenues of the relevant Subsidiary determined in accordance with (A) in respect of the then current Relevant Occasion;

(C)

on each Relevant Occasion, the Guarantor’s consolidated revenues attributable to the Shareholders shall be such consolidated revenues as disclosed in the most recently published audited consolidated annual accounts of the Guarantor and its Subsidiaries as being so attributable; and

(D)

on each Relevant Occasion, the revenues, where applicable, in aggregate, (determined as described in (A) and, where applicable, (B)) shall be divided by the consolidated revenues determined as described in (C) and the result expressed as a percentage.

Subject as provided in the preceding paragraph, upon any default notice being given to the Issuer and the Guarantor, the Notes will forthwith become immediately due and repayable at their principal amount plus accrued interest to but excluding the date of repayment.

A report by the auditors of the Guarantor that in their opinion a relevant event shall have occurred in relation to a Subsidiary of the Guarantor entitling the Trustee, subject, where applicable, to certification as referred to in (ii), to give a default notice under this Condition may be relied upon by the Trustee without further enquiry or evidence and, if relied upon by the Trustee, shall, in the absence of manifest or proven error, be conclusive and binding on all parties.

10.	Prescription

Notes and Coupons will become void unless presented for payment within periods of 10 years (in the case of principal) and five years (in the case of interest) from the Relevant Date in respect of the Notes or, as the case may be, the Coupons, subject to the provisions of Condition 7.

11.	Enforcement

The Trustee may, at its discretion and without notice, take such proceedings against the Issuer or the Guarantor as it may think fit to enforce repayment of the Notes or payment of the Coupons, in each case in accordance with the respective terms thereof, and to enforce the provisions of the Trust Deed, but it will not be bound to take any such proceedings unless (a) it shall have been so requested in writing by the holders of not less than 25 per cent. in principal amount of the Notes then outstanding or shall have been so directed by an Extraordinary Resolution of the Noteholders and (b) it shall have been indemnified and/or secured to its satisfaction. No Noteholder or Couponholder will be entitled to proceed directly against the Issuer or the Guarantor unless the Trustee, having become bound to do so, fails to do so within a reasonable period and such failure shall be continuing.

12.	Meetings of Noteholders, Modification, Waiver and Substitution

(a)	Meetings of Noteholders

The Trust Deed contains provisions for convening meetings of Noteholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution of a modification of any of these Conditions or any of the provisions of the Trust Deed. The quorum at any such meeting for passing an Extraordinary Resolution will be one or more persons holding or representing over 50 per cent. in aggregate principal amount of the Notes for the time being outstanding or, at any adjourned such meeting, one or more persons being or representing Noteholders whatever the principal amount of the Notes so held or represented unless the business of such meeting includes consideration of proposals, inter alia, (i) to modify the Maturity Date of the Notes or any Interest Payment Date in respect of the Notes, (ii) to reduce or cancel the amount of principal or rate of interest payable in respect of the Notes, (iii) to change the currency of payment of the Notes or the Coupons, (iv) to modify or cancel the Guarantee (except, in each case, for a modification which the Trustee certifies to be in its opinion not materially prejudicial to the interests of the Noteholders) or (v) to modify the provisions concerning the quorum required at any meeting of Noteholders or the majority required to pass an Extraordinary Resolution or to sign a resolution in writing, in which case the necessary quorum for passing an Extraordinary Resolution will be one or more persons holding or representing over 75 per cent., or at any adjourned such meeting over 25 per cent., in aggregate principal amount of the Notes for the time being outstanding. An Extraordinary Resolution passed at any meeting of Noteholders will be binding on all Noteholders, whether or not they are present at the meeting, and on all Couponholders. The Trust Deed provides that a written resolution signed by or on behalf of the holders of not less than 90 per cent. of the aggregate principal amount of Notes outstanding shall be as valid and effective as a duly passed Extraordinary Resolution.

(b)	Modifications

The Trustee may agree, without the consent of the Noteholders or the Couponholders, to (i) any modifications of, or the waiver or authorisation of any breach or proposed breach of, any of these Conditions or any of the provisions of the Trust Deed, or determine, without any such consent as aforesaid, that any Event of Default or Potential Event of Default (as defined in the Trust Deed) shall not be treated as such, which is not, in the opinion of the Trustee, materially prejudicial to the interests of the Noteholders or (ii) any modification of these Conditions or the Trust Deed which, in the opinion of the Trustee, is of a formal, minor or technical nature or to correct a manifest or proven error or to comply with mandatory provisions of law. Any such modification, waiver or authorisation will be binding on the Noteholders and the Couponholders and, unless the Trustee agrees otherwise, any such modification will be notified by the Issuer to the Noteholders as soon as practicable thereafter.

(c)	Substitution

The Trust Deed contains provisions permitting the Trustee to agree, without the consent of the Noteholders or the Couponholders, to the substitution at any time of any other non-Swiss Subsidiary of the Guarantor in the place of the Issuer as the principal debtor under the Trust Deed and the Notes and Coupons. Such agreement shall be subject to the relevant provisions of the Trust Deed, including, where appropriate, the irrevocable and unconditional guarantee in respect of the Notes by the Guarantor.

(d)	Interests of Noteholders as a Class

In connection with the exercise by it of any of its trusts, powers, authorities and discretions (including, without limitation, any modification, waiver, authorisation, determination or substitution), the Trustee shall have regard to the general interests of the Noteholders as a class but shall not have regard to any interests arising from circumstances particular to individual Noteholders or Couponholders (whatever their number) and, in particular but without limitation, shall not have regard to the consequences of any such exercise for individual Noteholders or Couponholders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any particular territory or any political sub-division thereof and the Trustee shall not be entitled to require, nor shall any Noteholder or Couponholder be entitled to claim, from the Issuer, the Guarantor, the Trustee or any other person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Noteholders or Couponholders except to the extent provided in Condition 6 and/or any undertaking given in addition to, or in substitution for, Condition 6 pursuant to the Trust Deed.

13.	Replacement of Notes and Coupons

If any Note or Coupon is mutilated, defaced, destroyed, stolen or lost, it may be replaced at the specified office of the Principal Paying Agent upon payment by the claimant of such costs as may be incurred in connection therewith and on such terms as to evidence and indemnity as the Issuer and the Guarantor may reasonably require. Mutilated or defaced Notes or Coupons must be surrendered before replacements will be issued.

14.	Notices

All notices to Noteholders shall be validly given if published in a leading English language daily newspaper having general circulation in London (which is expected to be the Financial Times) or such other English language daily newspaper with general circulation in Europe as the Trustee may approve. The Issuer shall also ensure that notices are duly published in a manner which complies with the rules and regulations of any stock exchange or the relevant authority on which the Notes are for the time being listed. Any such notice shall be deemed to have been given on the date of such publication or, if so published more than once or on different dates, on the date of first publication in both newspapers. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve. Couponholders shall be deemed for all purposes to have notice of the contents of any notice given to the Noteholders in accordance with this Condition.

15.	Further issues

The Issuer may from time to time, without the consent of the Noteholders or Couponholders, create and issue further notes, bonds, debentures or other securities either having the same terms and conditions in all respects as the outstanding notes, bonds, debentures or other securities of any series (including the Notes) (or in all respects except for the first payment of interest on them) and so that such further notes, bonds, debentures or other securities shall be consolidated and form a single series with the outstanding notes, bonds, debentures or other securities of any series (including the Notes) or upon such terms as to interest, subordination (if any), premium, redemption and otherwise as the Issuer may determine at the time of their issue. Any further notes, bonds, debentures or other securities forming a single series with the outstanding notes, bonds, debentures or other securities of any series (including the Notes) constituted by the Trust Deed or any deed supplemental to it shall, and any other notes, bonds, debentures or other securities may, with the consent of the Trustee, be constituted by a deed supplemental to the Trust Deed. The Trust Deed contains provision for convening a single meeting of the Noteholders and the holders of notes, bonds, debentures or other securities of other series in certain circumstances where the Trustee so decides.

16.	Agents

The names of the initial Paying Agents and their specified offices are set out at the end of these Conditions. The Issuer reserves the right, subject to the prior written approval of the Trustee, at any time to vary or terminate the appointment of any Paying Agent and to appoint additional or other Paying Agents, provided that the Issuer will at all times maintain (i) a Paying Agent having its specified office, so long as the Notes are listed on the London Stock Exchange plc and the rules of that Exchange so require, in London, (ii) a Principal Paying Agent and (iii) a Paying Agent in a Member State of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive. Notice of any such termination or appointment and of any changes in the specified offices of the Paying Agents will be given promptly by the Issuer to the Noteholders in accordance with Condition 14.

17.	Indemnification

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility, including provisions relieving it from taking proceedings to enforce repayment unless indemnified and/or secured to its satisfaction. The Trustee is entitled to enter into business transactions with the Issuer, the Guarantor and any entity related to either of them without accounting for any profit.

18.	Contracts (Rights of Third Parties) Act 1999

No rights are conferred on any person under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Note, but this does not affect any right or remedy of any person which exists or is available apart from that Act.

19.	Governing Law and Jurisdiction

The Notes, the Coupons, the Trust Deed and the Agency Agreement are governed by, and shall be construed in accordance with, the laws of England. In relation to any legal action or proceedings arising out of or in connection with the Trust Deed, the Notes and the Coupons, each of the Issuer and the Guarantor has in the Trust Deed irrevocably submitted to the jurisdiction of the courts of England and in relation thereto has appointed Adecco UK Ltd. at its registered office for the time being, currently at Adecco House, Elstree Way, Borehamwood, Hertfordshire WD6 1HY, as its agent for service of process in England.

SUMMARY OF PROVISIONS RELATING TO THE NOTES WHILE REPRESENTED BY

THE GLOBAL NOTES

The following is a summary of the provisions to be contained in the Trust Deeds for the Floating Rate Notes and the Fixed Rate Notes and in the respective Global Notes which will apply to, and in some cases modify, the Conditions whilst the Notes are represented by the Temporary Global Notes and/or the Permanent Global Notes. References herein to the Temporary Global Note, the Permanent Global Note and the Global Notes shall be deemed to be references to the Temporary Global Note, the Permanent Global Note and the Global Notes, as applicable, of the Fixed Rate Notes or the Floating Rate Notes, as appropriate.

Exchange

Interests in the Temporary Global Note will be exchangeable (free of charge to the holder) for interests in the Permanent Global Note not earlier than 40 days after the Closing Date upon certification as to non-U.S. beneficial ownership in the form set out in the Temporary Global Note. Interests in the Permanent Global Note will be exchangeable in whole but not in part (free of charge to the holder) for Notes in definitive form if either Euroclear or Clearstream, Luxembourg is closed for business for a continuous period of 14 days (other than by reason of holiday, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so. Thereupon the holder may give notice to the Trustee and the Issuer of its intention to exchange the Permanent Global Note for definitive Notes on or after the Exchange Date (as defined below) specified in the notice. In any such event, the Issuer will issue definitive Notes, serially numbered, in the denomination of €50,000 each with interest coupons attached on issue in exchange for the entire Permanent Global Note.

On or after the Exchange Date, the holder of the Permanent Global Note may surrender the Permanent Global Note to or to the order of the Principal Paying Agent. In exchange for the Permanent Global Note the Issuer will deliver, or procure the delivery of, an equal aggregate principal amount of duly executed and authenticated definitive Notes (having attached to them all Coupons in respect of interest which has not already been paid on the Permanent Global Note), security printed in accordance with any applicable legal and stock exchange requirements and in or substantially in the form set out in the Trust Deed. On exchange of the Permanent Global Note, the Issuer will procure that it is cancelled and, if the holder so requests, returned to the holder together with any relevant definitive Notes.

Exchange Date means a day falling not less than 60 days after that on which the notice requiring exchange is given and on which banks are open for business in the city in which the specified office of the Principal Paying Agent is located.

Payments

No payment will be made on the Temporary Global Note unless exchange for an interest in the Permanent Global Note is improperly withheld or refused. Payments of interest on the Temporary Global Note will only be made upon certification as to non-U.S. beneficial ownership. Payments of principal and interest in respect of Notes represented by a Global Note will, subject as set out below, be made against presentation for endorsement and, if no further payment falls to be made in respect of the Notes, surrender of such Global Note to the order of the Principal Paying Agent or such other Paying Agent as shall have been notified to the Noteholders for such purpose. A record of each payment made will be endorsed on the appropriate part of the schedule to the relevant Global Note by or on behalf of the Principal Paying Agent, which endorsement shall be prima facie evidence that such payment has been made in respect of the Notes.

Notices

For so long as the Notes are represented by one or both of the Global Notes and such Global Note(s) is/are held on behalf of Euroclear and/or Clearstream, Luxembourg, notices to Noteholders may be given by delivery of the relevant notice to Euroclear and/or Clearstream, Luxembourg (as the case may be) for communication to the relevant Accountholders (as defined below) rather than by publication as required by Condition 14. Any such notice shall be deemed to have been given to the Noteholders on the second business day in Brussels and/or Luxembourg (as the case may be) after the day on which such notice is delivered to Euroclear and/or Clearstream, Luxembourg (as the case may be) as aforesaid.

Whilst any of the Notes held by a Noteholder are represented by one or both of the Global Notes, notices to be given by such Noteholder may be given by such Noteholder (where applicable) through Euroclear and/or Clearstream, Luxembourg and otherwise in such manner as the Principal Paying Agent and Euroclear and/or Clearstream, Luxembourg may approve for the purpose.

Accountholders

For so long as any of the Notes are represented by one or both of the Global Notes and such Global Note(s) is/are held on behalf of Euroclear and/or Clearstream, Luxembourg, each person who is for the time being shown in the records of Euroclear or Clearstream, Luxembourg as the holder of a particular principal amount of such Notes (each an Accountholder) (in which regard any certificate or other document issued by Euroclear or Clearstream, Luxembourg as to the principal amount of such Notes standing to the account of any person shall be conclusive and binding for all purposes) shall be treated as the holder of such principal amount of such Notes for all purposes (including for the purposes of any quorum requirements of, or the right to demand a poll at, meetings of the Noteholders and giving notice to the Issuer pursuant to Condition 8(c)) other than with respect to the payment of principal and interest on such Notes, the right to which shall be vested, as against the Issuer, the Guarantor and the Trustee, solely in the bearer of the relevant Global Note in accordance with and subject to its terms and the terms of the Trust Deed. Each Accountholder must look solely to Euroclear or Clearstream, Luxembourg, as the case may be, for its share of each payment made to the bearer of the relevant Global Note.

Prescription

Claims against the Issuer or, as the case may be, the Guarantor in respect of principal and interest on the Notes represented by a Global Note will be prescribed after 10 years (in the case of principal) and five years (in the case of interest) from the Relevant Date (as defined in Condition 6(b)).

Cancellation

Cancellation of any Note represented by a Global Note and required by the Conditions to be cancelled following its redemption or purchase will be effected by endorsement by or on behalf of the Principal Paying Agent of the reduction in the principal amount of the relevant Global Note on the relevant part of the schedule thereto.

Put Option

For so long as all of the Notes are represented by one or both of the Global Notes and such Global Note(s) is/are held on behalf of Euroclear and/or Clearstream, Luxembourg, the option of the Noteholders provided for in Condition 8(c) may be exercised by an Accountholder giving notice to the Principal Paying Agent in accordance with the standard procedures of Euroclear and Clearstream,

Luxembourg (which may include notice being given on his instructions by Euroclear or Clearstream, Luxembourg or any common depositary for them to the Principal Paying Agent by electronic means) of the principal amount of the Notes in respect of which such option is exercised and at the same time presenting or procuring the presentation of the relevant Global Note to the Principal Paying Agent for notation accordingly within the time limits set forth in that Condition.

Denominations

The Notes are issued in the denomination of €50,000. However, for so long as the Notes are represented by a Global Note and Euroclear and Clearstream, Luxembourg so permit, the Notes shall be tradeable in minimum nominal amounts of €50,000 and integral multiples of €1,000 thereafter. However, as specified under “Exchange” above, if definitive Notes are required to be issued they will only be printed and issued in denominations of €50,000. Accordingly, if definitive Notes are required to be issued, a Noteholder holding Notes having a nominal amount which cannot be represented by a definitive Note in the denomination of €50,000 will not be able to receive a definitive Note in respect of such Notes and will not be able to receive interest or principal in respect of such Note.

USE OF PROCEEDS

The net proceeds of the issue of the Floating Rate Notes, amounting to approximately €199,700,000, and the net proceeds of the issue of the Fixed Rate Notes, amounting to approximately €494,750,000, will be applied by the Issuer to finance the acquisition of DIS AG by a German subsidiary of the Guarantor and for its general corporate purposes outside of Switzerland.

DESCRIPTION OF THE ISSUER

Adecco International Financial Services B.V.

Adecco International Financial Services B.V. (the Issuer) is a finance vehicle and a wholly owned subsidiary of Adecco S.A. (the Guarantor). It was incorporated on 1 March 2006 with infinite duration under the laws of The Netherlands. The Issuer is registered with the Trade Register of the Chamber of Commerce (kamer van koophandel) in Utrecht under number: 30212925 as a private company with limited liability.

The authorised capital of the Issuer is €12,500,000 divided into 12,500 shares of €1,000 each. The issued share capital of the Issuer is €2,500,000 consisting of 2,500 shares of €1,000 each, held by the Guarantor. The Issuer’s Memorandum of Association does not provide for any conditional capital or any participation certificates. The Issuer has not taken any resolution about the issuance of new shares.

Managing Director

The sole Managing Director of the Issuer is Adecco Holding Europe B.V. a private company and subsidiary of the Guarantor with limited liability, having its corporate seat in Utrecht, The Netherlands and having its office address at 3542 AW Utrecht, Savannahweg 71, The Netherlands, registered with the Trade Register of the Chamber of Commerce in Utrecht under number 16088128.

Adecco Holding Europe B.V. is a holding company of the Adecco Group for operative and finance entities worldwide. Its purpose is, inter alia, to incorporate, participate in, co-operate with, conduct management of, render services to and finance other enterprises and legal entities.

The Directors of Adecco Holding Europe B.V. are Thorvald Voorman (Finance Director of Adecco Nederland Beheer), Gwen Klaphake (Manager of the Legal department for Dutch Operations) and James Fredholm (Head of Global Business Line Finance and Legal).

The business address of Thorvald Voorman and Gwen Klaphake is 3542 AW Utrecht, Savannahweg 71, The Netherlands. The business address of James Fredholm is Sägereistrasse 10, 8152 Glattbrugg, Switzerland.

At the date of this Offering Circular, there are no potential conflicts of interest between the duties to the Issuer of the sole managing director and its other interests and/or other duties.

The registered office of the Issuer is at 3542 AW Utrecht, Savannahweg 71, The Netherlands, telephone number +31 30 247 5555.

Due to the fact that the Issuer was incorporated in 2006, there are no financial statements or audit reports of the Issuer with respect to earlier periods available.

The Issuer is a finance vehicle to be used as Issuer of the Notes. Its principal objects are set out, in full, in Article 2 of its Articles of Association, and include the issuance of bonds. A copy of the Issuer’s Articles of Association will be available for inspection as described under General Information below.

DESCRIPTION OF THE GUARANTOR

Adecco S.A. is a company limited by shares (société anonyme) incorporated on 18 May 1967 and organised under the laws of Switzerland, with its registered office at Chéserex, and is entered under Commercial Register No. CH-550-1005691-8 of the Canton of Waadt, in Switzerland. The Company’s principal corporate office is the office of its management company, Adecco management & consulting S.A., at Sägereistrasse 10, 8152 Glattbrugg, Switzerland, tel: 00 41 44 878 8888.

The share capital of Adecco S.A. as of 31 December 2005 amounted to CHF187,607,395, which is divided into 187,607,395 registered shares of CHF1.00 each. The shares are listed on the SWX Swiss Exchange and the New York Stock Exchange.

Adecco S.A.’s consolidated financial statements have been prepared and presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP), rather than the international accounting standards adopted pursuant to the procedure of Article 3 of Regulation (EC) No 1606/2002. Please note that there may have been material differences in the financial information had Regulation (EC) No 1606/2002 been applied to the historical financial information, and a description of the differences are set out on pages F-A to F-C under the heading Description of Differences between IFRS and US GAAP.

The Company delivers a broad range of flexible staffing, employment and career services to corporate clients and qualified associates worldwide, through a network of over 6,600 branches and 33,000 full-time equivalent employees in over 70 countries and territories across North and South America, Europe, Asia Pacific, Latin America, and Africa. The Group’s main services include temporary staffing, permanent placement, project staffing and solutions, consulting and outsourcing.

In 2005, these services were marketed, offered and managed through three main Divisions: Adecco Staffing—focused upon temporary assignments and permanent placement across wide ranging industrial sectors; Ajilon Professional—focused upon temporary and permanent placement and outsourced solutions, especially in IT, engineering and finance; and LHH Career Services—providing outplacement and human resource consulting for companies in transition across most industry sectors.

In January 2006, the division structure was replaced by a geographical structure combined with newly introduced business lines through which the Company’s main services will now be marketed and managed: Adecco Finance & Legal; Adecco Engineering & Technical; Adecco Information Technology; Adecco Medical & Science; Adecco Sales, Marketing & Events; and Adecco Human Capital Solutions. The Company’s national country heads will continue to manage directly the industrial and office staffing business, while supporting the expansion of and driving efficiency across the global business lines at the country level.

The Group comprises numerous legal entities around the world, mainly organised along the divisional structure.

Service lines

Revenues and gross profits derived from temporary staffing totalled 94 per cent. and 81 per cent. in 2005, respectively, compared to 94 per cent. and 83 per cent. in 2004, respectively. Temporary staffing billings are generally negotiated and invoiced on an hourly basis. Temporary associates record the hours they have worked and these hours, at the rate agreed with the customer, are then accumulated and billed according to the agreed terms. Temporary staffing service revenues are recognised upon rendering of the service. The temporary associate is paid the net hourly amount after statutory deductions on a daily, weekly or monthly basis. Certain other employer payroll-related costs are incurred and the net difference between the amounts billed and payroll costs incurred is reported as gross profit. Temporary associates’ salaries and wages comprised 77 per cent. and 76 per cent. of total temporary staffing direct costs of services in 2005 and 2004, respectively. Social charges and benefits for the Company’s associates accounted for 20 per cent. and 21 per cent. of total temporary staffing direct costs of services in 2005 and 2004, respectively.

Revenues and gross profits derived from outsourcing, outplacement, and permanent placement services totalled 6 per cent. and 19 per cent. in 2005, respectively, compared to 6 per cent. and 17 per cent. in 2004, respectively. The terms of outsourcing and outplacement services are negotiated with the client on a project basis and revenues are recognised upon rendering of the service. For permanent placement services, the placement fee is directly negotiated with the client. Revenues from permanent placement services are recognised at the time the candidate begins full-time employment and an allowance is established, based on historical information, for any non-fulfilment of permanent placement obligations. Outplacement and permanent placement services provide significantly higher gross margin.

Operating results for the year ended 31 December 2005

Overview

2005 saw a strengthening of the overall business environment and continued growth in demand for staffing and human resource services. Countries undergoing favourable regulatory changes, such as Germany and Japan, experienced strong growth. Demand for outplacement services declined during 2005 as demand for these services weakens during a period of economic strength.

The Company’s strategic focus during 2005 was on organic growth through the strengthening of current operations and expansion of the branch network while maintaining tight cost control. The Company concluded 2005 with the following financial highlights:

•	revenues grew 6 per cent. to €18,303 million;

•	operating income increased by 16 per cent. to €614 million;

•	net income increased 37 per cent. to €453 million.

During 2005 the Company made strategic acquisitions in an effort to expand its service offering and to gain market share in existing markets and to develop new markets. This strategy was illustrated in the first quarter of 2005 when the Company announced its investment in Altedia, a leading human resources consulting company in France, which strengthens the LHH Career Services operations. In the second quarter the Company acquired the Spanish human resources service company Humangroup which secured the number one temporary staffing market position in Iberia. The addition of StaffWise Legal in the third quarter in the US further strengthens the Company’s professional expertise in the legal market.

Revenues

Revenues increased 6 per cent. to €18,303 million in 2005. This growth was driven primarily by temporary staffing volume increase as temporary hours sold rose 6 per cent. to 1,162 million. During 2005, permanent placement and outsourcing revenues grew at a significantly faster rate than outsourcing revenues, thus underscoring the general economic upswing. Permanent placement revenues grew 24 per cent. to €256 million.

Currency fluctuations had a minimal impact on 2005 revenues.

The fiscal year 2005 included 52 weeks compared to 53 weeks in 2004. In 2005, the Company recognised an increase in revenues of 8 per cent. excluding the impact of the additional week reported in 2004. The additional week in 2004 added approximately €214 million or 1 per cent. to revenues.

Gross profit

Gross profit increased 7 per cent., and 8 per cent. in constant currency, to €3,086 million in 2005. Gross margin improved 20 basis points (bp) to 16.9 per cent. versus 2004.

The gross margin percentages by service line shows that the temporary staffing gross margin of 14.5 per cent. decreased by 10 bp from 2004 to 2005. In 2005, permanent placement activity contributed 130 bp to the Company’s gross margin, an increase of 30 bp compared to 2004. The contribution of outplacement to the Company’s gross margin remained stable at 80 bp. Altedia compensated for the continued difficult trading conditions in the outplacement market.

Gross profit was also affected by past changes in social legislation in France, the adoption of which resulted in lower social security charges. The Company established provisions to cover the risk of non-compliance with the various legislation. The results of audits by local governments, the expiration of the statutes of limitation and better historical information led to a change in estimate that resulted in a reduction of provisions. This provision reduction amounted to €11 million and €38 million in 2005 and 2004, respectively.

Selling, general and administrative expenses

During 2005, the Company focused on expansion in key markets and, at the same time, maintained an emphasis on cost control. Although selling, general and administrative expenses (SG&A) decreased as a percentage of revenues by 10 bp to 13.5 per cent. in 2005 from 13.6 per cent. in 2004. SG&A increased 5 per cent. or 6 per cent. in constant currency, to €2,469 million in 2005.

In 2004 SG&A costs included additional costs of €83 million associated with the 2003 financial reporting delay, including additional audit work, litigation, and investigations, which were incurred in 2004.

Excluding the impact of the costs associated with the 2003 financial reporting delay, SG&A increased by 9 per cent. and increased as a percentage of revenues by 40 bp from 13.1 per cent. in 2004.

Compensation expenses, which comprised 67 per cent. of total SG&A, increased to €1,649 million in 2005, or 14 per cent. The increase was mainly due to the Company’s expansion of its branch network and the resulting increase in FTE employees. The average branches and the average FTE employees during 2005 increased 8 per cent. to 6,463 and 13 per cent. to 32,426, respectively. At year end, actual branches exceeded 6,600 and actual FTE employees approximated 33,000.

Marketing expenses increased 1 per cent. to €93 million in 2005. Bad debt expense decreased by €13 million to €12 million which reflects the positive effects of the continued focus on collections and of improvements in customer operations.

In 2004, SG&A was reduced by a change in estimate of French payroll liability provisions of €13 million. In 2005 there was no such reduction.

Operating income

Operating income increased 16 per cent., to €614 million in 2005. Operating income margin improved 30 bp to 3.4 per cent. in 2005 compared to 2004. The costs associated with the 2003 financial reporting delay reduced operating income margin in 2004 by 50 bp. Excluding these costs, operating income in 2004 was €613 million.

Interest expense

Interest expense decreased by €10 million to €52 million in 2005 compared to €62 million in 2004, mainly due to a reduction in debt occurring primarily during the third quarter and a change in the debt mix.

Other income/(expenses), net

Other income/(expenses), net, which includes interest income, foreign exchange gains and losses, and other non-operating income/(expenses), net, were €43 million in 2005 compared to €8 million in 2004. In the fourth quarter 2005, the Company realised a €42 million gain on the divestment of a minority holding in Professional Services Industries Holding, Inc. (PSI). The Company incurred €13 million hedging costs in 2005 which was €7 million higher than in 2004.

Provision for income taxes

The provision for income taxes decreased by €24 million to €150 million in 2005 compared to €174 million in 2004. The effective tax rate for the fiscal year 2005 was 24.8 per cent. compared with 36.5 per cent. last year. The main contributing elements supporting this improvement are: the absence of expenses associated with the 2003 financial reporting delay, which received a lower tax benefit, the successful resolution of a number of prior years’ tax audits and changes in tax legislation. The benefits from these favourable events during 2005 amounted to €32 million.

Net income

Net income for 2005 increased for the full year by 37 per cent. to €453 million, compared to €332 million in 2004. Basic EPS was €2.43 for 2005 compared with €1.77 for 2004. In the fourth quarter of 2005, the sale of a minority holding in PSI was completed, which added €31 million net of taxes, to the 2005 net income in addition to the €32 million income tax benefits from favourable events during 2005. In 2004 a gain on the sale of jobpilot of €30 million and the costs associated with the financial reporting delay of €83 million or €76 million, net of tax, is included in the 2004 net income.

Liquidity and capital resources

Liquidity is the ability to generate sufficient cash flows from operating activities to meet the Company’s obligations and commitments. In addition liquidity includes the ability to obtain appropriate financing. Currently, cash needed to finance the Company’s operations is primarily generated through operating activities, bank overdrafts and the existing multicurrency credit facility. In 2003 and prior years, the Company also issued bonds to finance operations.

The principal funding requirements of the Company’s business include financing working capital and capital expenditures. Capital expenditures mainly comprise the purchase of computer equipment, capitalised software, and cost of leasehold improvements.

Within the Company’s working capital, trade accounts receivable, net of allowance for doubtful accounts, comprises approximately 76 per cent. of total current assets. Accrued salaries and wages, payroll taxes and employee benefits and sales and value added taxes comprise 57 per cent. of total current liabilities. Working capital financing needs increase as business increases.

Management believes that the ability to generate cash from operations combined with additional capital resources available are sufficient to support planned expansion of existing business activities and to meet short- and medium-term financial commitments. Additionally, the Company may utilise available cash resources to repay debt. For acquisitions, the Company may choose to utilise available cash resources or secure additional financing.

Analysis of cash flow statements

The following table illustrates the cash from or used in operating, investing and financing activities:

Summary of cash flows information (in EUR)	2005	2004
	(in millions)
Net cash from operating activities of continuing operations	298	542
Net cash from/(used in) investing activities of continuing operations	(241)	113
Net cash used in financing activities of continuing operations	(478)	(407)

Cash flows from operations are generally derived from receipt of cash from customers less payments to temporary personnel, regulatory authorities, employees and other operating disbursements. Cash receipts are dependent on general business trends, foreign currency fluctuations and cash collection trends measured by Days Sales Outstanding (DSO). DSO varies significantly within the various countries in which the Company has operations, due to the various market practices within these countries. In general, an improvement of DSO reduces the balance of accounts receivable resulting in cash inflows from operating activities. Cash disbursement activity is predominantly associated with scheduled payroll payments to the temporary personnel. Given the nature of these liabilities, the Company has limited flexibility to adjust its disbursement schedule. Therefore, there is typically not a direct relationship between the timing of cash receipts and disbursements.

Recent Developments

On 9 January 2006, the Company announced that it had entered into an agreement to acquire approximately 29 per cent. of DIS AG (DIS) total shares outstanding at a price per share of €54.50, subject to regulatory approval. At the same time, the Company also announced its intention to launch a voluntary public tender offer for the remaining shares at the same price. The tender offer was launched on 6 February 2006. On 13 February 2006, an agreement was reached with certain shareholders to purchase an additional 38 per cent. of DIS shares (some of which were subject to regulatory approval) at a price of €58.50 per share, thereby increasing the tender offer price to €58.50 per share. Regulatory approval was obtained from the European Union on 3 March 2006 and on 8 March 2006 the tender offer was concluded. As a result of various agreements, purchase of shares on the open market and the tender offer the Company’s total shareholding in DIS amounts to approximately 83 per cent. as of 22 March 2006. The total acquisition costs for the 83 per cent. shareholding are estimated to be €580 million.

Adecco Germany Holding GmbH and UBS Limited concluded an acquisition financing agreement dated 13 January 2006 (hereinafter, the Credit Agreement), under which the Adecco Group is entitled to request credit lines with terms of up to 6 months within 180 days after signing the Credit Agreement to fulfil the payment of the net purchase price. This 180-day period might be extended once by an additional 12 months. The banks’ repayment claims are secured by a guarantee of Adecco S.A.

Credit ratings

The Company’s most current credit rating from Moody’s is Baa3 with positive outlook and from Standard & Poor’s is BBB- with positive outlook. Both ratings are investment grade. The Notes are expected to be rated in line with the Company’s senior unsecured long-term debt.

Board of Directors

As of the date of this Offering Circular, the Board of Directors of Adecco S.A. consisted of nine members.

The following table sets forth the name and principal positions of those individuals who served as members of the Board of Directors as of the date of this Offering Circular:

Jakob Baer - Member of the Board of Directors, Chairman of the Audit Committee, and member of the Corporate Governance Committee.

Jürgen Dormann - Vice-Chairman of the Board of Directors since November 2005, member of the Board of Directors and member of the Nomination & Compensation Committee.

Philippe Foriel-Destezet - Member of the Board of Directors since August 1996; Co-Chairman of the Board of Directors from June 2004 until November 2005. Founder of Ecco S.A. in France in 1964. Joint Chairman of the Board of Directors of Adecco S.A. from August 1996 to April 2002.

Klaus J. Jacobs - Chairman of the Board of Directors and Chief Executive Officer since November 2005; Member and Co-Chairman of the Board of Directors from June 2004 until November 2005. Chairman of ADIA from 1992 to 1996, member and Joint Chairman of the Board of Directors of Adecco S.A. from August 1996 to April 2002.

Philippe Marcel - Member of the Board of Directors.

Francis Mer - Member of the Board of Directors, Chairman of the Corporate Governance Committee, and member of the Nomination & Compensation Committee.

Thomas O’Neill - Member of the Board of Directors and member of the Audit Committee.

David Prince - Member of the Board of Directors, member of the Audit Committee, and member of the Corporate Governance Committee.

Peter V. Ueberroth - Member of the Board of Directors and Chairman of the Nomination & Compensation Committee.

The business address for the above directors is Adecco management & consulting SA, Sägereistrasse 10, 8152 Glattbrugg, Switzerland.

At the date of this Offering Circular, there are no potential conflicts of interest between the duties to the Guarantor of any of the Directors and their other interests and/or duties.

Senior Management

The following table sets forth the names of those individuals who currently serve as members of Senior Management of the Company.

Klaus J. Jacobs - Chairman & Chief Executive Officer of the Company.

Dominik de Daniel - Chief Financial Officer of the Company.

James Fredholm - Head of Global Business Line Finance & Legal.

Jean-Manual Bullukian - Chief Information Officer and Head of Global Business Line Adecco Information Technology and Head of Global Business Line Adecco Engineering & Technical.

Thomas Flatt - Chief Human Resources Officer and Head of Global Business Line Adecco Medical & Science.

Jan-Pieter Gommers - Head of Global Business Line Adecco Sales, Marketing & Events.

Ekkehard Kuppel - Head of Global Business Line Adecco Human Capital Solutions.

Gonzalo Fernandez-Castro - Chief Marketing & Business Development Officer.

Contingencies

In the ordinary course of business, the Company is involved in various legal actions and claims, including those related to social security charges, other payroll related charges and various employment related matters. Although the outcome of the legal proceedings cannot be predicted with certainty, the Company believes it has adequately reserved for such matters.

Securities class action lawsuits

Class action lawsuits in the U.S. against Adecco S.A. and certain of its current and former directors and officers, which were commenced following the Company’s January 2004 announcement that the release of its 2003 consolidated financial statements would be delayed, are pending. The lawsuits, which have been consolidated, allege violations of Sections 10(b) and 20(a) of the U.S. Securities Exchange Act of 1934 in connection with public disclosures made by the Company between March 2000 and January 2004 regarding its earnings and operating results. The Company believes that there is no merit to the allegations and the defendants filed a motion to dismiss. The U.S. District Court for the Southern District of California granted the defendants’ motion to dismiss and dismissed the plaintiffs’ amended consolidated complaint with prejudice on 29 March 2006. Unless the plaintiffs file an appeal within 30 days, the judgement will become final. There can be no assurance that the resolution of this matter will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows, with such potential effect being unquantifiable as of the date of this Offering Circular.

U.S. state unemployment tax reviews

In the U.S., the Company, like other companies, incurs costs for unemployment taxes based on taxable wages (which include the wages of its temporary staff) and tax rates notified by each state. Certain states have advised the Company that they are reviewing the unemployment tax rates applied by the Company as a result of certain past changes in structure in the U.S. As of this date, the Company has not received any assessments from these states. However, the Company anticipates that it will receive assessments from these states. It is possible that other states will initiate similar reviews. As of 31 December 2005, the Company has reserved € 9 million or potential assessments. Liability, if any, will depend on resolution of future assessments. There can be no assurance that, when finally resolved, the total liability arising from state unemployment tax reviews will not exceed the amount of the reserve or be material to the Company’s consolidated financial position, results of operations or cash flows. The Company intends to evaluate and, as appropriate, contest any such assessment.

French antitrust investigation

In November 2004, the French competition authority (DGCCRF) commenced an investigation concerning alleged anti-competitive practices in France by Adecco Travail Temporaire SASU, a French subsidiary of the Company. At this stage, the Company is unable to predict whether the outcome of this matter will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows, with such potential effect being unquantifiable as of the date of this Offering Circular.

Employment-related claims and costs

While the Company may be exposed to employment-related claims and costs that could materially adversely affect its business (see ‘Risk Factors’) the Company has policies and guidelines in place to help reduce its exposure to these risks and has purchased insurance policies against certain risks in amounts that it believes to be adequate.

Regulation

In many jurisdictions in which the Company operates, the temporary employment industry is heavily regulated. There can be no assurance that the countries in which the Company operates will not create additional regulations that prohibit or restrict types of employment services the Company currently provides, require the Company to obtain additional licensing to provide staffing services, or increase taxes payable by the providers of staffing services. The Company does not believe that any of the pending regulatory changes relating to the temporary employment industry will have a material adverse effect on the Company’s business. However, future changes in regulations may make it more difficult or expensive for the Company to continue to provide its staffing services and may have an adverse effect on the Company’s financial condition, results of operations and liquidity.

TAXATION

THE NETHERLANDS

General

The following is a general description of certain Dutch tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes, whether in those countries or elsewhere. Prospective purchasers of Notes should consult their tax advisers as to which countries’ tax laws could be relevant to acquiring, holding and disposing of Notes and receiving payments of interest, principal and/or other amounts under the Notes and the consequences of such actions under the tax laws of those countries. This summary is based upon the law as in effect on the date of this offering circular. The information and analysis contained within this section are limited to taxation issues, and prospective investors should not apply any information or analysis set out below to other areas, including (but not limited to) the legality of transactions involving the Notes.

Below is a summary of the principal Dutch tax consequences of the acquisition, holding and disposal of the Notes. The summary is based on Dutch tax law, published case law, and established practice as at the date hereof, without prejudice to any amendments introduced at a later date and implemented with or without retro-active effect.

The information in the summary is intended as general information only and it does not purport to be a comprehensive description of all Dutch tax considerations which could be relevant for a holder of the Notes. Prospective Noteholders should consult a professional tax adviser with respect to the tax consequences of investing in the Notes.

This summary does not address the situation of an individual Noteholder who holds an actual or deemed substantial interest (aanmerkelijk belang) within the meaning of Section 4.3 of the Income Tax Act 2001 (Wet inkomstenbelasting 2001) in the Issuer or in any entity that has, or that is part of a cooperation (samenwerkingsverband) that has, legally or in fact, directly or indirectly, the disposition of any part of the proceeds of the Notes. Generally, a Noteholder has a substantial interest in an entity if he or certain related persons hold alone or together with his/her spouse, directly or indirectly, (i) an interest representing the ownership of or certain rights over shares representing at least five percent of the entity’s total issued and outstanding share capital, or of the issued and outstanding capital of any class of shares, or (ii) rights to acquire such interest, or (iii) certain profit participating certificates relating to 5 per cent. or more of the entity’s annual profit and/or liquidation proceeds. A deemed substantial interest may be present if (part of) a substantial interest has been disposed of, or is deemed to have been disposed of, on a non-recognition basis.

Withholding Tax

All payments made under a Note will not be subject to any withholding tax or any deduction for, or on account of, any taxes of whatsoever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein, unless de jure or de facto (rechtens dan wel in feite):

(a) (i) one or more amount(s) to be paid under the Notes is or are contingent, in whole or in part, upon the amount of profits derived or distributed by, Issuer or by an affiliate of Issuer (verbonden lichaam); and (ii) the Notes do not have a specified final maturity date or have a final maturity date that falls on a date more than 10 years after the date of issue of the Notes; or

(b) (i) one or more obligation(s) to make a payment under the Notes is or are contingent, in whole or in part, upon the amount of profits derived or distributed by the Issuer or by an affiliate of the Issuer

(verbonden lichaam); and (ii) the Notes do not have a specified maturity date or have a final maturity date that falls on a date more than 50 years after the date of issue of the Notes; and (iii) the Notes are subordinated.

Corporate and Individual Income Tax

Residents of the Netherlands

For a Noteholder who is a resident or deemed to be a resident in the Netherlands and who is subject to Dutch corporate income tax, any income derived from and any gain made upon disposal of the Notes is generally taxable in the Netherlands.

For a Noteholder who is an individual and who is a resident or deemed to be a resident in the Netherlands or opts to be taxed as a resident of the Netherlands for purposes of the Income Tax Act 2001 (a Dutch Individual), any income derived from and any gain made upon the disposal of the Notes is generally taxable at progressive personal income tax rates, (i) if the Noteholder has or is deemed to have an enterprise or an interest in an enterprise, to which the Notes are attributable, or (ii) if such income or gain qualifies as “income from miscellaneous activities” (resultaat uit overige werkzaamheden) within the meaning of the Income Tax Act 2001, which could generally be the case if the Noteholder carries out activities related to the Notes in excess of regular, active portfolio management.

If for a Dutch Individual these conditions (i) and (ii) above do not apply, the income and gains from the Notes will be taxed as income from “savings and investments” (sparen en beleggen). Irrespective of the actual income or capital gains, the annual taxable income of all the assets and liabilities of a Dutch individual that are taxed under such regime – including, as the case may be, the Notes – is set at a fixed percentage. This percentage is 4 per cent. of the average fair market value of all assets and liabilities that are taxed under such regime at the beginning and at the end of each calendar year (minus a tax-free threshold). This income is subject to tax at a flat rate of 30 per cent.

Non-residents of the Netherlands

A Noteholder that is not a resident or deemed to be a resident in the Netherlands and, if he is an individual, has not opted to be taxed as a resident in the Netherlands for purposes of the Income Tax Act 2001 will not subject to Dutch taxation in respect of income derived from or gain made upon disposal of the Notes, unless:

•

such a Noteholder has an enterprise or an interest in an enterprise which is in whole or in part, carried out through a permanent establishment or a permanent representative in the Netherlands, to which the Notes are attributable;

•

such a Noteholder is entitled to a share in the profits of or has an interest in an enterprise effectively managed in the Netherlands other than by way of the holding of securities or through an employment contract, to which enterprise the Notes are attributable; or

•	if the Noteholder is an individual, the income derived from the Notes qualifies as “income from miscellaneous activities” in the Netherlands.

Gift and inheritance tax

A liability to Dutch gift tax will generally arise in case of an acquisition of Notes by way of a gift made by a (deemed) resident of the Netherlands. A liability to Dutch inheritance tax will generally arise in case of an acquisition or deemed acquisition of Notes by way of an inheritance or bequest on the death of a (deemed) resident of the Netherlands.

No Dutch gift or inheritance tax will arise on the transfer of Notes by way of gift by or upon the death of a Noteholder who is not a resident or deemed to be a resident of the Netherlands for the purposes of this tax, provided:

•

such acquisition is not construed as an inheritance, a bequest or a gift by or on behalf of a person who, at the time of the gift or his death, is or was a resident or a deemed resident of the Netherlands;

•

such Noteholder does not own an enterprise or an interest in an enterprise which is carried on through a permanent establishment or permanent representative in the Netherlands and to which enterprise the Notes are or were attributable;

•

such Noteholder is not entitled to a share in the profits of an enterprise effectively managed in the Netherlands, other than by way of the holding of securities or through an employment contract, to which enterprise the Notes are or were attributable; and

•	such Noteholder does not die, while being a resident or deemed resident of the Netherlands, within 180 days after the date on which a gift of Notes was made.

Other taxes and duties

No Netherlands registration tax, transfer tax, stamp duty or similar tax or duty other than court fees, will be payable in the Netherlands by a Noteholder in connection with the execution, delivery and/or enforcement by legal proceedings of the documents relating to the issue of the Notes or the performance by the Issuer of its obligations in that respect.

SWITZERLAND

General

The discussion of certain Swiss taxes as set out below is included for general information only and is not exhaustive of all tax considerations that may be relevant to a particular holder of Notes in light of the holder’s particular circumstances nor does it address the tax considerations relevant to certain types of holders who may be subject to special treatment under the applicable tax laws. Such statements are not intended to be, and should not be interpreted as legal or tax advice to any particular holder of Notes, and no representations with respect to the tax consequences to any particular holder are made. Potential investors are therefore urged to consult their tax advisors to determine the special tax consequences of the acquisition, transfer, sale or redemption or any other disposition of the Notes.

Withholding Tax

According to the present practice of the Swiss Federal Tax Administration, provided the net proceeds from the issue of the Notes are received and used directly or indirectly, exclusively outside Switzerland, the payments in respect of the Coupons and the repayment of the Notes by the Issuer or any payments under the Guarantee by the Guarantor are not subject to Swiss Federal Anticipatory Tax (Verrechnungssteuer).

Issue, Stamp and Other Taxes

The issuance of the Notes is not subject to Swiss Issuance Stamp Duty (Emissionsabgabe).

The subsequent sale or transfer of the Notes, may, however, be subject to Swiss Transfer Stamp Tax (Umsatzabgabe) at a current rate of up to 0.3 per cent., as well as the SWX turnover fee of currently up to 0.02 per cent. (including the Federal Banking Commission surcharge), both calculated on the purchase price or the sale proceeds, respectively, if such transfer occurs through or with a Swiss bank or another Swiss securities dealer as defined in the Swiss Federal Stamp Tax Act.

Income Taxation on Principal or Interest

A holder of Notes who is not a resident of Switzerland for tax purposes will not be liable for any Swiss income or profit taxes in respect of the Notes, unless the Notes are attributable to a permanent establishment or a fixed place of business maintained in Switzerland. (However, such non-Swiss resident Noteholder may be required to pay or otherwise incur the cost of the Swiss Transfer Stamp Tax on a transfer of the Notes that is due if the transfer occurs through or with a Swiss bank or another Swiss securities dealer as defined in the Swiss Federal Stamp Tax Act.)

Income Taxation on Gains on Sales or Redemption

A holder of Notes who is not a resident of Switzerland for tax purposes will not be liable for any Swiss income or profit taxes in respect of the Notes, unless the Notes are attributable to a permanent establishment or a fixed place of business maintained in Switzerland. (However, such non-Swiss resident Noteholder may be required to pay or otherwise incur the cost of the Swiss Transfer Stamp Tax on transfer of the Notes that is due if the transfer occurs through or with a Swiss bank or another Swiss securities dealer as defined in the Swiss Federal Stamp Tax Act.)

Swiss Tax Retention in connection with EU Savings Directive 2003/48/EC

On 1 July 2005, Switzerland introduced a tax retention on interest payments or similar income paid by a Swiss paying agent as defined in Articles 1 and 6 of the Agreement between the European Community and the Swiss Confederation providing for measures equivalent to those laid down in Council Directive 2003/48/EC on taxation of savings income in the form of interest payments (the EC-Agreement) to the beneficial owner who is an individual and resident in the EU unless the interest payments are made on debt-claims issued by debtors who are residents of Switzerland or pertaining to permanent establishments of non-residents located in Switzerland. The tax retention may be withheld at the rate of 15 per cent. during the first three years of application of the EC-Agreement, 20 per cent. for the subsequent three years and 35 per cent. thereafter. The Swiss paying agent may be explicitly authorised by the beneficial owner of the interest payments to report interest payments to the Swiss Federal Tax Administration. Such report will then substitute the tax retention.

EU SAVINGS DIRECTIVE

Under EC Council Directive 2003/48/EC on the taxation of savings income, Member States are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories including Switzerland have agreed to adopt similar measures (a withholding system in the case of Switzerland) with effect from the same date.

SUBSCRIPTION AND SALE

Goldman Sachs International, Société Générale, UBS Limited, BNP Paribas, CALYON, Credit Suisse Securities (Europe) Limited, Natexis Banques Populaires and The Royal Bank of Scotland plc (the Managers) have, pursuant to a Subscription Agreement (the Subscription Agreement) dated 20 April 2006, jointly and severally agreed to subscribe or procure subscribers for the Notes (i) in relation to the Floating Rate Notes, at the issue price of 100 per cent. of the principal amount of Floating Rate Notes, less a combined selling concession and management and underwriting commission of 0.15 per cent. of the principal amount of the Floating Rate Notes and (ii) in relation to the Fixed Rate Notes at the issue price of 99.325 per cent. of the principal amount of the Fixed Rate Notes, less a combined selling concession and management and underwriting commission of 0.375 per cent. of the principal amount of the Fixed Rate Notes. The Issuer will also reimburse the Managers in respect of certain of their expenses, and has agreed to indemnify the Managers against certain liabilities, incurred in connection with the issue of the Notes. The Subscription Agreement may be terminated in certain circumstances prior to payment of the Issuer.

United States

The Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the Securities Act.

The Notes are subject to U.S. tax law requirements and may not be offered, sold or delivered within the United States or its possessions or to a United States person, except in certain transactions permitted by U.S. tax regulations. Terms used in this paragraph have the meanings given to them by the U.S. Internal Revenue Code of 1986 and regulations thereunder.

Each Manager has agreed that, except as permitted by the Subscription Agreement, it will not offer, sell or deliver the Notes (a) as part of their distribution at any time or (b) otherwise until 40 days after the later of the commencement of the offering and the Closing Date within the United States or to, or for the account or benefit of, U.S. persons and that it will have sent to each dealer to which it sells any Notes during the distribution compliance period a confirmation or other notice setting forth the restrictions on offers and sales of the Notes within the United States or to, or for the account or benefit of, U.S. persons. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act.

In addition, until 40 days after the commencement of the offering, an offer or sale of Notes within the United States by any dealer that is not participating in the offering may violate the registration requirements of the Securities Act.

United Kingdom

Each Manager has represented and agreed that, except as permitted by the Subscription Agreement:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Italy

The offering of the Notes has not been cleared by CONSOB (the Italian Securities Exchange Commission) pursuant to Italian securities legislation and, accordingly, no Notes may be offered, sold or delivered, nor may copies of the Offering Circular or of any other document relating to the Notes be distributed in the Republic of Italy, except:

(a)	to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July 1998, as amended; or

(b)

in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of 24 February 1998 (the Financial Services Act) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of 14 May 1999, as amended.

Any offer, sale or delivery of the Notes or distribution of copies of the Offering Circular or any other document relating to the Notes in the Republic of Italy under (a) or (b) above must be:

(i)

made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act and Legislative Decree No. 385 of 1 September 1993 (the Banking Act); and

(ii)

in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in the Republic of Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in the Republic of Italy and their characteristics; and

(iii)	in compliance with any other applicable laws and regulations.

General

No action has been taken by the Issuer, the Guarantor or any of the Managers that would, or is intended to, permit a public offer of the Notes in any country or jurisdiction where any such action for that purpose is required. Accordingly, each Manager has undertaken that it will not, directly or indirectly, offer or sell any Notes or distribute or publish any offering circular, prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations and all offers and sales of Notes by it will be made on the same terms.

GENERAL INFORMATION

Authorisation

1.

The issue of the Notes was duly authorised by a resolution of the management board of the Issuer dated 28 March 2006 and the giving of the Guarantee for the Fixed Rate Notes and the Floating Rate Notes was duly authorised by a resolution of the Board of Directors of the Guarantor dated 22 March 2006.

Listing

2.

Application has been made to the UK Listing Authority for the Notes to be admitted to the Official List and to the London Stock Exchange for the Notes to be admitted to trading on the London Stock Exchange’s Gilt Edged and Fixed Interest Market. The admission of the Notes to the Official List will be expressed as a percentage of their nominal amount (excluding accrued interest). It is expected that admission to the Official List and to trading on the London Stock Exchange’s Gilt Edged and Fixed Interest Market will be granted on or about 25 April 2006, subject only to the issue of the Temporary Global Notes. Prior to official listing, dealings will be permitted by the London Stock Exchange in accordance with its rules. The total expenses related to the admission to trading of the Notes will be approximately €3,165,000.

The Issuer or Adecco, S.A. may, prior to the redemption of the Notes, be required to prepare its financial statements in accordance with, or reconciled to, International Financial Reporting Standards. The obligation to prepare financial statements in accordance with, or reconciled to, International Financial Reporting Standards may be unduly burdensome for the Issuer or Adecco, S.A. Consequently, the Issuer may decide, pursuant to the provisions of the Trust Deed, either to (i) move the Notes from the London Stock Exchange’s Gilt Edged and Fixed Interest Market to the London Stock Exchange’s Professional Securities Market, or (ii) delist the Notes from the London Stock Exchange and seek an alternative listing for the Notes on another internationally recognised stock exchange.

Clearing Systems

3.

The Floating Rate Notes have been accepted for clearance through Euroclear and Clearstream, Luxembourg (which are the entities in charge of keeping the records) with the ISIN number XS0250708103 and the Common Code 025070810. The Fixed Rate Notes have been accepted for clearance through Euroclear and Clearstream, Luxembourg with the ISIN number XS0250709333 and the Common Code 025070933.

The address of Euroclear is Euroclear Bank SA/NV, 1 Boulevard du Roi Albert II, B-1210 Brussels and the address of Clearstream, Luxembourg is Clearstream Banking, 42 Avenue JF Kennedy, L-1855 Luxembourg.

No significant change

4.

There has been no significant change in the financial or trading position of the Issuer since its incorporation or the Guarantor or the Group since 31 December 2005 and there has been no material adverse change in the prospects of the Issuer since its incorporation or the Guarantor or the Group since 31 December 2005.

Litigation

5.

The Issuer is not, and has not been involved in any governmental, legal or arbitration proceedings (including any proceedings which are pending or threatened of which the Issuer is aware) which may have or have had in the 12 months preceding the date of this document a significant effect on the financial position or profitability of the Issuer, the Guarantor or the Group. Save as disclosed in this Offering Circular on page 52 under the headings (i) Securities class action lawsuits, (ii) U.S. state unemployment tax reviews, and (iii) French antitrust investigation, neither the Guarantor nor any other member of the Group is or has been involved in any governmental, legal or arbitration proceedings (including any proceedings which are pending or threatened of which the Guarantor is aware) which may have or have had in the 12 months preceding the date of this document a significant effect on the financial position or profitability of the Issuer, the Guarantor or the Group.

Accounts

6.	The auditors of the Issuer are Ernst & Young, the Netherlands Registeraccountants and a member of the Royal NIVRA (Koninklijk Nederlands Instituut van, Registeraccountants).

The auditors of the Guarantor are Ernst & Young AG, Zurich, Switzerland, independent certified public accountants, who have audited the Guarantor’s accounts, without qualification, in accordance with US generally accepted auditing standards for each of the three financial years ended on 31 December 2005.

The auditors do not have any material interest in the Issuer or the Guarantor.

U.S. tax

7.

The Notes and Coupons will contain the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code.”

Documents

8.

Copies of the following documents will be available from the offices of the Issuer and from the specified office of the Paying Agent for the time being in London so long as any of the Notes remains outstanding:

(a)	the constitutional documents (with an English translation thereof) of the Issuer and the Articles of Association of the Guarantor (with an English translation thereof);

(b)	the annual reports of the Guarantor for the financial years ended 2 January 2005 and 31 December 2005 in English; and

(c)	the Subscription Agreement, the Trust Deeds, and the Agency Agreement.

Reliance by Trustee

9.

The Trust Deeds provide that any certificate or report of the auditors of the Guarantor or any other expert called for by or provided to the Trustee (whether or not addressed to the Trustee) in accordance with or for the purposes of the Trust Deeds may be relied upon by the Trustee as sufficient evidence of the facts stated therein, whether or not any such certificate or report or any engagement letter or other document entered into by the Trustee and such auditors and/or expert in connection therewith contains any limit on liability (monetary or otherwise) of such auditors and/ or expert.

Managers transacting with the Guarantor

10.

Certain of the Managers and their affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with, and may perform services to the Guarantor and its affiliates in the ordinary course of business.

FINANCIAL INFORMATION

Consolidated Financial Statements of the Guarantor

Set out below are the audited consolidated financial statements of the Guarantor for the year ended 31 December 2005.

Adecco Group – Consolidated balance sheets

In millions, except share and per share amounts

As of (in EUR)		31. 12. 2005	2. 1. 2005
Assets
Current assets:
– Cash and cash equivalents		468	879
– Short-term investments	Note 4	380	324
– Trade accounts receivable, net	Note 5	3,659	3,149
– Other current assets	Note 15	298	260
Total current assets		4,805	4,612

Property, equipment, and leasehold improvements, net	Note 6	240	261
Other assets	Note 15	312	364
Intangible assets, net	Note 2, 7	48	8
Goodwill	Note 2, 7	1,434	1,196
Total assets		6,839	6,441

Liabilities and shareholders’ equity
Liabilities:
Current liabilities:
– Accounts payable and accrued expenses:
– Accounts payable		183	152
– Accrued salaries and wages		851	758
– Accrued payroll taxes and employee benefits		834	764
– Accrued sales and value added taxes		513	487
– Accrued income taxes	Note 15	328	341
– Other accrued expenses		578	523
– Total accounts payable and accrued expenses		3,287	3,025
– Short-term debt and current maturities of long-term debt	Note 8	550	230
Total current liabilities		3,837	3,255

Long-term debt, less current maturities	Note 8	722	1,272
Other liabilities	Note 15	143	139
Total liabilities		4,702	4,666

Minority interests		20	2

Shareholders’ equity:
Common shares	Note 10	117	116
Additional paid-in capital		2,045	2,026
Treasury stock, at cost	Note 10	(59)	(1)
Accumulated deficit		(25)	(356)
Accumulated other comprehensive income/(loss), net	Note 10	39	(12)
Total shareholders’ equity		2,117	1,773
Total liabilities and shareholders’ equity		6,839	6,441

The accompanying notes are an integral part of these consolidated financial statements.

Adecco Group – Consolidated statements of operations

In millions, except share and per share amounts

For the fiscal years (in EUR)		2005	2004	2003
		(52 weeks )	(53 weeks )	(52 weeks )
Revenues	Note 17	18,303	17,239	16,226
Direct costs of services		(15,217)	(14,365)	(13,469)
Gross profit		3,086	2,874	2,757
Selling, general and administrative expenses		(2,469)	(2,343)	(2,242)
Amortisation of intangible assets	Note 7	(3)	(1)	(6)
Operating income	Note 17	614	530	509

Interest expense		(52)	(62)	(70)
Other income/(expenses), net	Note 14	43	8
Income applicable to minority interests		(2)
Income before income taxes, discontinued operations, and cumulative effect of change in accounting principle		603	476	439

Provision for income taxes	Note 15	(150)	(174)	(128)
Income from continuing operations and before cumulative effect of change in accounting principle		453	302	311
Income/(loss) from discontinued operations			30	(3)
Cumulative effect of change in accounting principle, net of tax				(3)
Net income		453	332	305

Basic earnings per share data:
– Continuing operations		2.43	1.61	1.66
– Discontinued operations			0.16	(0.01)
– Cumulative effect of change in accounting principle				(0.02)
Basic earnings per share	Note 16	2.43	1.77	1.63
Basic weighted-average shares	Note 16	186,599,019	187,074,416	186,744,214

Diluted earnings per share data:
– Continuing operations		2.34	1.54	1.63
– Discontinued operations	Note 3		0.15	(0.01)
– Cumulative effect of change in accounting principle				(0.01)
Diluted earnings per share	Note 16	2.34	1.69	1.61
Diluted weighted-average shares	Note 16	196,546,937	201,328,174	195,777,267

The accompanying notes are an integral part of these consolidated financial statements.

Adecco Group – Consolidated statements of cash flows

In millions, except share and per share amounts

For the fiscal years (in EUR)	2005	2004	2003
	(52 weeks )	(53 weeks )	(52 weeks )
Cash flows from operating activities of continuing operations
Net income	453	332	305

Adjustments to reconcile net income to cash flows from operating activities of continuing operations:
– (Income)/loss from discontinued operations		(30)	3
– Depreciation and amortisation	109	120	142
– Bad debt expense	12	25	44
– Stock-based compensation	11	20	6
– Deferred tax provision/(benefit)	14	(3)	65
– Other charges	(16)	14	25

Changes in operating assets and liabilities, net of acquisitions:
– Trade accounts receivable	(357)	(281)	(219)
– Accounts payable and accrued expenses	80	318	94
– Other assets and liabilities	(8)	27	(12)
Cash flows from operating activities of continuing operations	298	542	453

Cash flows from/(used in) investing activities of continuing operations
Capital expenditures	(68)	(68)	(54)
Proceeds from sale of property and equipment		1	2
Acquisition of Altedia, net of cash acquired	(91)
Acquisition of Humangroup, net of cash acquired	(57)
Purchase of available-for-sale securities	(164)	(84)	(178)
Purchase of term deposits	(327)	(84)	(225)
Proceeds from sale of available-for-sale securities	206	82
Proceeds from sale of term deposits	244	196
Proceeds from sale of PSI	42
Cash settlements on derivative instruments	(9)	93	31
Other acquisition and investing activities, net	(17)	(23)	(8)
Cash flows from/(used in) investing activities of continuing operations	(241)	113	(432)

Adecco Group – Consolidated statements of cash flows—(Continued)

In millions, except share and per share amounts

For the fiscal years (in EUR)	2005	2004	2003
	(52 weeks )	(53 weeks )	(52 weeks )
Cash flows from/(used in) financing activities of continuing operations
Net decrease in short-term debt	(23)	(11)	(167)
Borrowings on long-term debt, net of issuance costs			580
Repayment of long-term debt	(249)	(336)	(74)
Dividends paid to shareholders	(122)	(86)	(75)
Common stock options exercised	9	7	9
Cash settlements on derivative instruments	(35)	14	76
(Purchase)/proceeds from sale of treasury shares	(58)	5	1
Other financing activities			7
Cash flows from/(used in) financing activities of continuing operations	(478)	(407)	357

Net proceeds from sale of discontinued operations		64

Effect of exchange rate changes on cash	10	2	(21)
Net increase/(decrease) in cash and cash equivalents	(411)	314	357
Cash and cash equivalents:
– Beginning of year	879	565	208
– End of year	468	879	565

Supplemental disclosures of cash paid
Cash paid for interest	42	49	63
Cash paid for income taxes	169	117	134

Supplemental disclosures of non-cash investing activities
Stock received in the sale of jobpilot		24
Asset retirement obligations	3	(3)	12

The accompanying notes are an integral part of these consolidated financial statements.

Adecco Group – Consolidated statements of changes in shareholders’ equity

In millions, except share and per share amounts

In EUR	Common Shares	Additional paid-in capital	Treasury stock, at cost	Accumulated deficit	Accumulated other compre- hensive income/ (loss), net	Total shareholders’ equity
December 30, 2002	116	1,978	(6)	(832)	83	1,339
Comprehensive income:
Net income				305		305
Other comprehensive income/(loss), net of tax
– Currency translation adjustment					(41)	(41)
– Unrealised gain on cash flow hedging activities					3	3
– Minimum pension liability adjustment					(2)	(2)
– Changes in available-for-sale securities					2	2
Total comprehensive income						267
Stock-based compensation		6				6
Common stock options exercised		9				9
Treasury stock transactions			1			1
Cash dividends, CHF 0.60 per share				(75)		(75)
December 28, 2003	116	1,993	(5)	(602)	45	1,547
Comprehensive income:
Net income				332		332
Other comprehensive income/(loss), net of tax
– Currency translation adjustment					(57)	(57)
– Unrealised gain on cash flow hedging activities					3	3
– Minimum pension liability adjustment					(5)	(5)
– Changes in available-for-sale securities					2	2
Total comprehensive income						275
Stock-based compensation		25				25
Common stock options exercised		7				7
Treasury stock transactions		1	4			5
Cash dividends, CHF 0.70 per share				(86)		(86)

Adecco Group – Consolidated statements of changes in shareholders’ equity—(Continued)

In millions, except share and per share amounts

In EUR	Common Shares	Additional paid-in capital	Treasury stock, at cost	Accumulated deficit	Accumulated other compre- hensive income/ (loss), net	Total shareholders’ equity
January 2, 2005	116	2,026	(1)	(356)	(12)	1,773

Comprehensive income:
Net income			453			453
Other comprehensive income/(loss), net of tax
– Currency translation adjustment					44	44
– Unrealised loss on cash flow hedging activities					(1)	(1)
– Minimum pension liability adjustment					6	6
– Changes in available-for-sale securities					2	2
Total comprehensive income						504
Stock-based compensation		11				11
Common stock options exercised	1	8				9
Treasury stock transactions			(58)			(58)
Cash dividends, CHF 1.00 per share				(122)		(122)
December 31, 2005	117	2,045	(59)	(25)	39	2,117

The accompanying notes are an integral part of these consolidated financial statements.

Adecco Group – Notes to consolidated financial statements

In millions, except share and per share amounts

Note 1 – The business and summary of significant accounting policies

Business

The consolidated financial statements include Adecco S.A., a Swiss corporation, its majority-owned subsidiaries and other affiliated entities (collectively, the “Company”). The Company’s principal business is providing personnel services to businesses and organisations worldwide. During 2005, the Company’s services were marketed and managed through three divisions: Adecco Staffing, Ajilon Professional and LHH Career Services. The Adecco Staffing division provided flexible temporary staffing and permanent placement services to a broad range of businesses and industries, including the banking, electronics, retail, chemical/pharmaceutical, and telecommunications sectors. The Ajilon Professional division offered specialised temporary staffing, permanent placement, and consulting services, with particular emphasis in the areas of information technology, finance, accounting and legal, engineering, and high-end clerical support. The LHH Career Services division provided outplacement, restructuring, and talent solutions services.

Prior to the sale of jobpilot GmbH and subsidiaries (“jobpilot”), the Company provided services through a fourth division: e-HR Services & Others, which provided online recruitment advertising. On April 22, 2004, the jobpilot operations were sold, and accordingly the operating results, assets and liabilities and cash flows related to jobpilot have been reclassified as discontinued operations in the consolidated financial statements.

In January 2006, the division structure was replaced by a geographical structure combined with newly introduced global business lines through which the Company’s main professional services will now be marketed and managed: Adecco Finance & Legal; Adecco Engineering & Technical; Adecco Information Technology; Adecco Medical & Science; Adecco Sales, Marketing & Events; and Adecco Human Capital Solutions. The Company’s country heads continue to manage directly the industrial and office staffing business, while supporting the expansion of and driving efficiency across the global professional business lines at the country level.

The Company provides services to businesses and organisations located throughout North America, Europe, Asia Pacific, Latin America, and Africa.

Basis of presentation

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and the provisions of Swiss law. In 2005, the Company decided to change its fiscal year-end. Instead of the Company’s fiscal year ending on the Sunday nearest to December 31, the Company now has a fiscal year that coincides with the calendar year. The change did not have a material impact on the consolidated financial statements. For 2005, the Company’s fiscal year included 52 weeks ending December 31, 2005. In 2004 and 2003, the Company’s fiscal year contained 53 weeks ending January 2, 2005 and 52 weeks ending December 28, 2003, respectively.

Reporting currency

The reporting currency of the Company is the Euro, which reflects the significance of the Company’s Euro-denominated operations. Adecco S.A.’s share capital is denominated in Swiss francs, and the Company declares and pays dividends in Swiss francs. The Swiss franc is the currency of stock option grants since it is the functional currency of the parent company, Adecco S.A.

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

Foreign currency translation

The Company’s operations are conducted in various countries around the world and the financial statements of foreign subsidiaries are reported in the applicable foreign currencies (functional currencies). Financial information is translated from the applicable functional currency to the Euro, the reporting currency, for inclusion in the Company’s consolidated financial statements. Income, expenses and cash flows are translated at average exchange rates prevailing during the fiscal year and assets and liabilities are translated at fiscal year-end exchange rates. Resulting translation adjustments are included as a component of accumulated other comprehensive income/(loss), net, in shareholders’ equity. Exchange gains and losses on intercompany balances that are considered permanently invested are also included in equity. Business transactions denominated in foreign currencies are recorded in the statements of operations at the rate applicable on the date of the transaction or the monthly average rate.

Principles of consolidation

The consolidated financial statements include 100% of the assets, liabilities, revenues, expenses, income, loss and cash flows of Adecco S.A., its majority-owned subsidiaries and entities for which the Company has been determined to be the primary beneficiary under the Financial Accounting Standards Board Interpretation No. 46(R), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“FIN 46(R)”). Minority interest is calculated for entities fully consolidated but not wholly owned. The components of equity attributable to the minority shareholders is presented in minority interests within the consolidated balance sheets while net income attributed to the minority shareholders is included in income applicable to minority interests, within the consolidated statements of operations. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

The Company records investments in affiliates over which it is able to exercise significant influence using the equity method of accounting. The cost method of accounting is applied for investments in entities over which the Company is not able to exercise significant influence (generally investments in which the Company’s ownership is less than 20%) and for which fair market value is not readily determinable. The accounting policy for other types of investments is described within this note under short-term investments.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make judgments, assumptions, and estimates that affect the amounts reported in the consolidated financial statements and accompanying notes. On an ongoing basis, management evaluates its estimates, including those related to allowance for doubtful accounts, accruals and provisions, impairment of goodwill, contingencies, and income taxes. The Company bases its estimates on historical experience and on various other market specific assumptions that are believed to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ significantly from those estimates.

The French government has instituted various social programs, the adoption of which resulted in the recognition of a lower social security charge. The Company establishes provisions to cover the risk of non-compliance with these programs as well as for other French social security related risks. The results of audits by local authorities, expiration of the statutes of limitation, and availability of better historical information led to a significant change in estimate that resulted in a reduction of provisions of

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

EUR 11 in 2005, EUR 51 in 2004, and EUR 94 in 2003, which has been included in the determination of 2005, 2004, and 2003 operating income in the accompanying consolidated statements of operations. These changes resulted in an increase to 2005 basic and diluted earnings per share, net of tax, of EUR 0.04 and EUR 0.04, respectively, an increase to 2004 basic and diluted earnings per share, net of tax, of EUR 0.18 and EUR 0.17, respectively, and an increase to 2003 basic and diluted earnings per share, net of tax, of EUR 0.32 and EUR 0.31, respectively.

Recognition of revenues

The Company generates revenues from sales of temporary staffing services, permanent placement services, outsourcing services, outplacement services, and other personnel services. Revenues are recognised on the accrual basis. Allowances are established for estimated discounts, rebates, and other adjustments.

Revenues related to temporary staffing services are generally negotiated and invoiced on an hourly basis. Temporary associates record the hours they have worked and these hours, at the rate agreed with the customer, are then accumulated and billed according to the agreed terms. Temporary staffing service revenues are recognised upon rendering of the service.

Revenues related to permanent placement services are recognised at the time the candidate begins full-time employment, and an allowance is established for non-fulfillment of permanent placement obligations.

Revenues related to outsourcing services and outplacement services are negotiated with the client on a project basis and revenues are recognised upon rendering of the service.

The Company presents revenues and the related direct costs of services in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent” (“EITF Issue No. 99-19). For sales arrangements in which the Company acts as a principal in the transaction and has risks and rewards of ownership (such as the obligation to pay temporary personnel and the risk of loss for collection and performance or pricing adjustments), the Company reports gross revenues and gross direct costs. Under arrangements where the Company acts as an agent and subcontracts to others, the revenues are reported on a net basis.

The Company provides services in the normal course of business at arms length terms to entities that are affiliated with certain of its officers and significant shareholders through investment or board directorship.

Marketing costs

Advertising and marketing costs totalled EUR 93, EUR 92, and EUR 82, in 2005, 2004, and 2003, respectively. These costs are included in selling, general and administrative expenses and are expensed as incurred.

Stock-based compensation

The Company utilises the fair value method of accounting for stock-based compensation in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). Upon adoption of SFAS No. 123 at the beginning of 2003, the Company elected to use the prospective method to recognise stock-based compensation expense in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation–Transition and Disclosure” (“SFAS No. 148”). Accordingly, the Company will continue to use the intrinsic value method

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

prescribed by Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and related interpretations in accounting for employee stock options granted prior to 2003 until the adoption of the revised SFAS No. 123, “Share-Based Payment” (“SFAS No. 123(R)”) on January 1, 2006. The impact of SFAS No. 123(R) is described within this note under New accounting standards. Stock options are generally awarded to employees with exercise prices that are equal to or higher than the market price of the Company’s stock on the date of grant. For employee stock options issued under APB No. 25 prior to the adoption of SFAS No. 123, the Company generally did not record compensation expense for such options except, for example, in circumstances when a modification to the outstanding option was made which required a new measurement date.

Had compensation expense for the Company’s stock-based compensation plans, which were accounted for in accordance with APB No. 25, been determined based on the fair value method at the grant dates for awards under those plans consistent with SFAS No. 123, the Company’s pro forma net income and earnings per share would have changed as follows:

In EUR	2005	2004	2003
Net income, as reported	453	332	305
Stock-based employee compensation expense included in reported net income, net of tax	8	20	6
Total stock-based employee compensation expense determined under the fair value based method for all awards, net of tax	(20)	(54)	(59)
Pro forma net income	441	298	252
Basic earnings per share:
– As reported	2.43	1.77	1.63
– Pro forma	2.37	1.59	1.35
Diluted earnings per share:
– As reported	2.34	1.69	1.61
– Pro forma	2.28	1.52	1.34

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model and the following weighted-average assumptions:

	2004	2003
Expected lives (in years)	6.5	5.7
Risk-free interest rate	2.48%	2.05%
Expected volatility	48%	49%
Expected dividend yield	1%	1%

There were no options granted during 2005. The weighted-average fair value of options granted in 2004 and 2003 was CHF 26 (EUR 17) and CHF 33 (EUR 22) per option, respectively. In 2004, all options granted were granted above the market price while in 2003, all stock options were granted at the market price on the date of grant.

The Black-Scholes valuation model is used to determine the fair value of options in accordance with U.S. GAAP. Management believes that this model appropriately approximates the fair value of the

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

stock option. The fair value of the option award, as calculated using the Black-Scholes model, is expensed for non-tradable stock options on a straight-line basis and for tradable stock options on an accelerated basis over the service period, which is consistent with the vesting period.

Cash equivalents

Cash equivalents consist of highly liquid instruments having an original maturity at the date of purchase of three months or less.

Short-term investments

Short-term investments consist mainly of short and medium-term bank deposits, investments in debt and equity securities, and investment funds. The Company classifies its investments in debt securities, equity securities with quoted market prices, and investment funds as available-for-sale securities. Available-for-sale securities are carried at fair value with unrealised gains and losses reported as components of accumulated other comprehensive income/(loss), net, in shareholders’ equity. However, for the portion of the security that is being hedged under a fair value hedge, the unrealised gains and losses are reported as a component of other income/(expenses), net, in the accompanying consolidated statements of operations. An impairment charge is recorded in the statement of operations for declines in fair value below the cost of an individual investment that are deemed to be other-than-temporary. The Company judges whether a decline in value is temporary based on the length of time that fair market value has been below cost combined with the severity of the decline.

Trade accounts receivable

Trade accounts receivable are recorded at net realisable value after deducting an allowance for doubtful accounts. The Company makes judgments on an entity-by-entity basis as to its ability to collect outstanding receivables and provides an allowance for doubtful accounts based on a specific review of significant outstanding invoices. For those invoices not specifically reviewed, provisions are provided at differing percentages based on the age of the receivable. In determining these percentages, the Company analyses its historical collection experience and current economic trends. Where available and when cost effective, the Company utilises credit insurance. Accounts receivable balances are written off when the Company determines that it is unlikely that future remittances will be received, or as permitted by local law.

Capitalised costs for internal-use software

The Company capitalises internal-use software development costs in accordance with the provisions of the American Institute of Certified Public Accountants (“AICPA”) Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). In accordance with SOP 98-1, internal and external costs incurred to develop internal-use computer software during the application development stage are capitalised. Application development stage costs generally include software configuration, coding, installation, and testing. Costs incurred for maintenance, testing minor upgrades, and enhancements are expensed as incurred. Capitalised internal-use software development costs are included in property, equipment, and leasehold improvements. Capitalised costs are amortised on a straight-line basis over the estimated life commencing when the software is placed into service, typically ranging from three to five years.

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

Property, equipment, and leasehold improvements

Property and equipment are carried at historical cost and are depreciated on a straight-line basis over the estimated useful lives (three to five years for furniture, fixtures, and office equipment; three to five years for computer equipment and software; and twenty to forty years for buildings). Leasehold improvements are stated at cost and amortised over the shorter of the useful life of the improvement or the remaining lease term which includes the contractual lease period and any renewal periods that are deemed to be reasonably assured. Expenditures for repairs and maintenance are charged to expense as incurred.

Goodwill and indefinite-lived intangible assets

Goodwill represents the excess of the purchase price in a business combination over the value assigned to the net tangible and identifiable intangible assets of businesses acquired less liabilities assumed. Goodwill and indefinite-lived intangible assets are not amortised. Rather the carrying values of goodwill and indefinite-lived intangible assets are tested annually for impairment. Goodwill is tested on a reporting unit level using a two-step impairment test. In step one of the impairment test, the carrying value of each reporting unit is compared with the reporting unit’s fair value as determined using a combination of comparable market multiples, additional market information and discounted cash flow valuation models. If the fair value of the reporting unit is lower than the carrying value of the reporting unit, step two is performed to measure the amount, if any, of impairment. In step two, the fair value of all assets and liabilities of the reporting unit is determined, as if the reporting unit had been acquired on a stand-alone basis. The fair value of the reporting unit’s assets and liabilities is then compared to the fair value of the reporting unit, with the excess, if any, considered to be the implied goodwill of the reporting unit. If the carrying value of the reporting unit’s goodwill exceeds this implied goodwill value, that excess is recorded as an impairment loss in operating income. Indefinite-lived intangible assets are tested by comparing the fair value of the asset to the carrying value of the asset. In the event that the carrying value exceeds the fair value, an impairment loss is recorded in operating income. The Company performed its annual impairment testing in 2005, 2004, and 2003 and determined there to be no impairment.

Definite-lived intangible assets

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), purchased identifiable intangible assets are capitalised at fair value as of the acquisition date. Intangible assets with definite lives are amortised on a straight-line basis over the estimated period in which benefits will be received, which range from two to six years.

Impairment of long-lived assets including definite-lived intangible assets

The Company evaluates long-lived assets, including intangible assets with definite lives, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). In such circumstances, the Company calculates the undiscounted future cash flows expected to be generated by the asset and compares that amount to the asset’s carrying amount. If the undiscounted cash flows are less than the asset’s carrying amount the asset is written down to its fair value and an impairment charge is recorded in operating income. In 2005, 2004, and 2003 no significant impairment charges related to long-lived assets including definite-lived intangible assets were recorded.

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). Current liabilities and assets are recognised for the estimated taxes payable or refundable on the tax returns for the current year. Deferred tax assets and liabilities are determined based on differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, including the future tax benefit of existing net operating losses and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates and laws expected to be in effect in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded against deferred tax assets in those cases when realisation is more unlikely than not. Tax assets and liabilities are not offset unless attributable to the same tax jurisdiction and netting is possible according to law. While management believes that its judgments and estimates regarding deferred income tax assets and liabilities are appropriate, significant differences in actual experience may materially affect the Company’s future financial results.

Earnings per share

In accordance with SFAS No. 128, “Earnings Per Share” (“SFAS No. 128”), basic earnings per share is computed by dividing net income available to common shareholders by the weighted-average common shares outstanding for the fiscal year. Diluted earnings per share reflects the maximum potential dilution that could occur if dilutive securities, such as stock options or convertible debt, were exercised or converted into common shares or resulted in the issuance of common shares that would participate in net income.

Financial instruments

In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), all derivative instruments are initially recorded at cost as either other current assets, other assets, other accrued expenses or other liabilities in the accompanying consolidated balance sheets and subsequently re-measured to fair value, regardless of the purpose or intent for holding the derivative instruments. The method of recognising the resulting gain or loss is dependent on whether the derivative instruments contract is designated to hedge a specific risk and qualifies for hedge accounting. The Company designates derivative instruments, which qualify as hedges for accounting purposes, as (a) a hedge of the fair value of a recognised asset, liability, or unrecognized firm commitment (fair value hedge), (b) a hedge of a forecasted transaction or variability in expected future cash flows of recognized assets or liabilities (cash flow hedge), or (c) a hedge of a net investment. When a derivative instrument is designated as a hedging instrument, the Company formally documents the relationship between the derivative instrument and the hedged item; this includes the strategy and risk management objective for undertaking the hedge and the formal method that will be used to measure and assess the effectiveness of the hedge. A hedge is considered effective if, at inception and during its life, the Company can expect the derivative instrument to offset changes in the fair value, cash flows, or net investment on the hedged item within a range of 80–125%, and this is supported by actual results. The amount by which the derivative instrument does not fully offset either the changes in cash flows or fair value on the hedged item is called hedge ineffectiveness and recognised immediately in earnings, as are any gains and losses on the derivative instrument that are excluded from the assessment of hedge effectiveness. The Company terminates hedge accounting if it is determined that the hedge is no longer effective, the derivative is sold or exercised, or the hedged item is sold or repaid.

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

For derivative instruments designated and qualifying as fair value hedges, changes in the fair value of the derivative instruments as well as the changes in the fair value of the hedged item attributable to the hedged risk, are recognised within the same line item in earnings. The changes in fair value of the hedged item are recorded as an adjustment to its carrying amount on the consolidated balance sheets. If a fair value hedge for monetary items is terminated, the changes in fair value booked as an adjustment to the carrying amount of the hedge item are amortised to earnings over the remaining life. For non-monetary hedged items there is no such amortisation. If the hedged item has been sold, the adjustment is recognised immediately in earnings.

For derivative instruments designated and qualifying as cash flow hedges, the effective portion of the changes in the fair value of derivative instruments is initially recorded as a component of accumulated other comprehensive income/(loss), net, in shareholders’ equity and reclassified into earnings in the same period during which the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivative instruments is immediately recognised in earnings. If a cash flow hedge is terminated and the originally hedged items are still considered probable of occurring, the gains and losses initially recognised in shareholders’ equity remain there until the hedged item impacts earnings, at which point they are transferred to the corresponding earnings line item. If the hedged items are no longer probable of occurring, amounts recognised in shareholders’ equity are immediately transferred to earnings.

For derivative instruments designated and qualifying as net investment hedges, changes in the fair value of the derivative instruments are recorded as a component of accumulated other comprehensive income/(loss), net, in shareholders’ equity to the extent they are considered effective. These gains or losses will remain in equity until the related net investment is sold or otherwise disposed.

The Company has designated certain foreign currency contracts and cross-currency interest rate swaps as fair value hedges. Any cash flow impact on settlement of these contracts is classified within the consolidated statements of cash flows according to the nature of the hedged item. The Company has designated certain foreign currency contracts related to subsidiary funding and external debt as cash flow hedges. Any cash flow impact on settlement of these contracts is classified as cash flows from financing activities. Cash flow impact on settlement of derivative contracts designated as net investment hedges is classified as cash flows from investing activities.

For derivative instruments that are not designated or that do not qualify as hedges under SFAS No. 133, the changes in the fair value of the derivative instruments are recognised in other income/ (expenses), net, within the accompanying statements of operations. Any cash flow impact on settlement of these contracts is classified as cash flows from investing activities.

Variable interest entities

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51” (the “Interpretation” or “FIN 46”). FIN 46 requires the consolidation of variable interest entities (“VIE”) in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Previously, entities were generally consolidated by an enterprise that had a controlling financial interest through ownership of a majority voting interest in the entity. In December 2003, the FASB issued a revision of the Interpretation (“FIN 46(R)”), which codified both the proposed modifications and other decisions

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

previously issued through certain FASB Staff Positions and superseded the original Interpretation to include: (1) deferring the effective date of the Interpretation’s provisions for certain variable interests, (2) providing additional scope exceptions for certain other variable interests, (3) clarifying the impact of troubled debt restructurings on the requirement to reconsider (a) whether an entity is a VIE or (b) which party is the primary beneficiary of a VIE, and (4) revising Appendix B of the original Interpretation to provide additional guidance on what constitutes a variable interest. FIN 46(R) was required to be applied in the preparation of financial statements of public entities that have interests in special purpose entities for periods ending after December 15, 2003, and for all other types of variable interest entities in financial statements for periods ending after March 15, 2004.

The Company established several Rabbi trusts. It was determined that these trusts are variable interest entities, in which the Company is the primary beneficiary, and are therefore subject to consolidation by the Company. The adoption of FIN 46(R) did not materially change the accounting treatment for these trusts.

Asset retirement obligations

The Company accounts for asset retirement obligations (“ARO”) in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). Accordingly, AROs associated with the retirement of a tangible long-lived asset are recorded as liabilities in the earlier of the period when incurred or the period in which the amount of obligation is reasonably estimable, with an associated increase in the carrying amount of the long-lived asset. The cost of the tangible asset, which in the case of the Company is typically a leasehold improvement, along with the initially recognised asset retirement cost, is depreciated over the estimated life of the asset. The ARO is recorded at fair value, and accretion expense is recognised over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash outflows discounted at the Company’s credit-adjusted risk-free interest rate. The adoption of SFAS No. 143, as of the first day of 2003, resulted in a cumulative adjustment, net of tax, of EUR 3, recorded as cumulative effect of change in accounting principle in the accompanying consolidated statements of operations.

Accounting for costs associated with exit or disposal activities

The Company accounts for costs associated with exit or disposal activities in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”). When termination arrangements require employees to render services beyond a “minimum retention period”, liabilities associated with employee termination benefits are recorded as employees render services over the future service period. Otherwise, liabilities associated with employee termination benefits are recorded at the point when management has taken a decision to terminate a specific group of employees, the employees have been notified of the decision, and the type and amount of benefits to be received by the employees is known. Liabilities for contract termination and other exit costs are recognised and measured initially at fair value but only recorded when a contract is formally terminated in accordance with the contract term, or the Company ceases using the right conveyed by the contract.

New accounting standards

In December 2004, the FASB issued Statement No. 123 (revised 2004), “Share-Based Payment”, (“Statement 123(R)”), which is a revision of Statement 123. Statement 123(R) supersedes Opinion 25, and amends FASB Statement No. 95, “Statement of Cash Flows” (“SFAS No. 95”). Generally, the

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) generally requires share-based payments to employees, including grants of employee stock options and purchases under employee stock purchase plans, to be recognised in the statement of operations based on their fair values. Pro forma disclosure of fair value recognition will no longer be an alternative. Statement 123(R) permits public companies to adopt its requirements using one of two methods: the modified prospective method or the modified retrospective method.

On April 14, 2005, the Securities and Exchange Commission announced that the Statement 123(R) effective transition date will be extended to annual periods beginning after June 15, 2005.

The Company adopted the fair-value-based method of accounting for stock-based compensation effective the first day of 2003, using the “prospective method” described in SFAS No. 148.

The Company adopted SFAS No. 123(R) on January 1, 2006 using the “modified prospective method”. Accordingly, compensation cost for awards granted to employees prior to January 1, 2006 and which remain unvested as of that date will be recorded based on the requirements of SFAS No. 123 (R). Such treatment will not have a material impact on the accounting for option grants which were granted on or after the first day of 2003 and will only result in expense being taken on unvested options granted prior to 2003. Compensation cost for awards granted subsequent to January 1, 2006 will be based on the requirements of SFAS 123(R). Currently, the Company uses the Black-Scholes model to estimate the value of stock options granted to employees and expects to continue to use this acceptable option valuation model upon the required adoption of SFAS No. 123(R).

The Company expects this method to increase compensation expense related to stock options granted prior to 2003 and estimates the impact to be EUR 3 for 2006. SFAS No. 123(R) also requires that the benefits of tax deductions in excess of recognised compensation expense be reported as a financing cash flow, rather than as an operating cash flow as prescribed under current accounting rules. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after the effective date. While the Company cannot estimate those amounts in the future (because they depend on, among other things, when employees exercise stock options), no significant amounts of operating cash flows from tax benefits were recognised in 2005, 2004 and 2003, respectively.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3 (“SFAS No. 154”). SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized as a cumulative effect adjustment within net income of the period of the change. SFAS No. 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. We do not believe adoption of SFAS No. 154 will have a material effect on our consolidated financial position, results of operations or cash flows.

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

Other disclosures required by Swiss law

In EUR	31. 12. 2005	2. 1. 2005
Other balance sheet disclosures
Prepayments and accrued income	41	35
Non-current assets	2,034	1,829
Accruals and deferred income	3,083	2,863
Pension liabilities, non-current	29	30

In EUR	2005	2004
Other statements of operations disclosure
Personnel expenses	1,649	1,446

The fire insurance value of the property, equipment and leasehold improvements amounts to EUR 608 and EUR 565 as of December 31, 2005 and January 2, 2005, respectively.

Note 2 – Acquisitions

In March 2005, the Company acquired, through a 70% owned subsidiary (“Adecia”), 50.5% of the outstanding share capital (49.0% of the voting rights) of Altedia from its founders at a cash purchase price of EUR 19.00 per share. Adecia then launched a tender offer to purchase the remaining shares of Altedia at a cash purchase price of EUR 19.00 per share. The tender offer was financed by a loan from the Company in the amount of EUR 57. By July 2005, Adecia had acquired 100% of Altedia as a result of the completed tender offer for a purchase price of EUR 91, net of EUR 8 cash acquired. In November 2005, the Company increased its shareholding in Adecia to 85% via conversion of the EUR 57 loan to equity. As a result of the acquisition, approximately EUR 87 and EUR 27 of goodwill and intangible assets, respectively, were recorded. Altedia is a human resources consulting company with operations in Europe that specialises in the fields of reorganisation, career transition and social engineering, human capital, and external communication. The terms of the Adecia shareholder arrangement give the Company the right to purchase from the founders and the founders the right to sell to the Company the 15% minority interest in Adecia at a price based on the three-year average EBITDA beginning in 2008.

In June 2005, the Company acquired 100% of the outstanding share capital of Humangroup, a Spanish human resources services company, for a cash purchase price of EUR 57, net of cash acquired. As a result of the acquisition, approximately EUR 51 and EUR 11, of goodwill and intangible assets, respectively, were recorded. Humangroup offers staffing services and outsourcing solutions in Spain.

In addition, during 2005 the Company completed several other minor acquisitions for aggregate cash consideration of EUR 14. During 2004, the Company completed several minor acquisitions for aggregate consideration of EUR 28.

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

The following table illustrates the aggregate impact of the 2005 and 2004 acquisitions:

In EUR	2005	2004
Net tangible assets acquired	13	7
Identified intangible assets	42	6
Goodwill	146	17
Deferred tax liability	(14)	(2)
Minority Interest	(17)
Total consideration	170	28

No common stock was issued in any of the transactions. The Company does not consider either the 2005 or 2004 acquisition transactions to be material, individually or in the aggregate, to its consolidated balance sheets or results of operations. No significant acquisitions occurred in 2003.

Note 3 – Discontinued operations

Discontinued operations are accounted for in accordance with SFAS No. 144. On April 22, 2004, the Company sold its holding in jobpilot to a subsidiary of Monster Worldwide Inc. (“Monster”) for a sales price of EUR 88. The sales price was paid partially in cash amounting to EUR 64 and partially through the issuance of one million shares of Monster stock, which had a fair value on the date of sale of EUR 24. Management decided to sell jobpilot as it was no longer considered strategically relevant to the core business. The jobpilot operations were included in the Company’s e-HR Services & Others operating segment.

Income from discontinued operations recorded in 2004 consists of an after-tax gain on disposal of EUR 31, before deducting transaction costs and the loss for the four months ended April 2004 of EUR 1. Goodwill of EUR 42 was included in the computation of the gain on disposal. The Company allocates interest to discontinued operations based on actual debt held by the discontinued operations. Based on this criteria, no interest expense was allocated to jobpilot.

Revenues from discontinued operations were EUR 9 for the four months ended April 2004. Operating, investing and financing cash flows from discontinued operations for the four months ended April 2004 and the year ended December 28, 2003 were insignificant. Accordingly, the full net proceeds from the sale of discontinued operations reported on the consolidated statements of cash flows represents cash received in connection with the sale.

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

Note 4 – Short-term investments

The fair values of the Company’s short-term investments, by classification, as of December 31, 2005 and January 2, 2005, are as follows:

In EUR	31.12. 2005			2. 1. 2005
	Cost	Gross unrealised gains	Estimated fair value	Cost	Gross unrealised gains	Estimated fair value
Funds	159	4	163	132	2	134
Debt Securities	10		10	48		48
Equity Securities	6	2	8	25	1	26
Total available-for-sale securities	175	6	181	205	3	208
Total term bank deposits	199		199	116		116

Total short-term investments	374	6	380	321	3	324

Funds consist of investments in shares of publicly traded investment funds, which have primarily debt securities as their underlying assets. Debt securities at December 31, 2005 consist of investments in municipal auction rate securities and at January 2, 2005 consisted primarily of investments in corporate bonds maturing within 12 months. Equity securities are primarily investments in common shares of public companies. All bank term deposits held at December 31, 2005 have an original maturity between three and six months.

The estimated fair values are based on quoted market prices. These estimated fair values may not be representative of actual values of the financial instruments that will be realised in the future. There were no significant investments in an unrealised loss position as of December 31, 2005 and January 2, 2005.

Proceeds from sales or maturities of available-for-sale securities were EUR 206 and EUR 82 in 2005 and 2004, respectively. The amount of the net unrealised holding gain and loss on available-for-sale securities that has been included in other comprehensive income/(loss), net, was a gain of EUR 7 and a gain of EUR 3 for the years 2005 and 2004, respectively. The gross realised gains totalled EUR 7 and EUR 2 in 2005 and 2004, respectively, including gains of EUR 5 and EUR 2 for 2005 and 2004, which were reclassified from accumulated other comprehensive income/(loss), net, into other income/ (expenses), net. Realised losses were not significant in 2005 or 2004. The specific identification method is used to account for gains and losses on available-for-sale securities.

Proceeds from maturities of term bank deposits were EUR 244 and EUR 196 in 2005 and 2004, respectively.

No significant impairment charges relating to other-than-temporary declines in market value were recorded in 2005 or 2004.

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

Note 5 – Trade accounts receivable

In EUR	31. 12. 2005	2. 1. 2005
Trade accounts receivable	3,785	3,284
Allowance for doubtful accounts	(126)	(135)
Trade accounts receivable, net	3,659	3,149

Note 6 – Property, equipment, and leasehold improvements

	31.12.2005		2. 1. 2005
In EUR	Gross	Accumulated depreciation	Gross	Accumulated depreciation
Land and buildings	51	16	48	14
Furniture, fixtures and office equipment	141	109	125	96
Computer equipment and software	566	452	525	386
Leasehold improvements	205	146	188	129
Total property, equipment, and leasehold improvements	963	723	886	625

Depreciation expense was EUR 106, EUR 119 and EUR 136, for 2005, 2004, and 2003, respectively.

Note 7 – Goodwill and intangible assets

The changes in the carrying amount of goodwill for the years ended December 31, 2005 and January 2, 2005, are as follows:

In EUR	Adecco Staffing	Ajilon Professional	LHH Career Services	Total
December 29, 2003	762	461	18	1,241
Goodwill acquired during year	10	7		17
Other changes		(1)		(1)
Currency translation adjustment	(50)	(9)	(2)	(61)
January 2, 2005	722	458	16	1,196
Goodwill acquired during year	54	5	87	146
Other changes	1		(1)
Currency translation adjustment	50	39	3	92
December 31, 2005	827	502	105	1,434

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

The carrying amount of other intangible assets at December 31, 2005 and January 2, 2005, are as follows:

	31.12.2005		2. 1. 2005
In EUR	Gross	Accumulated amortisation	Gross	Accumulated amortisation
Intangible assets:
Marketing (Trademarks)	45	(14)	14	(13)
Customer base	22	(7)	8	(4)
Contract	2	(1)	2
Other	2	(1)	3	(2)
Total intangible assets	71	(23)	27	(19)

None of the intangible assets have a residual value. The estimated aggregate amortisation expense related to definite-lived intangible assets for the next five years is EUR 5 for 2006, EUR 4 for each of the years 2007 and 2008, EUR 3 in 2009, EUR 2 in 2010.

The carrying amount of indefinite-lived intangible assets was EUR 30 and EUR 2 as of December 31, 2005 and January 2, 2005, respectively. Indefinite-lived intangible assets consist mainly of trademarks.

Note 8 – Financing arrangements

Short-term debt

To support short-term working capital and borrowing requirements, the Company had available, in certain countries in which it operates, lines of credit amounting to EUR 316 and EUR 320 as of December 31, 2005 and January 2, 2005, respectively, excluding the multicurrency revolving credit facility discussed below. At December 31, 2005 and January 2, 2005 bank overdrafts and borrowings outstanding under the lines of credit amounted to EUR 26 and EUR 28, respectively. The lines of credit are in various currencies, have various interest rates and have maturities ranging from nine months to three years. The weighted average interest rate on borrowings outstanding was 5.2% and 3.5%, as of December 31, 2005 and January 2, 2005, respectively.

Long-term debt

In EUR	Principal at maturity	Maturity	Fixed interest rate	31. 12. 2005	2. 1. 2005
Guaranteed zero-coupon convertible bond	CHF 1,044	2013		599	595
Multicurrency revolving credit facility	EUR 580	2008
Guaranteed notes	EUR 363	2006	6.0%	363	406
USD Olsten guaranteed notes	USD 190	2006	7.0%	160	146
EUR Olsten guaranteed notes	EUR 122	2008	6.0%	122	122
Bonds	CHF 223	2005	4.0%		195
Other				2	10
				1,246	1,474
Less current maturities				(524)	(202)
Long-term debt, less current maturities				722	1,272

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

Guaranteed zero-coupon convertible bond

On August 26, 2003, Adecco Financial Services (Bermuda) Ltd., a wholly-owned subsidiary of the Company, issued CHF 900 unsubordinated bonds guaranteed by and convertible into shares of Adecco S.A., due August 26, 2013. The bonds are structured as zero-coupon, 10-year premium redemption convertible bonds with a yield to maturity of 1.5%. Investors may put the bonds on October 26, 2010, at the accreted principal amount. The issuer may call the bonds at any time after the end of year seven (August 26, 2010) at the accreted principal amount or at any time after a substantial majority of the bonds have been redeemed, converted or repurchased. At any time from October 6, 2003 to August 12, 2013, at the option of the bondholder, the bonds are convertible into shares of Adecco S.A. at a conversion price of CHF 94.50. If all bonds are converted, Adecco S.A. would issue an additional 9,523,810 shares. If not converted, the Company will pay a redemption price of up to 116.05% of the principal amount of the bonds.

Multicurrency revolving credit facility

In March 2003, the Company entered into a multicurrency revolving credit facility issued by a syndicate of banks which allows borrowings of a maximum of EUR 580. The five year facility is available for general corporate purposes, including refinancing of advances and letters of credit outstanding. Prior to July 2005 the interest rate was based on LIBOR, or EURIBOR for drawings denominated in Euro, plus a margin between 0.6% and 1.25%, depending on the rating attributed to the Company’s unsecured indebtness by the rating agencies and a utilisation fee between 0.025% and 0.075%, depending on certain debt-to-EBITDA ratios. Utilisation fees only applied if the drawings exceeded 50% of the facility. The commitment fee was 45% of the applicable margin.

The facility was renegotiated and amended as of July 2005. The new interest rate is based on LIBOR, or EURIBOR for drawings denominated in Euro, plus an amended margin between 0.275% and 0.475% depending on certain debt-to-EBIDTA ratios and an amended utilisation fee of 0.05% if the drawings exceed 50% of the facility. The amended commitment fee is 35% of the applicable margin. In addition, the facility contains two one-year extension options, which are exercisable at the discretion of the lending banks. As of December 31, 2005, and January 2, 2005, the Company had EUR 416 and EUR 406, respectively, available under the facility after utilising EUR 164 and EUR 174, respectively, in the form of letters of credit.

Guaranteed notes

In March 2001, Adecco Financial Services (Bermuda) Ltd. issued notes with a principal amount of EUR 400, which were used to refinance existing indebtedness and for general corporate purposes. The notes are unconditionally and irrevocably guaranteed by Adecco S.A. on an unsecured and unsubordinated basis. Interest is paid annually on the nominal amount. During the first half of 2005, the Company repurchased notes having a par value of EUR 37. No loss was incurred on repurchase. The remaining notes were repaid in March 2006.

Olsten guaranteed notes

In connection with the March 2000 Olsten acquisition, the Company assumed Olsten’s outstanding USD 200 (EUR 146) senior notes on which interest is paid semi-annually on the principal amount. In January 2005, the Company repurchased senior notes having a par value of USD 10 (EUR 7). The loss incurred on repurchase was insignificant. The remaining notes were repaid in March 2006.

Additionally, in connection with the Olsten acquisition, the Company assumed Olsten’s outstanding EUR 122 guaranteed notes on which interest is paid annually on the principal amount.

The notes are guaranteed by Adecco S.A.

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

Bonds

In July 1997, the Company issued, for general corporate purposes, CHF 300 (EUR 195) unsecured bonds due in 2005. The bonds paid interest at 4% annually in July. In January and February 2005 the Company repurchased bonds having a par value of CHF 10 (EUR 6) and CHF 67 (EUR 43), respectively. The loss incurred on the repurchase of EUR 1 due to the difference between par and market value at repurchase was included in interest expense in the consolidated statements of operations. The remaining principal balance of CHF 223 (EUR 144) became due and was repaid on July 7, 2005.

Under the terms of the various short and long-term credit agreements, the Company is subject to covenants requiring, among other things, compliance with certain financial tests and ratios. As of December 31, 2005, the Company was in compliance with all financial covenants.

Payments of long-term debt are due as follows:

In EUR	2006	2007	2008	2009	2010	Thereafter	Total
	524	1	122			599	1,246

Note 9 – Asset retirement obligations

For the years ended December 31, 2005 and January 2, 2005, changes to the aggregate carrying amount of asset retirement obligations were as follows:

In EUR	31.12.2005	2. 1. 2005
ARO, beginning of year	11	14
Liabilities incurred	3	1
Liabilities settled	(1)	(1)
Accretion expense
Revisions in the estimated cash flows		(3)
ARO, end of year	13	11

Revisions made in 2004 to the estimated cash flows relate mainly to downward revisions of cost estimates for restoration and refurbishment of leased properties. The Company’s asset retirement obligation is included within other liabilities in the accompanying consolidated balance sheets.

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

Note 10 – Shareholders’ equity

The summary of the components of authorised shares at December 31, 2005, January 2, 2005, and December 28, 2003 and changes during those years are as follows:

	Outstanding shares	Treasury shares	Issued shares	[1]	Authorised capital	Conditional capital	Authorised shares
December 30, 2002	186,697,162	172,818	186,869,980		19,000,000	21,960,330	227,830,310
Common stock options exercised	288,420		288,420			(288,420)
Treasury stock transactions	4,146	(4,146)
December 28, 2003	186,989,728	168,672	187,158,400		19,000,000	21,671,910	227,830,310
Common stock options exercised	190,715		190,715			(190,715)
Treasury stock transactions	149,797	(149,797)
January 2, 2005	187,330,240	18,875	187,349,115		19,000,000	21,481,195	227,830,310
Common stock options exercised	258,280		258,280			(258,280)
Treasury stock transactions	(1,490,875)	1,490,875
Expiry of authorised capital					(19,000,000)		(19,000,000)
December 31, 2005	186,097,645	1,509,750	187,607,395			21,222,915	208,830,310

[1]	shares at CHF 1 par value

Authorised shares and appropriation of available earnings

Treasury shares are generally reserved to support option exercises under stock option plans. During 2005, the Company sold 706 treasury shares and purchased 1,500,070 shares. In addition, 8,489 treasury shares were used to settle a deferred compensation arrangement.

On April 16, 2003, the Annual General Meeting of Shareholders extended the Board of Directors’ authorisation to increase the share capital in one or more steps up to 19,000,000 shares (CHF 19 million) in connection with special capital market transactions, such as acquisitions. In accordance with Swiss statutory law, such authorisation ceased on April 16, 2005 and was not extended at the Annual General Meeting of Shareholders held on May 26, 2005.

The Company had 5,822,915 and 6,081,195 common shares reserved for issuance of common shares to employees and directors upon the exercise of stock options as of December 31, 2005, and January 2, 2005, respectively. Additionally, 15,400,000 common shares were reserved for issuance of financial instruments, such as convertible bonds as of December 31, 2005, and January 2, 2005.

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

In June 2005, cash dividends for 2004 of CHF 1.00 per share, totalling EUR 122, were paid. The Company may only pay dividends from unappropriated available earnings disclosed in the annual financial statements of the parent, Adecco S.A., prepared in accordance with Swiss law and as approved at the Annual General Meeting of Shareholders. For 2005, the Board of Directors of Adecco S.A. will propose a dividend of CHF 1.00 per share outstanding for the approval of shareholders at the Annual General Meeting of Shareholders.

Under Swiss law, a minimum of 5% of the net income of the parent, Adecco S.A., for the year must be transferred to a general reserve until this reserve reaches 20% of the paid-in share capital. Other allocations to this reserve are also mandatory. The general reserve was CHF 2,008 and CHF 1,996 at December 31, 2005 and January 2, 2005, respectively, and is generally not available for distribution.

Accumulated other comprehensive income/(loss), net

The components of accumulated other comprehensive income/(loss), net of tax, are as follows:

In EUR	31. 12. 2005	2. 1. 2005
Currency translation adjustment	41	(3)
Unrealised gain/(loss) on cash flow hedging activities		1
Minimum pension liability adjustment	(5)	(11)
Unrealised gain/(loss) on available-for-sale securities	3	1
Accumulated other comprehensive income/(loss), net	39	(12)

Note 11 – Stock-based compensation

As of December 31, 2005, the Company had options and tradable options outstanding relating to its common shares under several existing plans and plans assumed in the Olsten acquisition. Under these plans, options vest and become exercisable in instalments, generally on a rateable basis up to four years beginning on the date of the grant or one year after the date of grant, and have a contractual life of three to ten years.

Certain options granted under the plans are tradable on the SWX Swiss Exchange (virt-x). The options are granted to employees or directors of the Company and give the optionee a choice of selling the option on the public market or exercising the option to receive an Adecco S.A. share. If the option holder chooses to sell the option on the public market, the options may be held by a non-employee or non-director of the Company. As of December 31, 2005, January 2, 2005, and December 28, 2003, the number of stock options sold to the market were 1,086,662, 674,862, and 411,658, respectively. The trading and valuation of the tradable options is managed by a Swiss bank.

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

During 2005 and 2004 respectively, the terms of 2,416 and 461,634 options to employees were modified to allow such options to continue to vest and remain exercisable until expiry in the event that the employee was terminated. As a result of these modifications compensation expense of less than EUR 1 and EUR 2 was recorded in selling, general and administrative expenses during 2005 and 2004, respectively. In 2003, no options were modified.

	Options outstanding at December 31, 2005 (in CHF)				Options exercisable at December 31, 2005 (in CHF)
Exercise price per share	Number of shares	Weighted-average remaining life (in years	)	Weighted-average exercise price per share	Number of shares	Weighted-average exercise price per Share
43 – 53	904,515	1.1		51	904,515	51
54 – 84	4,725,333	4.4		66	3,931,855	65
85 – 107	4,817,232	2.7		90	4,817,232	90
108 – 170	588,816	2.5		109	588,816	109
171 – 298	9,450	2.0		176	9,450	176
43 – 298	11,045,346	3.3		78	10,251,868	78

Options exercisable were 10,514,034 and 8,462,843 as of January 2, 2005, and December 28, 2003, respectively.

A summary of the status of the Company’s stock option plans as of December 31, 2005, January 2, 2005, and December 28, 2003, and changes during those years are presented below.

In CHF	Number of shares	Exercise price per share	Weighted-average exercise price per share
December 30, 2002	14,074,568	17 – 298	80

Granted	2,208,400	60 – 79	76
Exercised	(288,420)	17 – 65	51
Forfeited	(350,018)	43 – 298	86
Expired	(17,630)	17 – 60	43
December 28, 2003	15,626,900	17 – 298	80

Granted	10,000	79	79
Exercised	(190,715)	17 – 60	51
Forfeited	(1,290,227)	43 – 298	88
Expired	(289,739)	17 – 248	40
January 2, 2005	13,866,219	43 – 298	80

Granted
Exercised	(321,480)	43 – 60	51
Forfeited	(1,863,294)	43 – 298	73
Expired	(636,099)	43 – 298	103
December 31, 2005	11,045,346	43 – 298	78

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

For the year ended December 31, 2005 the total stock options exercised include 63,200 stock options, for which Adecco S.A. common shares were issued in January 2006 and are therefore not included in outstanding common shares at December 31, 2005.

Note 12 – Employee benefit plans

In accordance with local regulations and practices, the Company has various employee benefit plans, including defined contribution and both contributory and non-contributory defined benefit plans.

Defined contribution plans and other arrangements

The Company recorded an expense of EUR 55, EUR 46, and EUR 31 in connection with defined contribution plans in 2005, 2004, and 2003, respectively, and an expense of EUR 36, EUR 33 and EUR 26 in connection with the Italian employee termination indemnity arrangement in 2005, 2004, and 2003, respectively. As of December 31, 2005 and January 2, 2005, the provision for the termination indemnity recorded in other liabilities was EUR 24 and EUR 18, respectively.

The Company sponsors a non-qualified defined contribution plan in the U.S. for certain of its employees. This plan is partly funded through a Rabbi Trust which is consolidated in the Company’s financial statements. At December 31, 2005 and January 2, 2005, the assets held in the Rabbi Trust amounted to EUR 36 and EUR 29, respectively. The pension liability totalled EUR 51 and EUR 41 at December 31, 2005 and January 2, 2005, respectively.

Certain employees are covered under multi-employer pension plans administered by unions. The data available from administrators of the plans is not sufficient to determine the accumulated benefit obligation or the net assets attributable to these plans. Consequently, these plans have been reported as defined contribution plans. Contributions made to those plans during 2005, 2004 and 2003 amounted to EUR 5, EUR 4 and EUR 3, respectively.

Defined benefit plans

The Company sponsors defined benefit plans principally in Switzerland, the Netherlands, the U.K., and the U.S. These plans provide benefits primarily based on years of service and level of compensation, and are in accordance with local regulations and practices. The defined benefit obligations and related assets of all major plans are reappraised annually by independent actuaries. In 2005, the Company changed the measurement date for the Swiss defined benefit plan to September 30. The Company believes that the change of measurement date is a preferable change as it allows time for management to plan and execute its review of benefit program results for completeness and accuracy. The measurement date for the other major defined benefit plans continues to be December 31. Plan assets are recorded at fair value, and consist primarily of marketable equity securities, fixed income instruments, and real estate.

Effective from October 1, 2003, the defined benefit pension plan in Japan was converted to a defined contribution plan. The loss recognised on curtailment of the defined benefit plan was not significant to the operations of the Company. Effective December 31, 2004, a defined benefit plan in Norway was discontinued and replaced by a defined contribution plan for all non-retired employees. The loss recognised on this curtailment and partial settlement was not significant to the operations of the Company.

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

The components of pension expense, net, for the defined benefit plans are:

	Swiss plan			Non-Swiss plans
In EUR	2005	2004	2003	2005	2004	2003
Service cost	8	7	6	5	4	8
Interest cost	2	2	2	5	5	3
Expected return on plan assets	(3)	(3)	(2)	(5)	(4)	(3)
Amortisation of net loss				3	1	1
Pension expense, net	7	6	6	8	6	9

The following table provides a reconciliation of the changes in the benefit obligations, the change in fair value of assets, and the funded status of the Company’s defined benefit plans as of the above described measurement dates:

	Swiss plan		Non-Swiss plans
In EUR	31.12.2005	2. 1. 2005	31.12.2005	2. 1. 2005
Projected benefit obligation, beginning of period	66	60	91	77
Service cost	8	7	5	4
Interest cost	2	2	5	5
Participant contributions	7	6	1	1
Actuarial loss	8	1	2	14
Plan amendments			(5)	(4)
Benefits paid	(15)	(9)	(2)	(2)
Curtailments and settlements				(3)
Acquisitions			1
Foreign currency translation	(1)	(1)	2	(1)
Projected benefit obligation, end of period	75	66	100	91
Plan assets, beginning of period	65	58	59	52
Actual return of assets	7	3	9	6
Employer contributions	8	7	4	5
Participant contributions	7	6	1	1
Benefits paid	(15)	(9)	(2)	(2)
Curtailments and settlements				(3)
Foreign currency translation	(1)		1
Plan assets, end of period	71	65	72	59
Funded status of the plan	(4)	(1)	(28)	(32)
Contribution from measurement date to fiscal year-end	2
Unrecognised actuarial loss	4	2	9	20
Amount recognised, net	2	1	(19)	(12)

Accumulated benefit obligation, end of period	70	66	92	79

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

The projected benefit obligation (“PBO”) is the actuarial present value of benefits attributable to employee service rendered to date, including the effects of estimated future pay increases. For plans with a PBO in excess of the fair value of plan assets, as of December 31, 2005, and January 2, 2005, the total PBO was EUR 129 and EUR 157, respectively, and the fair value of the plan assets was EUR 96 and EUR 124, respectively.

The measure of whether a pension plan is underfunded for financial accounting purposes is based on a comparison of the accumulated benefit obligation (“ABO”) to the fair value of plan assets and amounts accrued for such benefits in the balance sheets. The ABO is the actuarial present value of benefits attributable to employee service rendered to date, but excluding the effects of estimated future pay increases. Certain of the Company’s pension plans have an ABO that exceeds the fair value of plan assets. For plans with an ABO that exceeds the fair value of plan assets, as of December 31, 2005, and January 2, 2005, the aggregated ABO was EUR 117 and EUR 145 respectively, and the fair value of the plan assets of those plans was EUR 96 and EUR 124, respectively.

The amounts recognised in the consolidated balance sheets as of December 31, 2005, and January 2, 2005, were:

	Swiss plan		Non-Swiss plan
In EUR	31.12.2005	2. 1. 2005	31.12.2005	2. 1. 2005
Prepaid benefit cost	2	1	3	6
Pension liabilities		(2)	(30)	(30)
Accumulated other comprehensive loss		2	8	12
Amount recognised, net	2	1	(19)	(12)

The assumptions used for the defined benefit plans reflect the different economic conditions in the various countries. The weighted-average actuarial assumptions are:

	Swiss plan			Non-Swiss plans
	2005	2004	2003	2005	2004	2003
Discount rate	3.0%	3.5%	3.5%	4.1%	4.9%	5.8%
Rate of increase in compensation levels	2.0%	1.5%	1.0%	2.4%	2.7%	3.5%
Expected long-term rate of return on plan assets	5.0%	4.8%	4.8%	5.8%	6.0%	6.5%

The overall expected long-term rate of return on plan assets for the Company’s defined benefit plans is based on inflation rates, inflation-adjusted interest rates, and risk premium of equity investments above risk-free rates of return. Long-term historical rates of return are adjusted when appropriate to reflect recent developments.

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

The Swiss and Non-Swiss pension plans’ target weighted-average asset allocations at December 31, 2005, and the actual weighted-average asset allocations at the measurement dates, by asset category, are as follows:

	Swiss plan			Non-Swiss plans
	Target Allocation range	Actual allocation		Target allocation range	Actual allocation

		31.12.2005	2.1.2005		31.12.2005	2.1.2005
Equity securities	30–50%	39%	40%	25–40%	39%	38%
Debt securities	20–60%	30%	32%	50–70%	56%	58%
Real estate	10–20%	12%	15%	0–10%	4%	3%
Other	0–35%	19%	13%	0–5%	1%	1%
Total		100%	100%		100%	100%

The investment policy and strategy for the assets held by the Company’s pension plans is directed at achieving a long-term return. Factors included in the investment strategy are the achievement of consistent year-over-year results, effective and appropriate risk management, and effective cash flow management.

The Company expects to contribute EUR 9 to its pension plan in Switzerland and EUR 2 to its non-Swiss plans in 2006.

Future benefits payments, which reflect expected future service, are estimated as follows:

In EUR	Swiss plan	Non-Swiss plans
2006	23	2
2007	4	2
2008	4	2
2009	3	2
2010	4	2
Years 2011–2015	17	20

Note 13 – Financial instruments

Risk and use of derivative instruments

The Company conducts business in various countries and funds its subsidiaries in various currencies, and is therefore exposed to the effects of changes in foreign currency exchange rates, including the U.S. dollar, the British pound, the Japanese yen and the Euro, against the Swiss franc. In order to mitigate the impact of currency exchange rate fluctuations, the Company assesses its exposure to currency risk and hedges certain risks through the use of derivative instruments. The Company has also issued bonds and medium- and long-term notes in various currencies as well as purchased short-term investments. Accordingly, the Company manages exposure to fixed and floating interest rates and currency fluctuations through the use of derivative instruments.

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

The main objective of holding derivative instruments is to minimise volatility of earnings. The responsibility for assessing exposures as well as entering into and managing derivative instruments is centralised in the Company’s treasury department. The activities of the treasury department are covered by corporate policies and procedures approved by the Board of Directors, which generally limit the use of derivative instruments for trading and speculative purposes. Senior management approves the hedging strategy and monitors the underlying market risks.

Fair value of financial instruments

The following table shows the carrying value and the fair value of financial instruments:

	31.12.2005		2. 1. 2005
In EUR	Carrying value	Fair value	Carrying value	Fair value
Financial instruments other than derivative instruments
Current assets:
Cash and cash equivalents	468	468	879	879
Available-for-sale securities	181	181	208	208
Term bank deposits	199	199	116	116
Trade accounts receivable, net	3,659	3,659	3,149	3,149
Current liabilities:
Accounts payable	183	183	152	152
Short-term debt	26	26	28	28
Current maturities of long-term debt	524	527	202	205
Non-current liabilities:
Long-term debt	722	732	1,272	1,279

Derivative instruments
Current assets:
Foreign currency contracts	3	3	11	11
Swaps (cross-currency interest rate)	6	6
Non-current assets:
Swaps (interest rate and cross-currency interest rate)			69	69
Current liabilities:
Foreign currency contracts	9	9
Swaps (interest rate and cross-currency interest rate)	6	6	6	6
Other	1	1
Non-current liabilities:
Swaps (interest rate and cross-currency interest rate)	6	6	15	15

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

The Company uses the following methods and assumptions to estimate the fair value of each class of financial instruments for which it is practical to estimate the value:

•	Cash equivalents

The carrying amount approximates the fair value given the short maturity of such instruments.

•	Available-for-sale securities

The fair value for these instruments is based on quoted market prices.

•	Term bank deposits

The carrying amount approximates the fair value given the short maturity of such instruments.

•	Trade accounts receivable, net

The carrying amount approximates the fair value given the short maturity of such instruments.

•	Accounts payable

The carrying amount approximates the fair value given the short maturity of such instruments.

•	Short-term debt

The carrying amount approximates the fair value given the short maturity of such instruments.

•	Current maturities of long-term debt

The fair value of the Company’s current maturities of publicly traded long-term debt is estimated using quoted market prices. The carrying amount for the other current maturities of long-term debt approximates the fair value given the short maturity of those instruments.

•	Long-term debt

The fair value of the Company’s publicly traded long-term debt is estimated using quoted market prices. The fair value of other long-term debt is estimated by discounting future cash flows using interest rates currently available for similar debt with identical terms, similar credit ratings and remaining maturities. See Note 8 for details on debt instruments.

•	Foreign currency contracts

The fair value is calculated by using the present value of future cash flows based on quoted market information.

•	Interest rate and cross-currency interest rate swaps

The fair value for interest rate and cross-currency interest rate swaps is calculated using the present value of future cash flows based on quoted market information.

•	Other instruments

The fair value for these derivative instruments is based on information obtained from financial institutions.

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

Fair value hedges

The Company has entered into various cross-currency interest rate swap agreements to mitigate certain foreign currency and interest rate risks on specific external debt. The main currency exposure being hedged is the Euro against the Swiss franc.

Cross-currency interest rate swap agreements that contain a receipt of fixed interest rate payments and payment of floating interest rate payments have been designated as fair value hedges. The contracts outstanding have an original contract period of up to five years and expire in 2006.

Net gains and losses on changes in fair values of hedged assets and liabilities attributable to the hedged risk as well as on the derivative instruments designated as fair value hedges are recognised in earnings, as foreign exchange gain/(loss), net, in the accompanying consolidated statements of operations. There was no significant net gain or loss recognised during 2005, 2004, or 2003 due to ineffectiveness in fair value hedge relationships. There was no gain or loss excluded from the assessment of hedge effectiveness of the fair value hedges.

The Company has also entered into foreign currency forward contracts to mitigate foreign currency risks on specific available-for-sale securities. The main currency exposures being hedged are the Euro and the U.S. dollar against the Swiss franc.

Foreign currency forward contracts to sell the U.S. dollar and the Euro and buy Swiss francs have been designated as fair value hedges. The contracts outstanding have an original contract period of less than one year and expire in 2006.

Net gains and losses on changes in fair values of hedged assets attributable to the hedged risk as well as on the derivative instruments designated as fair value hedges are recognised in earnings, as foreign exchange gain/(loss), net. There was no significant net gain or loss recognised during 2005 and 2004 due to ineffectiveness in fair value hedge relationships. The net loss excluded from the assessment of hedge effectiveness of the fair value hedges amounted to EUR 3 in 2005 and during 2004 and 2003 was not significant.

Cash flow hedges

The Company has entered into cross-currency interest rate swap agreements and foreign currency contracts to mitigate certain foreign currency and interest rate risks on specific external debt and subsidiary funding. The main currency exposure being hedged is the Euro against the Swiss franc.

Cross-currency interest rate swap agreements which contain receipt of fixed interest payments in one currency and payment of fixed interest rate payments in another currency are designated as cash flow hedges. The contracts outstanding have an original contract period of up to five years and expire in 2006.

Net gains and losses on the derivative instruments that are designated and qualify as cash flow hedges are reported in a separate component of accumulated other comprehensive income/(loss), net, in the accompanying consolidated balance sheets and statements of changes in shareholders’ equity to the extent the hedge is effective. These amounts will subsequently be reclassified into earnings in the same period as the hedged items affect earnings. The Company recorded in 2005 a net gain of EUR 1, in 2004 a net gain of EUR 3, and in 2003 a net gain of EUR 4 in foreign exchange gain /(loss), net, due to ineffectiveness in cash flow hedge relationships. There was no significant gain or loss

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

excluded from the assessment of hedge effectiveness of the cash flow hedges. No significant reclassifications into earnings of gains and losses that are reported in accumulated other comprehensive income/(loss), net, are expected within the next 12 months.

Net investment hedges

During 2004, the Company restructured the financing of its investment in U.S. operations and entered into forward foreign currency contracts to hedge a portion of the Company’s exposure to fluctuations in the U.S. dollar against the Swiss franc. All net investment hedges were terminated by September 2005.

Net gains and losses on the derivative instruments were recorded in a separate component of accumulated other comprehensive income/(loss), net, in the accompanying consolidated statements of changes in shareholders’ equity to the extent the hedge was effective. These amounts will subsequently be reclassified into earnings in the same period as the investment is sold or otherwise disposed. During 2005, the net loss related to these hedges included as a component of accumulated other comprehensive income/(loss), net, in the accompanying consolidated balance sheets and statements of changes in shareholders’ equity was EUR 68. During 2004, the net gain included in other comprehensive income/(loss) was EUR 10. No reclassifications of losses reported in accumulated other comprehensive income/(loss), net, into earnings are expected within the next 12 months.

There was no significant net gain or loss recognised during 2005 due to ineffectiveness in the net investment hedge relationship. During 2005 the net loss excluded from the assessment of hedge effectiveness was EUR 5 and during 2004 was not significant. Net loss excluded from the assessment of hedge effectiveness was recorded in foreign exchange gain/(loss), net.

Other hedge activities

The Company has entered into certain derivative contracts that are not designated or do not qualify as hedges under SFAS No. 133. These are mainly forward foreign currency contracts used to hedge the net exposure of short-term subsidiary funding advanced in the local operations functional currency. In addition, the Company has also entered into various cross-currency interest rate swaps and interest rate options. These contracts are entered into in accordance with the written treasury policies and procedures and represent economic hedges. Gains and losses on these contracts are recognised in earnings, as foreign exchange gain/(loss), net, in the accompanying consolidated statements of operations. In connection with these activities, the Company recorded a net loss of EUR 7, EUR 9 and EUR 12 in 2005, 2004, and 2003, respectively.

During 2003, in connection with its repurchase of EUR 60 of guaranteed convertible bonds issued by Adecco Finance BV, the Company entered into an agreement containing an interest rate swap and a right (the “right”) which gave the seller of the bonds the right to require the Company to reissue the bonds for their nominal value. The right and the interest rate swap matured in 2004. The interest rate swap and the right were considered derivative instruments under SFAS No. 133 and were recorded at fair value in earnings. During 2004, the Company recorded in other non-operating income/(expense), net, a net gain of EUR 2 and during 2003, a net loss of EUR 2 in connection with these derivative instruments.

In 1992, a subsidiary of the Company issued U.S. dollar denominated perpetual debt that was subsequently restructured under a structured finance agreement (the “arrangement”). Under this arrangement, the Company is committed to pay to investors interest on the perpetual debt nominal

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

value (USD 100) at LIBOR plus 1% until 2007. The Company entered into various interest rate and cross-currency interest rate swaps to reduce foreign currency exchange and interest rate exposure relating to the payments under the arrangement. These swap transactions mature in various years ending in 2007. Prior to the issuance of SFAS No. 133, the arrangement was considered debt and was recorded in long-term debt at the present value of future payments under the arrangement. Upon the adoption of SFAS No. 133, the structure of the arrangement was considered a derivative instrument and as such, the value of the payments under the arrangement and the related swap transactions have been reclassified to other liabilities and valued at fair value. Changes in the fair value of the derivative instruments are recorded on a periodic basis in earnings as interest expense. The fair value of the arrangement as of December 31, 2005, and as of January 2, 2005, was EUR 13 and EUR 20, respectively. The arrangement requires the Company to repay the original debt principal of USD 100 only in the event of a merger or a liquidation of the subsidiary, which the Company has assessed the likelihood as remote.

During 2005, 2004 and 2003, the Company recorded a net loss of EUR 0, EUR 1, and EUR 1 in each respective year in connection with the arrangement.

Credit risk concentration

Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash investments, available-for-sale securities, trade accounts receivable, and derivative financial instruments. The Company places its cash and short-term investments in major financial institutions throughout the world, which management assesses to be of high credit quality, in order to limit the exposure of each investment.

Credit risk with respect to trade accounts receivable is dispersed due to the international nature of the business, the large number of customers and the diversity of industries serviced. The Company’s receivables are well diversified and management performs credit evaluations of its customers and, where available and cost effective, utilises credit insurance. As of December 31, 2005, the Company had receivables in the amount of EUR 41 due from Siciliana Servizi Emergenza S.p.A. (“Si.s.e.”), an Italian agency of the Red Cross. Of this amount EUR 34 was past due at year-end. The Company has not established an allowance for doubtful accounts as it believes the amount to be fully collectible.

To minimise counterparty exposure on derivative instruments, the Company enters into derivative contracts with several large multinational banks and limits the exposure in combinations with the short-term investments with each counterparty.

Note 14 – Other income/(expenses), net

For the years 2005, 2004, and 2003, other income/(expenses), net, consist of the following:

In EUR	2005	2004	2003
Foreign exchange gain/(loss), net	(14)	(7)	(9)
Interest income	16	15	11
Other non-operating income/(expenses), net	41		(2)
Other income/ (expenses), net	43	8

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

In October 2005, the Company sold its non-controlling interest in Professional Services Industries Holding Inc. (“PSI”) for EUR 45. The investment in PSI was acquired by the Company in conjunction with its acquisition of Adia S.A. in 1996. In connection with the application of the purchase method of accounting, the Company assigned no fair value to the investment due to uncertainty in the investment’s recoverability. Accordingly, the Company recorded a gain of EUR 42 in other non-operating income/(expenses), net, as a result of the transaction. This gain resulted in an increase in basic and diluted earnings per share, net of tax, of EUR 0.17 and EUR 0.16, respectively. Recognition of EUR 3 placed in escrow pending resolution of indemnity matters and to cover purchase accounting adjustments has been deferred until receipt.

Note 15 – Income taxes

Adecco S.A. is incorporated in Switzerland but the Company operates in various countries with differing tax laws and rates. A substantial portion of the Company’s operations are outside of Switzerland. Since the Company operates worldwide, the weighted-average effective tax rate will vary from year to year according to the earnings by country. The weighted-average tax rate is calculated by aggregating pre-tax operating income or loss in each country in which the Company operates multiplied by the country’s statutory income tax rate. Income from continuing operations before income tax in Switzerland totalled EUR 219, EUR 156 and EUR 192 in 2005, 2004 and 2003, respectively. Foreign source income amounted to EUR 384, EUR 320 and EUR 247 in 2005, 2004 and 2003, respectively. The provision for income taxes consists of the following for the fiscal years:

In EUR	2005	2004	2003
Current tax provision/(benefit):
Domestic	8	20	(3)
Foreign	128	157	66
Total current tax provision	136	177	63

Deferred tax provision/(benefit):
Domestic	16	7	5
Foreign	(2)	(10)	60
Total deferred tax provision/(benefit)	14	(3)	65

Total provision for income taxes	150	174	128

The difference between the provision for income taxes for income from continuing operations and the weighted-average tax rate is reconciled as follows for the fiscal years:

In EUR	2005	2004	2003
Income taxed at weighted-average tax rate	131	114	108
Items taxed at other than weighted-average tax rate	18	42	(56)
Non-deductible expenses	4	10	18
Net change in valuation allowance	(6)	5	63
Other, net	3	3	(5)
Total provision for income taxes	150	174	128

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

In 2005, “items taxed at other than weighted-average tax rate” include an increase in the tax provisions for new tax risks of EUR 30 in various countries including the U.S. where the Company and its predecessors are currently under examination for the tax years 1995-2000. The latter was offset by a reduction in the tax provision of EUR 32 relating to the successful resolution during the year of the prior years’ tax audits, changes in legislation and other changes in events, which resulted in a reassessment of tax risks primarily in Australia, the Netherlands and France. In 2004, this item included EUR 34 for the net increase of tax provisions, mainly in the U.S. and France. In 2003 this item included EUR 48 decrease of tax provisions. The 2003 reduction of tax provisions was mainly due to the successful resolution during the year of prior years’ tax audits, settlements of disputes with tax authorities, changes in events during the year which resulted in the reassessments of tax risks, and the expiration of the statutes of limitations in certain countries, partially offset by the increase related to current year tax risks.

In addition, the reconciling item “items taxed at other than weighted-average tax rate” above includes EUR 8, EUR 8 and EUR 11 in 2005, 2004 and 2003, respectively, for the non-refundable withholding taxes on cross-border intercompany transactions.

As of December 31, 2005, and January 2, 2005, a deferred tax liability of EUR 9 and EUR 11 has been provided for non-Swiss withholding taxes and additional Swiss taxes due upon the future dividend payment of cumulative undistributed earnings. No deferred income tax liabilities have been provided on EUR 9 and EUR 6 of unremitted earnings of foreign subsidiaries considered to be permanently reinvested as of December 31, 2005 and January 2, 2005.

Temporary differences that give rise to deferred income tax assets and liabilities are summarised as follows:

In EUR	31. 12. 2005	2. 1. 2005
Net operating loss carry forwards	163	148
Tax credits	65	57
Depreciation	12	7
Deferred compensation and accrued employee benefits	95	77
Accrued expenses	46	47
Financial amortisation in excess of tax amortisation	36	51
Intercompany transactions	50	66
Other	38	35
Gross deferred tax assets	505	488
Valuation allowance	(156)	(148)
Deferred tax assets, net	349	340

Depreciation	(5)	(10)
Intangible asset basis in excess of tax	(8)
Accrued expenses	(10)	(13)
Tax amortisation in excess of financial amortisation	(16)	(12)
Undistributed earnings of foreign subsidiaries	(9)	(11)
Other	(17)	(8)
Deferred tax liabilities	(65)	(54)
Deferred tax assets, net of deferred tax liabilities	284	286

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

Management’s assessment of the realisation of deferred tax assets is made on a country-by-country basis. The assessment is based upon the weight of all available evidence, including factors such as the recent earnings history and expected future taxable income. A valuation allowance is recorded to reduce deferred tax assets to a level which, more likely than not, will be realised.

Valuation allowances on deferred tax assets of foreign and domestic operations increased by EUR 8 in 2005. Included in the change of the valuation allowance is an increase of EUR 16 for fluctuations in foreign exchange rates and a net decrease of EUR 8, of which EUR 6 is attributed to operations and EUR 2 is attributable to other movements. In 2004, the valuation allowance decreased by EUR 44. The majority of the decrease in 2004 is attributable to expiration of capital loss carry forwards and the reversal of other deferred tax assets for which a full valuation allowance had previously been recorded of EUR 39.

As of December 31, 2005, and January 2, 2005, the valuation allowance related to deferred tax assets acquired in business combinations was EUR 13 and EUR 42, respectively. The decrease of EUR 29 was due to the expiry of EUR 32 of unused U.S. capital loss carryforwards and an increase of EUR 3 for new acquisitions. In the event that a change in circumstances supports the reversal of that portion of the valuation allowance, the goodwill recorded at the time of the acquisitions would be reduced.

Other current assets include current deferred tax assets of EUR 123 and EUR 119 as of December 31, 2005 and January 2, 2005, respectively. Other long-term assets include EUR 208 and EUR 210 of net deferred tax assets as of December 31, 2005 and January 2, 2005, respectively. Other accrued expenses include current deferred tax liabilities of EUR 5 and EUR 4 as of December 31, 2005, and January 2, 2005, respectively. Other liabilities include EUR 42 and EUR 39 of non-current deferred tax liabilities as of December 31, 2005, and January 2, 2005, respectively.

As of December 31, 2005, the Company had approximately EUR 467 of net operating loss carry forwards. These losses will expire as follows:

In EUR	2006	2007	2008	2009	2010	Thereafter	No expiry	Total
	2	3	16	9	9	233	195	467

The largest net operating loss carry forwards are in the U.S. and Germany and total EUR 273 as of December 31, 2005. The losses in the U.S. begin to expire in 2021. German losses do not expire. In addition, tax credits of EUR 62 are predominately related to the U.S. operations and begin to expire in 2008.

Significant estimates are required in determining income tax expense and benefits. Various internal and external factors may have favourable or unfavourable effects on the future effective tax rate. These factors include, but are not limited to, changes in tax laws, regulations and/or rates, changing interpretations of existing tax laws or regulations, results of tax audits, and changes in overall level of pre-tax earnings.

Furthermore, the Company operates within multiple tax jurisdictions and has exposures related to tax filings in the ordinary course of business within those jurisdictions. At any given time, the Company is undergoing tax audits in several tax jurisdictions covering multiple years. The Company periodically assesses its liabilities and contingencies for all tax years open to audit based upon the latest information available. For those matters where it is probable that an adjustment will be made, the Company has recorded its best estimate of the tax liability, including related interest charges, in accrued income tax within its consolidated balance sheets. Inherent uncertainties exist in estimates of tax contingencies due to changes in tax laws, both legislated and concluded through the various jurisdictions’ court systems. While management believes they have adequately provided for the probable outcome of these matters, future results may include favourable or unfavourable adjustments to these estimated tax liabilities in the period the assessments are made or resolved or when statutes

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

of limitation on potential assessments expire. The Company expects the completion of certain tax audits in the near term. However, it is possible that the final outcome of tax examinations will result in a materially different outcome than assumed in its tax liabilities. The Company has recorded certain tax liabilities in conjunction with business combinations, increasing the excess purchase price, and thus goodwill, by the same amount. Subsequent changes to these liabilities are recorded as an adjustment to goodwill.

Note 16 – Earnings per share

The following table sets forth the computation of basic and diluted earnings per share.

	2005		2004		2003
In EUR (except number of shares)	Basic	Diluted	Basic	Diluted	Basic	Diluted
Numerator
Income from continuing operations and before cumulative effect of accounting change	453	453	302	302	311	311
Effect of assumed conversion of convertible debt		7		9		10
Income from continuing operations and before cumulative effect of accounting change for earnings per share calculation	453	460	302	311	311	321
Income/(loss) from discontinued operations			30	30	(3)	(3)
Cumulative effect of accounting change					(3)	(3)
Net income available for earnings per share calculation	453	460	332	341	305	315

Denominator
Weighted-average shares	186,599,019	186,599,019	187,074,416	187,074,416	186,744,214	186,744,214
Incremental shares for assumed conversions:
– Guaranteed convertible bonds and notes		9,523,810		13,503,774		8,570,530
– Employee compensation related shares, including options		424,108		749,984		462,523
Total average equivalent shares	186,599,019	196,546,937	187,074,416	201,328,174	186,744,214	195,777,267

Per share amounts
Income from continuing operations and before cumulative effect of accounting change	2.43	2.34	1.61	1.54	1.66	1.63
Income/(loss) from discontinued operations			0.16	0.15	(0.01)	(0.01)
Cumulative effect of accounting change					(0.02)	(0.01)
Net earnings per share	2.43	2.34	1.77	1.69	1.63	1.61

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

Incremental shares relating to stock options of 9,013,344, 10,730,261, and 12,521,469 in 2005, 2004 and, 2003, respectively, were excluded from the computation of diluted net income per share as the effect would have been anti-dilutive.

Note 17 – Segment reporting

During 2005, the Company managed its operations based on three separate lines of business: the Adecco Staffing division, the Ajilon Professional division and the LHH Career Services division. From May 2002, when jobpilot was acquired, until April 2004, when jobpilot was disposed of, the Company had a fourth division, e-HR Services & Others. The operating results, assets and liabilities, and cash flows related to the sold business have been classified as discontinued operations as discussed in Note 1 and Note 3.

The Company evaluates the performance of its reportable segments based on operating income before amortisation, which is defined as the amount of income or loss from continuing operations before cumulative effect of change in accounting principle, income taxes, interest expense, other income/(expenses), net, income applicable to minority interests and amortisation of intangible assets. The reconciliation between operating income before amortisation and net income is presented below.

The Company’s three reportable segments were:

•

The Adecco Staffing division, which provided flexible temporary staffing and permanent placement services to a broad range of businesses and industries, including the banking, electronics, retail, chemical/pharmaceutical, manufacturing and telecommunications sectors;

•

The Ajilon Professional division, which offered specialised temporary staffing, permanent placement, and consulting services, with particular emphasis in the areas of information technology, finance, accounting and legal, engineering, and high-end clerical support; and

•	LHH Career Services division, which provided outplacement, restructuring, and talent solutions services.

Corporate items consist of certain assets and expenses which are separately managed at the corporate level.

Approximately 94% of the Company’s revenues in 2005, 2004, and 2003 was related to temporary staffing. The remaining portion relates to permanent placements and other services.

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

The accounting principles used for the segment reporting are those used by the Company. Intersegmental revenues are not material in any of the years presented.

In EUR	Adecco Staffing	Ajilon Professional	LHH Career Services	Corporate	Total
2003
Revenues	14,336	1,678	212		16,226
Depreciation	(90)	(14)	(3)	(29)	(136)
Operating income before amortisation	502	57	68	(112)	515
Amortisation of intangible assets				(6)	(6)
Operating income					509
Interest expense, and other income/ (expense), net				(70)	(70)
Income applicable to minority interests
Provision for income taxes				(128)	(128)
Income from continuing operations					311
Income/(loss) from discontinued operations					(3)
Cumulative effect of change in accounting principle				(3)	(3)
Net income					305
Capital expenditures[1]	(37)	(10)	(3)	(4)	(54)
Segment assets from continuing operations	4,145	807	58	1,232	6,242
Segment assets from discontinued operations					74
Long-lived assets[2]	359	35	8	64	466

In EUR	Adecco Staffing	Ajilon Professional	LHH Career Services	Corporate	Total
2004
Revenues	15,287	1,797	155		17,239
Depreciation	(79)	(12)	(3)	(25)	(119)
Operating income before amortisation	622	86	26	(203)	531
Amortisation of intangible assets				(1)	(1)
Operating income					530
Interest expense, and other income/ (expense), net				(54)	(54)
Income applicable to minority interests
Provision for income taxes				(174)	(174)
Income from continuing operations					302
Income/(loss) from discontinued operations					30
Net income					332
Capital expenditures[1]	(43)	(18)	(3)	(4)	(68)
Segment assets from continuing operations	4,352	840	47	1,202	6,441
Segment assets from discontinued operations
Long-lived assets[2]	270	39	6	31	346

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

In EUR	Adecco Staffing	Ajilon Professional	LHH Career Services	Corporate	Total
2005
Revenues	16,085	2,026	192		18,303
Depreciation	(74)	(13)	(4)	(15)	(106)
Operating income before amortisation	626	107	18	(134)	617
Amortisation of intangible assets				(3)	(3)
Operating income					614
Interest expense, and other income/ (expense), net				(9)	(9)
Income applicable to minority interests				(2)	(2)
Provision for income taxes				(150)	(150)
Income from continuing operations					453
Income/(loss) from discontinued operations
Net income					453
Capital expenditures[1]	(41)	(15)	(3)	(9)	(68)
Segment assets from continuing operations	4,897	976	189	777	6,839
Segment assets from discontinued operations
Long-lived assets[2]	259	45	12	28	344

[1]	Capital expenditures presented exclude discontinued operations, which were not significant.
[2]	Long-lived assets include fixed assets and other non-current assets. Long-lived assets from discontinued operations were EUR 10 in 2003.

Segment information by geographical areas is as follows:

In EUR	North America	[2]	Europe	[3,4]	Asia Pacific	Rest of world	Total
Revenues
2003	3,849		10,334		1,653	390	16,226
2004	3,698		11,298		1,845	398	17,239
2005	3,614		12,174		2,020	495	18,303
Long-lived assets[1]
2003	114		297		50	5	466
2004	99		192		50	5	346
2005	111		183		45	5	344

[1]	Long-lived assets include fixed assets and other non-current assets. Long-lived assets from discontinued operations were EUR 10 in 2003.
[2]	Consists primarily of operations in the U.S.
[3]	Consists primarily of operations in France, U.K., Belgium, Germany, Italy, the Netherlands, Spain, and Switzerland.
[4]	Includes France revenues of EUR 6,290, EUR 6,172 and EUR 5,771, and long-lived assets of EUR 79, EUR 90 and EUR 105 in 2005, 2004 and 2003, respectively.

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

Note 18 – Commitments and contingencies

Commitments

The Company leases facilities under operating leases, certain of which require payment of property taxes, insurance and maintenance costs. Operating leases for facilities are usually renewable at the Company’s option.

Total rent expense under operating leases amounted to EUR 169, EUR 157 and EUR 169 during 2005, 2004, and 2003, respectively.

Future minimum annual lease payments under operating leases are as follows:

In EUR	2006	2007	2008	2009	2010	Thereafter	Total
	136	107	85	65	47	56	496

The Company’s commitments to acquire equipment amount to EUR 2, commitments under various marketing sponsorship agreements amount to EUR 7 and other vendor commitments amount to EUR 5 as of December 31, 2005.

Guarantees

The Company has entered into certain guarantee contracts and standby letters of credit that total EUR 874, including those letters of credit issued under the multicurrency revolving credit facility. The guarantees primarily relate to government requirements for operating a temporary staffing business in certain countries and are generally renewed annually. Other guarantees relate to operating leases and credit lines. The standby letters of credit mainly relate to workers compensation in the U.S. If the Company is not able to obtain and maintain letters of credit and/or guarantees from third parties then the Company would be required to collateralise its obligations with cash. Due to the nature of these arrangements and historical experience, the Company does not expect to be required to collateralise its obligations with cash.

Contingencies

In the ordinary course of business, the Company is involved in various legal actions and claims, including those related to social security charges, other payroll related charges and various employment related matters. Although the outcome of the legal proceedings cannot be predicted with certainty, the Company believes it has adequately reserved for such matters.

Securities class action lawsuits

Class action lawsuits in the U.S. against Adecco S.A. and certain of its current and former directors and officers, which were commenced following the Company’s January 2004 announcement of a delay in the release of its 2003 consolidated financial statements, are pending. The lawsuits, which have been consolidated, allege violations of Sections 10(b) and 20(a) of the U.S. Securities Exchange Act of 1934 in connection with public disclosures made by the Company between March 2000 and January 2004 regarding its earnings and operating results. After the U.S. District Court for the Southern District of California dismissed the plaintiffs’ consolidated complaint without prejudice on May 16, 2005 the plaintiffs filed an amended complaint. The Defendants filed a motion to dismiss in response to the amended consolidated complaint. That motion was heard on January 30, 2006 and was taken under

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

submission by the court. The Company believes that there is no merit to the allegations and will continue to defend itself vigorously. However, there can be no assurance that the resolution of this matter will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

U.S. state unemployment tax reviews

In the U.S., the Company, like other companies, incurs costs for unemployment taxes based on taxable wages (which include the wages of its temporary staff) and tax rates notified by each state. Certain states have advised the Company that they are reviewing the unemployment tax rates applied by the Company as a result of certain past changes in structure in the U.S. As of this date, the Company has not received any assessments from these states. However, the Company anticipates that it will receive assessments from these states. It is possible that other states will initiate similar reviews. As of December 31, 2005, the Company has reserved EUR 9 for potential assessments. Liability, if any, will depend on resolution of future assessments. There can be no assurance that, when finally resolved, the total liability arising from state unemployment tax reviews will not exceed the amount of the reserve or be material to the Company’s consolidated financial position, results of operations or cash flows. The Company intends to evaluate and, as appropriate, contest any such assessment.

French antitrust investigation

In November 2004, the French competition authority (DGCCRF) commenced an investigation concerning alleged anti-competitive practices in France by Adecco Travail Temporaire SASU, a French subsidiary of the Company. At this stage, the Company is unable to predict whether the outcome of this matter will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

Note 19 – Subsequent events

On January 9, 2006, the Company announced that it had entered into an agreement to acquire approximately 29% of DIS Deutscher Industrie Service AG (“DIS”) total shares outstanding at a price per share of EUR 54.50, subject to regulatory approval. At the same time, the Company also announced its intention to launch a voluntary public tender offer for the remaining shares at the same price. The tender offer was launched on February 6, 2006. On February 13, 2006, an agreement was reached with certain shareholders to purchase an additional 38% of DIS shares (some of which were subject to regulatory approval) at a price of EUR 58.50 per share, thereby increasing the tender offer price to EUR 58.50 per share. Regulatory approval was obtained from the European Union on March 3, 2006 and on March 8, 2006 the tender offer was concluded. As a result of the various agreements, purchase of shares on the open market and the tender offer the Company’s total shareholding in DIS amounts to approximately 83% as of March 22, 2006. Total acquisition costs for the 83% shareholding are estimated to be EUR 580.

To finance the acquisition of DIS and fulfill payment of the net purchase price in connection with the voluntary public offer, the Company entered into an agreement on January 13, 2006 for EUR 695 term loan facility under which the Company is entitled to request credit lines with terms of up to 6 months within 180 days after signing of the credit agreement. Interest on the facility is charged at EURIBOR plus a margin of 0.275%. The Company has an option to extend the 180 day period by 12 months.

Adecco Group – Notes to consolidated financial statements—(Continued)

In millions, except share and per share amounts

Note 20 – Events (unaudited) subsequent to the date of the independent auditor’s report

Securities class action lawsuits

As disclosed in Note 18 “Commitments and contingencies”, the defendants filed a motion to dismiss the amended consolidated complaint in the securities class action lawsuit against Adecco S.A. and certain of its current and former directors and officers. On March 29, 2006, the U.S. District Court for the Southern District of California granted the defendants’ motion to dismiss and dismissed the plaintiff’s amended consolidated complaint with prejudice. Unless the plaintiffs file an appeal within 30 days of the entry of the judgment, the judgment will become final.

Report of the group auditors to the General Meeting of Adecco S.A., Chéserex

As auditors of the group, we have audited the consolidated financial statements (balance sheet, statement of operations, statement of cash flows, statement of changes in shareholders’ equity and notes, pages 79 to 118) of Adecco S.A. (“the Company”) for the year ended December 31, 2005.

These consolidated financial statements are the responsibility of the Board of Directors. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We confirm that we meet the legal requirements concerning professional qualification and independence.

Our audit was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and Swiss auditing standards, which require that an audit be planned and performed to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. We have examined on a test basis evidence supporting the amounts and disclosures in the consolidated financial statements. We have also assessed the accounting principles used, significant estimates made and the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects the financial position, the results of operations and the cash flows in accordance with U.S. generally accepted accounting principles and comply with Swiss law.

We recommend that the consolidated financial statements submitted to you be approved.

ERNST & YOUNG AG

Jan Birgerson Authorised Public Accountant (in charge of the audit)	Ancillo Canepa Swiss Certified Accountant

Zurich, March 22, 2006

DESCRIPTION OF DIFFERENCES BETWEEN IFRS AND US GAAP

The following description of differences between IFRS and US GAAP does not form part of the audited financial statements.

The Guarantor’s consolidated financial statements have been prepared and presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP), which differ in certain significant respects from the accounting principles within the International Financial Reporting Standards (IFRS). Certain significant differences between U.S. GAAP and IFRS are summarised below. This summary should not be construed as being exhaustive. Investors must rely on their own examination of the Guarantor and its financial information. Investors should consult their own professional advisors for an understanding of the differences between U.S. GAAP and IFRS and how these differences might affect the financial information included or incorporated by reference herein. In addition, no attempt has been made to identify all classification, disclosure and presentation differences between U.S. GAAP and IFRS that would affect the manner in which transactions and events are presented in the financial statements or notes thereto. No attempt has been made to identify future differences between U.S. GAAP and IFRS as the result of prescribed changes in standards and regulations. In addition, regulatory bodies that promulgate U.S. GAAP and IFRS have significant ongoing projects that could affect future comparisons between U.S. GAAP and IFRS. Finally, no attempt has been made to identify all differences between U.S. GAAP and IFRS that may affect the Guarantor’s financial statements as a result of transactions or events that may occur in the future.

Components of Financial Statements

IFRS requires two years of balance sheets, income statements, cash flow statements, changes in equity and accounting policy and notes to be included in the financial statements, whereas U.S. GAAP requires three years for all public companies for all statements except the balance sheet.

Principles of Consolidation

Under IFRS, the scope of consolidation is determined by reference to the principle of control defined in general terms as the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. U.S. GAAP requires that consideration first be given to whether or not control is the appropriate measure for consolidation by assessing whether the entity in question (or a portion thereof) is a so-called variable interest entity (VIE). A VIE may only be consolidated by an enterprise if the enterprise absorbs a majority of the VIE’s expected losses, receives a majority of the VIE’s expected residual returns or both as a result of ownership, contractual or other financial interest in the VIE. If an entity is not considered a VIE, consolidation under U.S. GAAP is determined by reference to the principle of control, typically determined by voting rights.

Long-lived assets

Under IFRS, the use of historical cost or revalued amounts is permitted. Frequent valuations of entire classes of assets are required when the revaluation option is chosen. Revaluation of long–lived assets is not permitted under U.S. GAAP. Additionally, IFRS would require the separate identification and depreciation of fixed asset components which is not required under U.S. GAAP.

Intangible assets

IFRS permits a subsequent revaluation of intangible assets, except goodwill to their fair value. Such revaluation must be based on prices in an active market. Where a company adopts this treatment, the revaluations must be performed regularly for the entire class of intangible assets at the same time. Revaluation is not permitted under U.S. GAAP.

Impairment of assets

Under IFRS, long-lived assets are considered impaired when their book value exceeds the greater of their value in use and of fair value less costs to sell. Under U.S. GAAP, long-lived assets are tested for

F-A

impairment using a two-step approach. If the sum of the undiscounted expected future cash flows is less than the asset’s carrying value (step one), then the impairment loss must be computed and recognised as determined by the difference between the carrying value and the fair value, typically computed as the discounted expected future cash flows (step two).

Under IFRS, measurement of goodwill impairment is similar to the method used for long-lived assets. For the purpose of goodwill impairment testing, goodwill is allocated to cash generating units (CGU). The CGU should represent the lowest level at which management monitors the return on investment in assets that include goodwill for internal purposes and must not be larger than a segment identified for the purpose of segmental reporting.

Under U.S. GAAP, goodwill must be tested for impairment, at least on an annual basis at a reporting unit level. A reporting unit can be an operating segment or one level below an operating segment. A two-step impairment test is required. Step one requires comparison of the fair value of the reporting unit to its book value including goodwill. If the fair value exceeds the book value, then step two is not required. In step two, the goodwill impairment is measured as the excess of the carrying value over goodwill’s implied fair value. The implied value of goodwill is determined by allocating fair value to the various assets and liabilities included in the reporting unit in the same manner as goodwill in a business combination.

Financial instruments

Hedge accounting rules are similar under both frameworks. However with respect to cash flow hedges, IFRS permits gains or losses on financial instruments used to hedge forecasted asset and liability acquisitions, to be included in the cost of the non-financial asset or liability. Such a basis adjustment is not permitted under U.S. GAAP.

Pensions

Under IFRS, prior service cost related to retirees and active vested employees are expensed immediately, whereas under U.S. GAAP, prior service cost are amortised over the expected service life of existing employees.

U.S. GAAP requires the recognition of a liability on the balance sheet at least equal to the unfunded accumulated pension benefit obligation. IFRS has no such requirement.

Deferred income taxes

Both U.S. GAAP and IFRS take a similar, balance-sheet approach which distinguishes current taxes from the deferred taxes that arise from temporary differences in carrying value. U.S. GAAP and IFRS differ over specific exceptions to the application of those similar principles, as well as narrow differences in recognition, measurement and disclosure criteria. Both boards are revising standards to address exception differences.

Some that remain include:

(a)

Foreign subsidiaries’ undistributed earnings: U.S. GAAP provides an exclusion for foreign subsidiaries’ undistributed earnings, if such undistributed earnings meet permanent investment criteria, while the IFRS exception relates to all subsidiaries, foreign and domestic.

(b)

Intra-period tax allocation (“backward tracing”): U.S. GAAP requires changes in tax laws and rates, and tax status to be recorded in continuing operations in the period of the changes regardless of whether the item was originally booked through other sources, including equity. IFRS requires that current year deferred taxes, related to items credited or charged to equity in prior years, remain in equity.

F-B

(c)

Intercompany transfers: U.S. GAAP prohibits recognition of deferred tax assets or liabilities created by intercompany transfers of non-monetary assets between tax jurisdictions (SFAS 109, paragraph 9 (e)).

(d)

Foreign currency translation: U.S. GAAP prohibits recognition of deferred tax assets or liabilities arising from foreign currency translation using historical rates (such as inventory, plant, intangibles) and resulting from changes in tax rates or tax indexing.

IFRS recognition criteria for deferred tax assets include an “affirmative judgement” that sufficient taxable profit will be available against which the temporary difference can be utilised. Under U.S. GAAP, deferred tax assets are recognised in full but are then reduced by a valuation allowance if it is “more likely than not” that some portion or all of the deferred tax asset will not be realised.

IFRS requires recording the effect of a tax rate change in the period in which it is “substantively enacted”. U.S. GAAP requires that the effect of a tax law change or rate change be recorded in the period that includes the enactment date.

Stock-based compensation

Under IFRS (IFRS 2) and U.S. GAAP (SFAS 123(R)), compensation expense for equity settled stock-based compensation (e.g., stock options) is measured based on the fair value of the equity instruments granted to employees. At the beginning of 2003 the Company adopted SFAS 123 for U.S. GAAP reporting using the prospective method which required fair market value accounting for all options granted after the first day of 2003. The Company adopted SFAS 123(R) on the first day of 2006 using the modified prospective method. Accordingly, fair value accounting will be applied to all awards granted to employees prior to 1 January 2006 which remain unvested.

IFRS 2 is effective for annual periods beginning on or after 1 January 2005. IFRS 2 requires fair value accounting for all options granted after 7 November 2002 that are not yet vested at the effective date of IFRS 2.

Segment reporting

Under IFRS, segments are identified based on the profile of risks and returns and the internal reporting structure. Segments are reported based on a business and geographical format and analysed between primary and secondary reporting segments. Accounting policies used for segment reporting are the same as those used for the consolidated financial statements.

Under U.S. GAAP, segment reporting is based on the way the chief operating decision-maker evaluates financial information for the purposes of internal reporting, allocating resources and assessing performance.

Business combinations

Under IFRS, acquisitions are accounted for on the date on which the acquirer obtains control over the acquired entity or business. Under U.S. GAAP, acquisitions are generally accounted for on the date the transaction closes (purchase price is paid).

Under IFRS shares issued as consideration are measured at their fair value on the date of the exchange transactions. Deferred tax assets recognised as a result of the business combination will result in an adjustment to goodwill. Under U.S. GAAP, shares issued as consideration are measured at their market price over a reasonable period of time (a few days) before and after the parties reach an agreement on the purchase price and the transactions are announced.

F-C

THE ISSUER

Adecco International Financial Services B.V.

3542 AW Utrecht

Savannahweg 71

The Netherlands

THE GUARANTOR

Adecco S.A.

CH-1275 Chéserex

Switzerland

TRUSTEE

J.P. Morgan Corporate Trustee Services Limited

Trinity Tower

9 Thomas More Street

London E1W 1YT

FISCAL AND PRINCIPAL PAYING AGENT

JPMorgan Chase Bank, N.A.

Trinity Tower

9 Thomas More Street

London E1W 1YT

PAYING AGENT

J.P. Morgan Bank Luxembourg S.A.

6 route de Trèves

L-2633 Senningerberg

Luxembourg

LEGAL ADVISERS

To the Issuer and Guarantor as to English law and Dutch law

Linklaters	Linklaters
One Silk Street	World Trade Centre Amsterdam
London EC2Y 8HQ	Zuidplein 180
United Kingdom	Amsterdam 1077 XV
The Netherlands

To the Managers and the Trustee as to English law	To the Managers and the Trustee as to Swiss law

Allen & Overy LLP	Niederer Kraft & Frey
One New Change	Rechtsanwälte
London EC4M 9QQ	Bahnhofstrasse 13
CH-8001 Zürich
Switzerland
AUDITORS
To the Guarantor	To the Issuer

Ernst & Young AG	Ernst & Young Netherlands
Bleicherweg 21	Prof. Dr. Dorgelolaan 12
8022 Zurich	P.O. Box 455
Switzerland	5600 AL Eindhoven
The Netherlands